Filed Pursuant to Rule 424(b)(3)

File Numbers:

333-106195

333-106239

We will amend and complete the information in this preliminary prospectus supplement. This preliminary prospectus supplement and the accompanying prospectuses are part of effective registration statements filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectuses are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated March 9, 2005

PROSPECTUS SUPPLEMENT

(To Prospectuses dated June 25, 2003 and August 1, 2003)

3,350,000 Common Units

Representing Limited Partner Interests

We are offering to sell 2,511,842 common units representing limited partner interests with this prospectus supplement and the accompanying prospectus dated June 25, 2003. In addition, Peabody Natural Resources Company, an affiliate of Peabody Energy Corporation, is offering to sell 838,158 common units with this prospectus supplement and the accompanying prospectus dated August 1, 2003.

Our common units are listed on the New York Stock Exchange under the symbol “PVR.” On March 7, 2005, the last reported sales price of our common units on the New York Stock Exchange was $56.40 per common unit.

Investing in the common units involves risk. See “ Risk Factors” beginning on page S-12 of this prospectus supplement and on page 2 of each accompanying prospectus.

	Per Common Unit	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$
Proceeds to the selling unitholder	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 502,500 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 3,350,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common units on or about March     , 2005.

Joint Book-Running Managers

LEHMAN BROTHERS	RBC CAPITAL MARKETS

UBS INVESTMENT BANK

A.G. EDWARDS

FRIEDMAN BILLINGS RAMSEY

SANDERS MORRIS HARRIS

March     , 2005

PVR Midstream LLC – Operating Area

COLORADO
KANSAS
MISSOURI
NEW MEXICO
OKLAHOMA
ARKANSAS
LOUISIANA
TEXAS
Beaver/Perryton System
• Gathering pipelines - 1,160 miles
• Processing plant - 100 MMcfd capacity
Crescent System
Gathering pipelines - 1,670 miles
Processing plant - 40 MMcfd capacity
Arkoma System
Gathering pipelines – 78 miles
Hamlin System
• Gathering pipelines - 515 miles
• Processing plant – 20 MMcfd capacity
Penn Virginia
Resource
Partners

This document is in three parts. The first part is the prospectus supplement, which describes the terms of this common unit offering. The second and third parts are the accompanying prospectuses, which give more general information, some of which may not apply to this common unit offering. The prospectus dated June 25, 2003 relates to common units offered by us and the prospectus dated August 1, 2003 relates to common units to be offered by the selling unitholder. If the information about the offering varies between this prospectus supplement and the accompanying prospectuses, you should rely on the information in this prospectus supplement. The sections captioned “Where You Can Find More Information” and “Forward-Looking Statements and Associated Risks” in the accompanying prospectuses are superseded in their entirety by the similarly titled sections included in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectuses. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the selling unitholder are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectuses is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

Prospectus Supplement

i

Prospectus Dated June 25, 2003

About this Prospectus	1
About Penn Virginia Resource Partners and Penn Virginia Operating Co.	1
The Subsidiary Guarantors	1
Risk Factors	2
Where You Can Find More Information	15
Forward-Looking Statements and Associated Risks	16
Use of Proceeds	17
Ratios of Earnings to Fixed Charges	17
Description of Debt Securities	18
Description of the Common Units	27
Description of Class B Common Units	31
Cash Distributions	33
Material Tax Consequences	41
Investment in us by Employee Benefit Plans	57
Plan of Distribution	58
Legal Matters	59
Notice Regarding Arthur Andersen LLP	59
Experts	59

Prospectus Dated August 1, 2003

ii

WHERE YOU CAN FIND MORE INFORMATION

Penn Virginia Resource Partners files annual, quarterly and other reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Penn Virginia Resource Partners to incorporate by reference the information it has filed with the SEC. This means that Penn Virginia Resource Partners can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information that Penn Virginia Resource Partners files later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC.

The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) are incorporated by reference. They contain important information about us, our financial condition and results of operations.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on March 1, 2005 (File No. 001-16735);

•	Current Report on Form 8-K dated November 22, 2004 filed on November 29, 2004 (File No. 001-16735);

•	Current Report on Form 8-K dated February 4, 2005 as amended by Current Report on Form 8-K/A filed on February 15, 2005 (File No. 001-16735);

•	Current Report on Form 8-K dated March 3, 2005 filed on March 8, 2005 (File No. 001-16735);

•	Current Report on Form 8-K dated March 3, 2005 filed on March 9, 2005 (File No. 001-16735); and

•	The description of the limited partnership units contained in the Registration Statement on Form 8-A, initially filed October 16, 2001, and any subsequent amendment thereto filed for the purpose of updating such description (File No. 333-74212).

We make available free of charge on or through our Internet website, www.pvresource.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website and not specifically incorporated by reference into this prospectus supplement is not a part of this prospectus supplement.

You may request a copy of any document incorporated by reference in this prospectus supplement, at no cost, by writing or calling us at the following address:

Investor Relations Department

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center

100 Matsonford Road

Suite 230

Radnor, Pennsylvania 19087

(610) 687-8900

SUMMARY

The summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectuses. It does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus supplement and each accompanying prospectus carefully, including the historical and pro forma financial statements and notes to those financial statements included or incorporated by reference in this prospectus supplement. Please read “Risk Factors” beginning on page S-12 of this prospectus supplement and beginning on page 2 of each accompanying prospectus for more information about important risks that you should consider before buying our common units. Unless the context otherwise indicates, the information presented in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common units.

In this prospectus supplement, unless the context otherwise indicates, the terms “Penn Virginia Resource Partners” and “we,” “us,” “our” and similar terms mean Penn Virginia Resource Partners, together with Penn Virginia Operating Co. LLC and our other consolidated subsidiaries, and give effect to the Cantera acquisition. The term “Penn Virginia” means, depending on the context, Penn Virginia Corporation, one or more of its consolidated subsidiaries, or all of them taken as a whole, but excluding Penn Virginia Resource Partners and its operating subsidiaries. The term “Cantera” means the mid-continent division of Cantera Natural Gas, LLC. In connection with the Cantera acquisition, the assets of the mid-continent division of Cantera Natural Gas, LLC were contributed to Cantera Gas Resources, LLC, which is now owned and operated by our subsidiary, PVR Midstream LLC.

Unless otherwise indicated, pro forma financial results presented in this prospectus supplement give effect to the Cantera acquisition, the offering of common units by us and the use of proceeds therefrom. For a complete description of the adjustments we have made to arrive at the pro forma financial results we present in this prospectus supplement, please read the unaudited pro forma condensed combined financial statements included in this prospectus supplement.

Penn Virginia Resource Partners, L.P.

We are a Delaware limited partnership formed by Penn Virginia Corporation in 2001 primarily to engage in the business of managing coal properties in the United States. We conduct operations in two business segments: coal royalty, land leasing and coal services (for our lessees and other third party end-users) and natural gas midstream. In 2004, approximately 95% of our revenues were attributable to our coal royalty and land leasing operations and approximately 5% of our revenues were attributable to our coal services operations. We purchased our midstream segment on March 3, 2005 through the acquisition of Cantera Gas Resources, LLC. See “Recent Developments.”

In our coal royalty and land leasing operations, we enter into long-term leases with experienced, third-party mine operators providing them the right to mine our coal reserves in exchange for royalty payments. We do not operate any mines. As of December 31, 2004, our properties contained approximately 558 million tons of proven and probable coal reserves located on 241,000 acres in Virginia, West Virginia, New Mexico and eastern Kentucky. In 2004, our lessees produced 31.2 million tons of coal from our properties and paid us coal royalty revenues of $69.6 million, for an average gross coal royalty per ton of $2.23. As of December 31, 2004, we had leased an aggregate of approximately 89% of our reserves under 55 leases to 29 different operators who mine coal at 65 mines. Approximately 79% of our 2004 coal royalty revenues and 72% of our 2003 coal royalty revenues were derived from coal mined on our properties and sold by our lessees multiplied by a royalty rate per ton resulting from the higher of a percentage of the gross sales price or a fixed price per ton of coal, with pre-established minimum monthly or annual rental payments. The balance of our 2004 and 2003 coal royalty revenues was derived from coal mined on two of our properties under leases containing fixed royalty rates per ton of coal mined and sold. The royalty rates under those leases escalate annually, with pre-established minimum monthly payments. Included in our coal royalty and land leasing operations are revenues earned from the sale of standing timber on our properties. In our coal services operations, we generate revenues from providing fee-based coal preparation and transportation services to our lessees, which enhance their production levels and generate additional coal royalty revenues. We also earn revenues from third party end-users by owning and operating coal handling facilities through our joint venture with Massey Energy Company.

Recent Developments

Acquisition of Natural Gas Midstream Business

On March 3, 2005, we completed our acquisition of Cantera Gas Resources, LLC, a midstream gas gathering and processing company with primary locations in the mid-continent area of Oklahoma and the panhandle of Texas. With the closing of the acquisition, we own and operate a significant set of midstream assets that include approximately 3,400 miles of gas gathering pipelines and three natural gas processing facilities, which have 160 million cubic feet per day (MMcfd) of total capacity. Our midstream business derives revenues primarily from gas processing and gas purchase contracts with natural gas producers and from fees charged for gathering natural gas volumes and providing other related services. We believe the acquisition will establish a platform for future growth in the natural gas midstream sector and will diversify our cash flows into another long-lived asset base. In addition, we expect the acquisition to be accretive to distributable cash flow on a per unit basis.

The total purchase price for the acquisition was approximately $191 million, which we funded with a $110 million term loan and with borrowings under our revolving credit facility. We intend to use the proceeds from our sale of common units in this offering to repay in full our term loan and to reduce outstanding indebtedness under our revolving credit facility.

After giving effect to our acquisition of Cantera, our pro forma earnings before interest, taxes, depreciation, depletion and amortization, or EBITDA, for 2004 would have been $88.9 million, compared to our historical EBITDA for 2004 of $59.2 million. For a discussion of EBITDA and a reconciliation of EBITDA to net income and cash flows from operating activities, please read “Non-GAAP Financial Measure” on page S-11 of this prospectus supplement.

The midstream operations currently include three gas gathering and processing systems and one stand-alone gas gathering system. The systems in total are currently gathering volumes in excess of 135 MMcfd, and the gas plants are processing an estimated 113 MMcfd and producing approximately 9,200 barrels per day of natural gas liquids (NGLs).

•	Beaver/Perryton System. The Beaver/Perryton System is composed of gathering and processing assets in the panhandle regions of Oklahoma and Texas and includes 1,160 miles of two to 16-inch gas gathering pipe. The Beaver natural gas processing facility has processing capacity of 100 MMcfd and currently is processing a volume of approximately 87 MMcfd.

•	Crescent System. The Crescent System is composed of gathering and processing assets in Central Oklahoma and includes 1,670 miles of two to 10-inch gas gathering pipe. The Crescent natural gas processing facility has processing capacity of 40 MMcfd and currently is processing a volume of approximately 19 MMcfd.

•	Hamlin System. The Hamlin System is composed of gathering and processing assets in Central Texas and includes 515 miles of two to 12-inch gas gathering pipe. The Hamlin natural gas processing facility has processing capacity of 20 MMcfd and currently is processing a volume of approximately 7 MMcfd.

•	Arkoma System. The Arkoma System is composed of three gathering systems in Eastern Oklahoma and consists of 78 miles of three to 12-inch gas gathering pipe. The gas gathered in the Arkoma System does not require any processing. Currently, the Arkoma System is gathering a volume of approximately 16 MMcfd.

These midstream operations generate revenues from a variety of gas contracts. In 2004, approximately 52% of the volumes were processed under gas purchase / keep-whole contracts, 34% were processed under percentage of proceeds contracts, and 14% were processed under fee-based gathering contracts. A majority of the gas purchase / keep-whole and percentage of proceeds contracts include fee-based components such as gathering and compression charges. There is also a processing fee floor included in many of the gas purchase / keep-whole contracts that ensures a minimum processing margin should the actual margins fall below the floor.

In addition to the four midstream systems, we also acquired Cantera’s natural gas marketing business, which aggregates third-party volumes and sells them into intrastate pipelines and at market hubs accessed by various interstate pipelines. For the year ended December 31, 2004, this business generated approximately $2.1 million in net revenue.

Increase in Quarterly Distribution to Unitholders

On March 3, 2005, the board of directors of our general partner announced the declaration of a regular quarterly cash distribution of $0.62 per unit payable May 13, 2005, to unitholders of record on May 3, 2005. This cash distribution represents an increase in our quarterly cash distribution of $0.0575 per unit, or 10.2%, to an indicated annual cash distribution level of $2.48 per unit.

Business Strategies

With our acquisition of Cantera, we will continue to operate as a diversified, growth-oriented master limited partnership with a focus on increasing the amount of cash available for distribution per common unit. We believe that by pursuing independent operating and growth strategies for our coal and midstream businesses, we will be well-positioned to achieve our objectives. In addition, the Cantera acquisition provides us with profitable assets associated with long-lived reserves, and establishes a solid platform for growth in the midstream business.

Coal Business Strategies

The principal strategies for our coal business are:

Pursue coal reserve acquisition opportunities.    We have been engaged in the coal land management business in Appalachia since 1882. We intend to continue to actively pursue opportunities to expand our eastern reserves through acquisition of additional coal reserves and development of our existing properties. We are also considering ways to continue to expand geographically by evaluating acquisition opportunities in several coal basins, including the Illinois basin.

Expand our coal services operations.    Coal infrastructure projects are typically long-lived, fee-based assets that generally produce steady and predictable cash flows, and, therefore, are attractive to master limited partnerships. In 2004, we put the Bull Creek loadout facility into service and entered into a coal handling joint venture with Massey Energy, which has allowed us to invest in fee-based, coal-related infrastructure projects involving end users of coal in the chemical, paper and lime production industries in Tennessee, Virginia and Kentucky. We intend to continue to look for growth opportunities in our coal services operations.

Midstream Business Strategies

The principal strategies for our midstream business are:

Grow through acquisitions.    We intend to pursue strategic acquisitions of midstream assets in our current areas of operation, which may provide us opportunities for operational efficiencies and the potential for increased utilization and expansion of our existing and acquired assets. We will also pursue midstream asset acquisition opportunities in other regions of the United States with significant natural gas reserves and high levels of drilling activity or with growing demand for natural gas. We believe our affiliation with Penn Virginia Corporation, an energy company engaged in the exploration, development and production of oil and natural gas in Appalachia and the Gulf Coast, will provide us with opportunities to purchase other midstream assets.

Enhance cash flows from existing assets.    Our systems have excess capacity which provides us with opportunities to increase our gathering and processing volumes with minimal incremental cost. We intend to increase the cash flows from our existing asset base by adding new volumes of natural gas and undertaking additional initiatives to enhance utilization. We also intend to leverage our existing infrastructure and existing customer relationships by constructing and expanding systems to meet new or increased demand for midstream services.

Reduce commodity price risk.    We intend to increase the percentage of our midstream business conducted with third parties under arrangements which cap the risk of exposure to changes in the prices of natural gas and NGLs. For example, we intend that our future gas purchase/keep-whole arrangements will provide a floor mechanism that will allow us to recover a fee from a customer at any time the fractional value of processing that customer’s gas falls below a certain level. This mechanism eliminates keep-whole risk and provides a revenue floor. We also intend to use commodity price risk management tools available in the financial markets to mitigate commodity price risk. For example, we entered into notional derivative contracts for 75% of the net volume of NGLs we expect to sell from April 2005 through December 2006.

Partnership Structure

Our operations are conducted through, and our operating assets are owned by, our operating subsidiaries. We own our operating subsidiaries through our operating company, Penn Virginia Operating Co., LLC. Upon consummation of this offering of common units (including the offering by the selling unitholder) and the Cantera acquisition:

•	Penn Virginia Resource GP, LLC, our general partner, will continue to own the 2% general partner interest in us as well as 2,000 common units;

•	Penn Virginia Resource LP Corp. and Kanawha Rail Corp., indirect wholly owned subsidiaries of Penn Virginia Corporation, will own an aggregate of 2,046,426 common units and 5,737,410 subordinated units;

•	Peabody Natural Resources Company will no longer own any common units;

•	we will continue to own 100% of the member interests in our operating company; and

•	PVR Midstream LLC (formerly Cantera Gas Resources, LLC) became a wholly-owned subsidiary of our operating company.

Our general partner and its affiliates are entitled to distributions on the general partner interest and on any common units or subordinated units they hold. Additionally, our general partner is entitled to distributions, if any, on its incentive distribution rights. Our general partner has sole responsibility for conducting our business and for managing our operations. Our general partner does not receive any management fee or other compensation in connection with its management of our business but is entitled to be reimbursed for all direct and indirect expenses incurred on our behalf.

The chart on the following page depicts the organization and ownership of Penn Virginia Resource Partners after giving effect to the offering of the common units (including the offering by the selling unitholder) and the Cantera acquisition.

The Offering

Common units we are offering	2,511,842 common units (3,014,342 common units if the underwriters exercise their option to purchase additional common units).

Common units offered by the selling unitholder	838,158 common units.

Units to be outstanding after this offering	14,850,300 common units (15,352,800 common units if the underwriters exercise their option to purchase additional common units) and 5,737,410 subordinated units.

New York Stock Exchange symbol	PVR

Use of proceeds

We expect to receive net proceeds from the sale of 2,511,842 common units we are offering in this offering of approximately $134.1 million (after deducting underwriting discounts and commissions and estimated offering expenses), or approximately $161.2 million if the underwriters exercise their option to purchase 502,500 additional common units. We plan to use the net proceeds we receive from this offering and the related capital contribution to us by our general partner to repay in full our $110 million term loan and reduce outstanding indebtedness under our revolving credit facility. One of the lenders being repaid with the proceeds of this offering is an affiliate of RBC Capital Markets, an underwriter in this offering. Please read “Underwriting” in this prospectus supplement. We will not receive any of the net proceeds from the offering of the 838,158 common units by the selling unitholder. Please read “Use of Proceeds” in this prospectus supplement.

Distribution policy

Under our partnership agreement, we must distribute all of our cash on hand as of the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement.

On February 14, 2005, we paid a quarterly cash distribution for the fourth quarter of 2004 of $0.5625 per unit. On March 3, 2005, we declared a quarterly cash distribution of $0.62 per unit payable May 13, 2005 to unitholders of record on May 3, 2005.

When quarterly cash distributions exceed $0.55 per unit in any quarter, our general partner receives a higher percentage of the cash distributed in excess of that amount, in increasing percentages up to 50% if the quarterly cash distribution exceed $0.75 per unit. For a description of our cash distribution policy, please read “Cash Distributions” in the accompanying prospectuses.

Subordination period

During the subordination period, the common units will have the right to receive the minimum quarterly distribution, plus arrearages, before we make distributions on the subordinated units. The subordination period will end once we meet the financial tests in the partnership agreement. On November 12, 2004, 25% of our subordinated units converted into common units. If we meet the financial tests for any quarter ending on or after September 30, 2005, an additional 25% of our subordinated units will convert into common units. If we meet the financial tests for any quarter ending on or after September 30, 2006, all of our remaining subordinated units will convert into common units.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. For a description of our cash distribution policy during the subordination period, please read “Cash Distributions” in the accompanying base prospectuses.

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this common unit offering through the record date for the distribution with respect to the fourth calendar quarter of 2007, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the cash distributed to you with respect to that period. Please read “Tax Considerations” beginning on page S-38 of this prospectus supplement for the basis of this estimate.

Risk factors	An investment in our common units involves risks. Please read “Risk Factors” beginning on page S-12 of this prospectus supplement and page 2 of each accompanying prospectus.

Summary Historical and Pro Forma Financial Data

The following table shows summary historical financial data for Penn Virginia Resource Partners. The following table also sets forth pro forma financial data and reflects our historical results as adjusted on a pro forma basis to give effect to the consummation of the Cantera acquisition, our sale of 2,511,842 common units in this offering and the use of proceeds from this offering as if these transactions had occurred as of January 1, 2004 for income statement purposes and December 31, 2004 for balance sheet purposes. The summary unaudited pro forma financial data do not purport to be indicative of the results of operations or the financial position that would have occurred had the Cantera acquisition and the offering occurred on the dates indicated, nor do they purport to be indicative of future results of operations or financial position.

The summary historical financial information for Penn Virginia Resource Partners as of and for the years ended December 31, 2002, 2003 and 2004 was derived from our audited financial statements. The summary pro forma financial information for the year ended December 31, 2004 was derived from the unaudited pro forma financial statements included elsewhere in this prospectus supplement. For a discussion of the assumptions and specific adjustments used in preparing the summary pro forma financial data, please read the pro forma financial statements included elsewhere in this prospectus supplement. The summary historical and pro forma financial and operating data should be read in conjunction with (1) the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this prospectus supplement, (2) the historical financial statements and related notes for Cantera Natural Gas, LLC—Mid Continent Division and “Results of Operations of Cantera Natural Gas, LLC—Mid Continent Division” contained in this prospectus supplement and (3) our pro forma financial statements and related notes contained in this prospectus supplement, as well as the other financial and operating data included or incorporated by reference in this prospectus supplement.

	Historical Year Ended December 31,			Pro Forma Year Ended December 31, 2004
	2002	2003	2004
	(unaudited)
	(dollars in thousands except per unit amounts)
Income Statement Data:
Revenues:
Natural gas midstream	$—	$—	$—	$285,532
Coal royalties	31,358	50,312	69,643	69,643
Other	7,250	5,330	5,987	5,987

Total revenues	$38,608	$55,642	$75,630	$361,162
Expenses:
Cost of gas purchased	$—	$—	$—	$240,189
Operating	3,807	5,491	8,172	19,974
General and administrative	6,419	7,013	8,307	12,205
Depreciation, depletion and amortization	3,955	16,578	18,632	33,362

Total expenses	$14,181	$29,082	$35,111	$305,730

Income from operations	$24,427	$26,560	$40,519	$55,432
Other income (expense)
Interest expense	$(1,758)	$(4,986)	$(7,267)	$(10,660)
Interest income and other	2,017	1,223	1,063	1,139

Income before taxes and cumulative effect of change in accounting principle	$24,686	$22,797	$34,315	$45,911
Cumulative effect of change in accounting principle	—	(107)	—	—

Net income	$24,686	$22,690	$34,315	$45,911

Net income per unit, basic and diluted	$1.57	$1.24	$1.86	$2.19

	Historical Year Ended December 31,			Pro Forma Year Ended December 31, 2004
	2002	2003	2004
				(unaudited)
	(dollars in thousands except per unit amounts)
Balance Sheet (at year-end):
Property and equipment, net	$248,068	$233,277	$221,615	$367,063
Total assets	266,575	259,852	284,435	527,855
Long-term debt	90,877	90,286	112,926	181,883
Total liabilities	104,043	106,092	134,451	240,994
Partners’ capital	162,532	153,800	149,984	286,861

Other Financial Data:
EBITDA	$28,382	$43,031	$59,151	$88,870

Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$30,342	$41,077	$54,782
Investing activities	(48,976)	(4,711)	(28,426)
Financing activities	19,919	(36,920)	(14,425)
Distributions paid	(28,723)	(36,708)	(39,191)
Distributions paid per unit	$1.84	$2.06	$2.12

Non-GAAP Financial Measure

We include in this prospectus the non-GAAP financial measure EBITDA and provide reconciliations of this non-GAAP financial measure to its most directly comparable financial measures calculated and presented in accordance with GAAP.

We define EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation, depletion and amortization expense.

EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used to compute our financial covenants under our credit facilities. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as we do. We have reconciled EBITDA to net income and cash flows from operating activities.

The following table presents a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measures of net income and cash flows from operating activities, in each case, on a historical basis and pro forma as adjusted for this offering and the application of the net proceeds, as applicable, for each of the periods indicated.

	Historical Year Ended December 31,			Pro Forma Year Ended December 31, 2004
	2002	2003	2004
		(in thousands)		(unaudited)
Reconciliation of net income to EBITDA:
Net income	$24,686	$22,690	$34,315	$45,911
Depreciation, depletion and amortization	3,955	16,578	18,632	33,362
Interest (income) expense, net	(259)	3,763	6,204	9,597

EBITDA	$28,382	$43,031	$59,151	$88,870

Reconciliation of cash flows from operating activities to EBITDA:
Cash flows from operating activities	$30,342	$41,077	$54,782
Changes in operating assets and liabilities	(1,391)	(1,187)	171
Non-cash interest expense	(319)	(520)	(1,678)
Interest (income) expense, net	(259)	3,763	6,204
Equity earnings of unconsolidated subsidiary	—	—	(561)
Gain on sale of property and equipment	9	5	233
Cumulative effect of change in accounting principle	—	(107)	—

EBITDA	$28,382	$43,031	$59,151

RISK FACTORS

An investment in our common units involves a high degree of risk. You should carefully consider the following risk factors together with all of the other information included in, or incorporated by reference into, this prospectus supplement when evaluating an investment in our common units. If any of the following risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment.

These risks relate principally to the Cantera transaction and the operations of our midstream business. For information concerning the risks related to our coal business and other risks, please read the risk factors included under the caption “Risk Factors” beginning on page 2 of each accompanying prospectus and in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2004 incorporated by reference herein.

The amount of cash we will be able to distribute on our common units principally will depend upon the amount of cash we generate from our midstream operations and our existing coal business.

Under the terms of our partnership agreement, we must pay our general partner’s expenses and set aside any cash reserve amounts before making a distribution to our unitholders. Following the acquisition of Cantera, the amount of cash we will be able to distribute on our common units principally will depend upon the amount of cash we generate from our midstream operations and our existing coal business. The amount of cash we will generate will fluctuate from quarter to quarter based on, among other things:

•	the amount of natural gas transported in our gathering systems;

•	the amount of throughput in our processing plants;

•	the price of natural gas;

•	the price of NGLs;

•	the relationship between natural gas and NGL prices;

•	the fees we charge and the margins we realize for our midstream services;

•	our hedging activities;

•	the amount of coal our lessees are able to produce;

•	the price at which our lessees are able to sell the coal; and

•	the lessees’ timely receipt of payment from their customers.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

•	the level of capital expenditures we make;

•	the cost of acquisitions, if any;

•	our debt service requirements;

•	fluctuations in our working capital needs;

•	restrictions on distributions contained in our debt agreements;

•	our ability to make working capital borrowings under our credit facilities to pay distributions;

•	prevailing economic conditions; and

•	the amount of cash reserves established by our general partner in its sole discretion for the proper conduct of our business.

You should also be aware that the amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record profits.

We may be unable to successfully integrate the operations of our midstream business with our operations and to realize all of the anticipated benefits of the acquisition of Cantera.

Prior to the Cantera acquisition, we had not been engaged in the midstream business. The acquisition involves the integration of two companies in separate lines of business that previously have operated independently, which is a complex, costly and time-consuming process. Failure to timely and successfully integrate our midstream business may have a material adverse effect on our business, financial condition or results of operations. The difficulties of integrating our midstream business include, among other things:

•	operating a significantly larger combined company and adding a new business segment, midstream operations, to our existing coal business;

•	the necessity of coordinating organizations, systems and facilities in different locations;

•	integrating personnel with diverse business backgrounds and organizational cultures; and

•	consolidating corporate and administrative functions.

We operate in distinct business segments that require different operating strategies and different managerial expertise. While we intend to operate each of these two business segments independently by management experienced in such segments, we cannot assure you that this approach will be successful.

The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the midstream operations, such as unanticipated liabilities or costs, could harm our business, results of operations, financial condition or prospects. Furthermore, the integration may not result in the realization of the full benefits we anticipate from the acquisition.

The success of our midstream business depends upon our ability to continually find and contract for new sources of natural gas supply.

In order to maintain or increase throughput levels on our gathering systems and asset utilization rates at our processing plants, we must continually contract for new natural gas supplies. The primary factors affecting our ability to connect new supplies of natural gas to our gathering systems include our success in contracting for existing natural gas supplies that are not committed to other systems and the level of drilling activity creating new gas supply near our gathering systems. We may not be able to obtain additional contracts for natural gas supplies.

Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. We have no control over the level of drilling activity in the areas of operations, the amount of reserves underlying the wells and the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulation and the availability and the cost of capital.

A substantial portion of our midstream assets, including our gathering systems and processing plants, are connected to natural gas reserves and wells for which the production will naturally decline over time. Our cash flows associated with these systems will decline unless we are able to access new supplies of natural gas by connecting additional production to these systems. A material decrease in natural gas production in our areas of operation, as a result of depressed commodity prices or otherwise, would result in a decline in the volume of natural gas we handle, which would reduce our revenues and operating income. In addition, our future growth will depend, in part, upon whether we can contract for additional supplies at a greater rate than the rate of natural decline in our currently connected supplies.

The profitability of our midstream business is dependent upon prices and market demand for natural gas and NGLs, which are beyond our control and have been volatile.

We are now subject to significant risks due to fluctuations in commodity prices. During the year ended December 31, 2004, Cantera generated a majority of its gross margin from two types of contractual arrangements under which its margin is exposed to increases and decreases in the price of natural gas and NGLs—percentage-of-proceeds and keep-whole arrangements.

Virtually all of the natural gas gathered at the Crescent System and the Hamlin System is contracted under percentage-of-proceeds arrangements. The natural gas gathered on Beaver System is contracted primarily under either percentage-of proceeds or gas purchase/keep-whole arrangements. Under both types of arrangements, we provide gathering and processing services for natural gas received. Under percentage-of-proceeds arrangements, we generally sell the NGLs produced from the processing operations and the remaining residue gas at market prices and remit to the producers an agreed upon percentage of the proceeds based upon an index price for the gas and the price received for the NGLs. Under these percentage-of-proceeds arrangements, revenues and gross margins decline when natural gas prices and NGL prices decrease. Accordingly, a decrease in the price of natural gas or NGLs could have a material adverse effect on our results of operations. Under gas purchase/keep-whole arrangements, we generally buy natural gas from producers based upon an index price and then sell the NGLs and the remaining residue gas to third parties at market prices. Because the extraction of the NGLs from the natural gas during processing reduces the volume of natural gas available for sale, profitability is dependent on the value of those NGLs being higher than the value of the volume of gas reduction or “shrink.” Under these arrangements, revenues and gross margins decrease when the price of natural gas increases relative to the price of NGLs. Accordingly, a change in the relationship between the price of natural gas and the price of NGLs could have a material adverse effect on our results of operations.

In the past, the prices of natural gas and NGLs have been extremely volatile, and we expect this volatility to continue. For example, during the year ended December 31, 2004, the NYMEX settlement price for natural gas for the prompt month contract ranged from a high of $7.98 per million Btu (MMBtu), to a low of $5.08 per MMBtu. A composite of the Mt. Belvieu average NGLs price based upon Cantera’s average NGLs composition during the year ended December 31, 2004 ranged from a high of approximately $0.85 per gallon to a low of approximately $0.57 per gallon.

The markets and prices for residue gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions, and other factors, including:

•	the impact of weather on the demand for oil and natural gas;

•	the level of domestic oil and natural gas production;

•	the availability of imported oil and natural gas;

•	actions taken by foreign oil and gas producing nations;

•	the availability of local, intrastate and interstate transportation systems;

•	the availability and marketing of competitive fuels;

•	the impact of energy conservation efforts; and

•	the extent of governmental regulation and taxation.

We encounter competition from other midstream companies.

We experience competition in all of our midstream markets. Competition is based on many factors, including geographic proximity to production, costs of connection, available capacity, rates and access to markets. Our competitors include major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, process, transport and market natural gas. The Beaver System competes with natural gas gathering and processing systems owned by Duke Energy Field Services, LLC. The Crescent System competes with natural gas gathering and processing systems owned by Duke Energy Field Services LLC and Mustang Fuel Corp. The Hamlin System competes with natural gas gathering and processing systems owned by West Texas Gas Processing. Many of our competitors have greater financial resources and access to larger natural gas supplies than we do.

Federal, state or local regulatory measures could adversely affect our midstream business.

Cantera Gas Company, or CGC, a wholly owned subsidiary of PVR Midstream LLC, owns and operates an 11-mile interstate natural gas pipeline which, pursuant to the Natural Gas Act of 1938, or NGA, is subject to the jurisdiction of the Federal Energy Regulatory Commission, or FERC. FERC has granted CGC waivers of various requirements otherwise applicable to conventional FERC-jurisdictional pipelines, including the obligation to file a tariff governing rates, terms and conditions of open access transportation service. FERC has determined that CGC will have to comply with the filing requirements if the natural gas company ever desires to apply for blanket transportation authority to transport third-party gas on the 11-mile pipeline. We cannot assure you that the FERC will maintain these waivers.

Our natural gas gathering facilities generally are exempt from FERC’s jurisdiction under the NGA, but FERC regulation nevertheless could significantly affect our gathering business and the market for our services. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines into which our gathering pipelines deliver. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity.

In Texas, our gathering facilities are subject to regulation by the Texas Railroad Commission, which has the authority to ensure that rates, terms and conditions of gas utilities, including certain gathering facilities, are just and reasonable and not discriminatory. Our operations in Oklahoma are regulated by the Oklahoma Corporation Commission, which prohibits us from charging any unduly discriminatory fees for our gathering services. We cannot predict whether our gathering rates will be found to be unjust, unreasonable or unduly discriminatory.

We are subject to ratable take and common purchaser statutes in Texas and Oklahoma. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states, and Texas and Oklahoma have adopted complaint-based regulation that generally allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering rates and access. We cannot assure you that federal and state authorities will retain their current regulatory policies in the future. See “Acquisition of Natural Gas Midstream Business—Regulation of our Midstream Business.”

Texas and Oklahoma administer federal pipeline safety standards under the Natural Gas Pipeline Safety Act of 1968, as amended, or NGPSA, which requires certain pipelines to comply with safety standards in constructing and operating the pipelines, and subjects pipelines to regular inspections. In response to recent pipeline accidents, Congress and the Department of Transportation, or DOT, have recently instituted heightened pipeline safety requirements. Certain of our gathering facilities are exempt from these federal pipeline safety requirements under the rural gathering exemption. We cannot assure you that the rural gathering exemption will be retained in its current form in the future. See “Acquisition of Natural Gas Midstream Business—Regulation of our Midstream Business”

Failure to comply with applicable regulations under the NGA, NGPSA and certain state laws can result in the imposition of administrative, civil and criminal remedies.

Our midstream business involves hazardous substances and may be adversely affected by environmental regulation.

Many of the operations and activities of our gathering systems, plants and other facilities are subject to significant federal, state and local environmental laws and regulations. These include, for example, laws and regulations that impose obligations related to air emissions and discharge of wastes from our facilities and the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by Cantera or locations to which it has sent wastes for disposal. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault for the remediation of contaminated areas. Private parties, including the owners of properties through which our gathering systems pass, may also have the right to pursue legal action to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

There is inherent risk of the incurrence of environmental costs and liabilities in our midstream business due to our handling of natural gas and other petroleum products, air emissions related to our midstream operations, historical industry operations, waste disposal practices and Cantera’s prior use of natural gas flow meters containing mercury. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may incur material environmental costs and liabilities. Furthermore, insurance may not provide sufficient coverage in the event an environmental claim is made.

Our midstream business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect its products and activities, including gathering, compression, treating, processing and transportation, as well as waste management and air emissions. Federal and state agencies could also impose additional safety requirements, any of which could affect our profitability. See “Acquisition of Natural Gas Midstream Business—Environmental Matters Relating to our Midstream Business.”

Our midstream business involves many hazards and operational risks, some of which may not be fully covered by insurance.

Our midstream operations are subject to the many hazards inherent in the gathering, compression, treating, processing and transportation of natural gas and NGLs, including:

•	damage to pipelines, related equipment and surrounding properties caused by hurricanes, tornadoes, floods, fires and other natural disasters and acts of terrorism;

•	inadvertent damage from construction and farm equipment;

•	leaks of natural gas, NGLs and other hydrocarbons; and

•	fires and explosions.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. Our midstream operations are concentrated in Texas and

Oklahoma, and a natural disaster or other hazard affecting these areas could have a material adverse effect on our operations. We are not fully insured against all risks incident to our midstream business. We do not have property insurance on all of our underground pipeline systems that would cover damage to the pipelines. We are not insured against all environmental accidents that might occur, other than those considered to be sudden and accidental. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition.

Expanding our midstream business by constructing new gathering systems, pipelines and processing facilities subjects us to construction risks.

One of the ways we may grow our midstream business is through the construction of additions to existing gathering, compression and processing systems. The construction of a new gathering system or pipeline or the expansion of an existing pipeline, by adding additional horsepower or pump stations or by adding a second pipeline within an existing right of way, and the construction of new processing facilities, involve numerous regulatory, environmental, political and legal uncertainties beyond our control and require the expenditure of significant amounts of capital. If we undertake these projects, they may not be completed on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For example, the construction of gathering facilities requires the expenditure of significant amounts of capital, which may exceed our estimates. Generally, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our financial position or results of operations.

We are exposed to the credit risk of our midstream customers, and an increase in the nonpayment and nonperformance by our customers could reduce our ability to make distributions to our unitholders.

Risks of nonpayment and nonperformance by our midstream customers are a major concern in our midstream business. Several participants in the energy industry have been receiving heightened scrutiny from the financial markets in light of the collapse of Enron Corp. We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. We depend on a limited number of customers for a significant portion of our midstream revenue. For the year ended December 31, 2004, four customers represented 19.5% (BP Canada Energy Marketing), 15.3% (Conoco Phillips), 13.0% (Tenaska Marketing Ventures) and 10.0% (OGE Energy Resources) of total midstream revenue. Any increase in the nonpayment and nonperformance by our customers could reduce our ability to make distributions to our unitholders.

We may not be able to retain existing customers or acquire new customers, which would reduce our revenues and limit our future profitability.

The renewal or replacement of existing contracts with our customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond our control, including competition from other pipelines, and the price of, and demand for, natural gas in the markets we serve.

Any reduction in the capacity of, or the allocations to, us in interconnecting third-party pipelines could cause a reduction of volumes processed, which would adversely affect our revenues and cash flow.

We are dependent upon connections to third-party pipelines to receive and deliver residue gas and NGLs. Any reduction of capacities of these interconnecting pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes gathered and processed in our midstream facilities. Similarly, if additional shippers begin transporting volumes of residue gas and NGLs on interconnecting pipelines, our allocations in these pipelines would be reduced. Any reduction in volumes gathered and processed in our facilities would adversely affect our revenues and cash flow.

We may not be able to fully execute our growth strategy and our results of operations may be adversely affected if we do not successfully integrate the businesses we acquire or if we substantially increase our indebtedness and contingent liabilities.

Our strategy contemplates growth through the development and acquisition of a wide range of midstream and coal assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance our ability to compete effectively and diversify our asset portfolio, thereby providing more stable cash flow. We regularly consider and enter into discussions regarding, and are currently contemplating, potential joint ventures, stand alone projects or other transactions that we believe will present opportunities to realize synergies and increase our market positions in the coal and midstream businesses.

We may require substantial new capital to finance the future development and acquisition of assets and businesses. Limitations on our access to capital will impair our ability to execute this strategy. Expensive capital will limit our ability to develop or acquire accretive assets.

Similar to the risks associated with integrating our midstream operations with our coal operations, we may be unable to integrate successfully businesses we acquire in the future. We may incur substantial expenses or encounter delays or other problems in connection with our growth strategy that could negatively impact our results of operations, cash flows and financial condition. Moreover, acquisitions and business expansions involve numerous risks, including:

•	difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments;

•	inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including with their markets;

•	unanticipated costs or liabilities; and

•	diversion of the attention of management and other personnel from day-to-day business to the development or acquisition of new businesses and other business opportunities.

If consummated, any acquisition or investment would also likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and depreciation, depletion and amortization expenses. As a result, our capitalization and results of operations may change significantly following an acquisition. A substantial increase in our indebtedness and contingent liabilities could have a material adverse effect on our business.

Derivative instruments expose us to risks of financial loss in a variety of circumstances.

We use derivative instruments in an effort to reduce our exposure to fluctuations in the prices of natural gas and NGLs. Our derivative instruments expose us to risks of financial loss in a variety of circumstances, including when:

•	a counterparty to our derivative instruments is unable to satisfy its obligations; or

•	production is less than expected; or

•	there is an adverse change in the expected differential between the underlying price in the derivative instrument and actual prices received for our production.

Derivative instruments may limit our ability to realize increased revenue from increases in the prices for natural gas and NGLs.

We account for our derivative transactions pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 133 requires us to record each hedging transaction as an asset or liability measured at its fair value. We must also measure the effectiveness of our hedging position in relation to the underlying commodity being hedged, and we will be required to record the ineffective portion of the hedge in our net income for that period. This accounting treatment could result in significant fluctuations in net income and partners’ capital from period to period.

USE OF PROCEEDS

We plan to use (i) the net proceeds from the sale of 2,511,842 common units in this offering of approximately $134.1 million (after deducting underwriting discounts and commissions and estimated offering expenses), or approximately $161.2 million if the underwriters exercise their right to purchase additional common units, and (ii) the $2.7 million capital contribution from our general partner to maintain its 2% interest in us to repay in full our $110 million term loan and to reduce outstanding indebtedness under our revolving credit facility.

On March 3, 2005, we borrowed $110 million under our term loan and $92.3 million under our revolving credit facility to fund the acquisition of Cantera. The term loan matures on March 3, 2010 and currently bears interest at a rate of 4.51%. Indebtedness under our revolving credit facility currently bears interest at a rate of 4.51%. Please read “Results of Operations of Cantera Natural Gas, LLC—Mid Continent Division—Financing and Sources of Liquidity” for a description of our credit agreement.

We will not receive any proceeds from the sale of common units by the selling unitholder.

An affiliate of RBC Capital Markets, an underwriter participating in this offering, is a lender to us under our $110 million term loan and our revolving credit facility and will receive a share of the repayment of those loans from the net proceeds of this offering. See “Underwriting.”

ACQUISITION OF NATURAL GAS MIDSTREAM BUSINESS

Substantially all of the information presented below regarding Cantera’s operations is based on information provided to us by Cantera in connection with the acquisition. For a description of our coal business, please read our Annual Report on Form 10-K for the year ended December 31, 2004 incorporated by reference into this prospectus supplement.

Overview

On March 3, 2005, we completed our acquisition of Cantera Gas Resources, LLC, a midstream gas gathering and processing company with primary locations in the mid-continent area of Oklahoma and the panhandle of Texas. With the closing of the acquisition, we now own and operate a significant set of midstream assets that include approximately 3,400 miles of gas gathering pipelines and three natural gas processing facilities, which have total capacity of 160 million MMcfd. The midstream business derives revenues primarily from gas processing and gas purchase contracts with natural gas producers and from fees charged for gathering natural gas volumes and providing other related services. In 2004, Cantera’s three gas plants processed an estimated 105 MMcfd and produced approximately 8,800 barrels per day of NGLs. In addition to our acquisition of the gathering systems and natural gas processing facilities, we also acquired Cantera’s natural gas marketing business, which aggregates third-party volumes and sells them into intrastate pipelines and at market hubs accessed by various interstate pipelines.

The following table set forth below contains information regarding the four midstream systems:

	Type	Approximate Length (Miles)	Approximate Wells Connected	Processing Capacity (Mmcfd)(1)	Year Ended December 31, 2004
Asset					Average Plant Throughput (Mmcfd)		Utilization of Processing Capacity (%)
Beaver/Perryton System	Gathering pipelines and processing facility	1,160	664	100	80.9		80.9%

Crescent System	Gathering pipelines and processing facility	1,670	804	40	19.3		48.3%

Hamlin System	Gathering pipelines and processing facility	515	857	20	5.1		25.5%

Arkoma System	Gathering pipelines	78	56	—	16.9	(2)(3)	—

(1)	Many capacity values are based on current operating configurations and, as described below, could be increased through additional compression, increased delivery meter capacity and/or other facility upgrades.
(2)	Gathering only volumes.
(3)	Reported in MMBtu.

Midstream Industry Overview

The midstream natural gas industry is the link between the exploration and production of natural gas and the delivery of its components to end-use markets. It consists of natural gas gathering, dehydration, compression, treating, processing and transportation and NGL fractionation and transportation. The midstream industry is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells.

The following diagram illustrates the natural gas gathering, dehydration, compression, treating, processing, fractionation and transportation processes. Of these services, we provide natural gas gathering, dehydration, compression, processing, transportation and related services to our customers.

Demand for natural gas.    Natural gas continues to be a critical component of energy consumption in the United States. According to the Energy Information Administration, or the EIA, total domestic consumption of natural gas is expected to increase by over 2.5% per annum, on average, to 26.2 trillion cubic feet, or Tcf, by 2010, from an estimated 21.9 Tcf consumed in 2003, representing approximately 24% of all total end-user energy requirements by 2010. During the last five years, the United States has on average consumed approximately 22.6 Tcf per year, with average domestic production of approximately 24.1 Tcf per year during the same period. The industrial and electricity generation sectors currently account for the largest usage of natural gas in the United States.

Natural gas reserves and production.    According to the EIA, as of December 31, 2003, operators in the United States had 189 Tcf of dry natural gas reserves and 7.5 BBbls of NGL reserves. Texas has the largest amount of natural gas reserves of any state, accounting for approximately 24.2% of the United States’ dry natural gas reserves and approximately 33.7% of its NGL reserves. Oklahoma has the 7th largest amount of dry natural gas reserves of any state, accounting for approximately 8.1% of the United States’ dry natural gas reserves, and has the 6th largest amount of NGLs, accounting for approximately 9.2% of its NGL reserves. Driven by growth in natural gas demand, domestic onshore natural gas production is projected to increase from 18.9 Tcf per year to 20.5 Tcf per year between 2004 and 2010. According to the EIA, in 2003, Texas was the largest state in terms of domestic natural gas production, with approximately 26.3% of total natural gas production, and Oklahoma was the 4th largest state, with approximately 7.8% of total natural gas production.

We continually seek new supplies of natural gas to both offset the natural declines in production from the wells currently connected to our systems and to increase throughput volume. New natural gas supplies are obtained for all of our systems by contracting for production from new wells, connecting new wells drilled on dedicated acreage and by contracting for natural gas that has been released from competitors’ systems.

Natural gas gathering.    The natural gas gathering process begins with the drilling of wells into gas bearing rock formations. Once a well has been completed, the well is connected to a gathering system. Gathering systems generally consist of a network of small diameter pipelines and, if necessary, compression systems that collect natural gas from the wells and transport it to larger pipelines for further transportation.

Natural gas compression.    Gathering systems are operated at design pressures that will maximize the total throughput from all connected wells. Specifically, lower pressure gathering systems allow wells, which produce at progressively lower field pressures as they age, to remain connected to gathering systems and continue to produce for longer periods of time. As the pressure of a well declines, it becomes increasingly more difficult to deliver the remaining production in the ground against a higher pressure in the gathering system. Field compression is typically used to lower the pressure of a gathering system.

Natural gas dehydration.    Some produced natural gas is saturated with water, which must be removed because the combination of natural gas and water can form ice that can plug the pipeline gathering and transportation system. Water in a natural gas stream can also cause corrosion when combined with carbon dioxide or hydrogen sulfide in natural gas and condensed water in the pipeline can raise pipeline pressure. To avoid these potential issues and to meet downstream pipeline and end-user gas quality standards, natural gas is dehydrated to remove the excess water.

Natural gas treating.    Natural gas has a varied composition depending on the field, the formation and the reservoir from which it is produced. Natural gas from certain formations is high in carbon dioxide, hydrogen sulfide or certain other contaminants. Treating plants remove contaminants from natural gas to ensure that it meets pipeline quality specifications. We do not currently treat natural gas.

Natural gas processing.    Some natural gas produced by a well does not meet pipeline quality specifications or is not suitable for commercial use and must be processed to remove the NGLs. In addition, some natural gas produced by a well, while not required to be processed, can be processed to take advantage of favorable processing margins. Natural gas processing involves the separation of natural gas and a mixed NGL stream.

Natural gas fractionation.    NGL fractionation facilities separate mixed NGL streams into discrete NGL products: ethane, propane, isobutane, normal butane and natural gasoline. Ethane is primarily used in the petrochemical industry as feedstock for ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. Isobutane is primarily used to enhance the octane content of motor gasoline. Normal butane is used as a petrochemical feedstock in the production of ethylene and butadiene (a key ingredient in synthetic rubber), as a blendstock for motor gasoline and to derive isobutane through isomerization. Natural gasoline, a mixture of pentanes and heavier hydrocarbons, is used primarily as motor gasoline blend stock or petrochemical feedstock. We do not own or operate fractionation facilities.

Natural gas transportation.    Natural gas transportation pipelines receive natural gas from gathering systems and other mainline transportation pipelines and deliver the natural gas to industrial end-users, utilities and other pipelines.

Description of our Midstream Operations

The midstream operations we acquired from Cantera currently include three gas gathering and processing systems and one standalone gas gathering system, including: (1) the Beaver/Perryton gathering and processing facilities in the Texas/Oklahoma panhandle area, (2) the Crescent gathering and processing facilities in central Oklahoma, (3) the Hamlin gathering and processing facilities in west-central Texas, and (4) the Arkoma gathering system in eastern Oklahoma.

The Beaver/Perryton System

General.    The Beaver/Perryton System is a natural gas gathering system stretching over eight counties in the Anadarko Basin of the panhandle of Texas and Oklahoma. The system consists of approximately 1,160 miles of natural gas gathering pipelines, ranging in size from two to 16 inches in diameter, and the Beaver natural gas processing plant. Included in the system is an 11-mile, 10-inch diameter, FERC-jurisdictional residue line, which connects the Beaver processing plant with ANR Pipeline Company’s system. No third-party products are transported on the FERC-jurisdictional residue line. The Beaver/Perryton System is comprised of several major gathering systems that gather gas, directly or indirectly, to the Beaver plant in Beaver County, Oklahoma. Seventeen compressor stations are operating across the Beaver/Perryton System.

The Beaver/Perryton System includes the Beaver, Perryton, Spearman, Wolf Creek/Kiowa Creek and Ellis systems. These gathering systems are located in Beaver, Ellis and Harper counties in Oklahoma and Ochiltree, Lipscomb, Hansford, Hutchinson and Roberts counties in Texas.

The Beaver natural gas processing plant has 100 MMcfd of inlet gas capacity. The plant is capable of relatively high ethane recovery, and is instrumented to allow for unattended operations 16 hours per day.

Natural Gas Supply.    The supply in the Beaver/Perryton System comes from approximately 178 producers pursuant to 416 contracts. The average gas quality on the Beaver/Perryton System for 2004 was 3.01 gallons of NGLs per delivered Mcf.

Markets for Sale of Natural Gas and NGLs.    The residue gas from the Beaver plant can be delivered into Northern Natural Gas, Southern Star Central Gas or ANR Pipeline Company pipelines for sale or transportation to market. The NGLs produced at the Beaver plant are delivered into Koch Hydrocarbon’s pipeline system for transportation to and fractionation at Koch’s Conway fractionator.

The Crescent System

General.    The Crescent System is a natural gas gathering system stretching over nine counties within central Oklahoma’s Sooner Trend. The system consists of approximately 1,670 miles of natural gas gathering pipelines, ranging in size from two to 10 inches in diameter, and the Crescent gas processing plant located in Logan County, Oklahoma. Sixteen compressor stations are operating across the Crescent system.

The Crescent plant is a NGL recovery plant with current capacity of approximately 28 MMcfd, which can be expanded to 40 MMcfd with installation of additional compression. The Crescent facility also includes a gas engine-driven generator which is routinely operated, making the plant self-sufficient with respect to electric power. The cost of fuel (residue gas) for the generator is borne by the producers under the terms of their respective gas contracts.

Natural Gas Supply.    The gas supply on the Crescent system is primarily gas associated with the production of oil or “casinghead gas” from the mature Sooner Trend. Wells in this region producing casinghead gas are generally characterized as low volume, long lived producers of gas with large quantities of NGLs. The supply in the Crescent system comes from approximately 245 producers pursuant to 390 contracts. The average gas quality on the Crescent System for 2004 was 5.28 gallons of NGLs per delivered Mcf.

Markets for Sale of Natural Gas and NGLs.    The Crescent plant’s connection to the Enogex and ONEOK Gas Transportation pipelines for residue gas and the Koch Hydrocarbon pipeline for NGLs give the Crescent system access to a variety of market outlets.

The Hamlin System

General.    The Hamlin System is a natural gas gathering system stretching over 10 counties in West Central Texas. The system consists of approximately 515 miles of natural gas gathering pipelines, ranging in size from two to 12 inches in diameter, and the Hamlin natural gas processing plant located in Fisher County, Texas. Nine compressor stations are operating across the system.

Natural Gas Supply.    The gas on the Hamlin System is primarily gas associated with the production of oil or “casinghead gas.” The supply on the Hamlin System comes from approximately 98 producers pursuant to 118 contracts. The average gas quality on the Hamlin System for 2004 was 8.45 gallons of NGLs per delivered Mcf.

Markets for Sale of Natural Gas and NGLs.    The Hamlin System delivers the residue gas from the Hamlin System into the Enbridge or Atmos pipelines. NGLs from the Hamlin plant are tendered into a line operated by TEPPCO.

The Arkoma System

General.    The Arkoma System is a stand-alone gathering operation in southeastern Oklahoma’s Arkoma Basin and is comprised of three separate gathering systems, two of which are 100% owned with the third system being 33% owned. We operate and maintain all three systems. The Arkoma System consists of a total of approximately 78 miles of natural gas gathering pipelines, ranging in size from three to 12 inches in diameter. Three compressor stations are operating across the Arkoma System.

Natural Gas Supply.    The supply on the Arkoma System comes from approximately 21 producers pursuant to 31 contracts.

Markets for Sale of Natural Gas and NGLs.    The Arkoma System lines deliver gas into the Ozark, Noram and NGPL pipelines.

Natural Gas Marketing

We also acquired Cantera’s natural gas marketing business, which aggregates third-party volumes and sells those volumes into intrastate pipeline systems such as Enogex and ONEOK and at market hubs accessed by various interstate pipelines. The largest third-party customer is Chesapeake Energy Corp. with volumes contracted through 2007. Revenue from this business does not generate qualifying income for a master limited partnership, but we do not expect it to have an impact on our tax status, as it represents an insignificant percentage of our operating income. For the year ended December 31, 2004, this business generated approximately $2.1 million in net revenue.

Employees

To carry out our midstream operations, we employ approximately 75 people. We are not a party to any collective bargaining agreements.

Competition

The ability to offer natural gas producers competitive gathering and processing arrangements and subsequent reliable service is fundamental to obtaining and keeping gas supplies for our gathering systems. The primary concerns of the producer are:

•	the pressure maintained on the system at the point of receipt;

•	the relative volumes of gas consumed as fuel and lost;

•	the gathering/processing fees charged;

•	the timeliness of well connects;

•	the customer service orientation of the gatherer/processor; and

•	the reliability of the field services provided.

We experience competition in all of our midstream markets. Our competitors include major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, process, transport and market natural gas. The Beaver System competes with natural gas gathering and processing systems owned by Duke Energy Field Services, LLC. The Crescent System competes with natural gas gathering and processing systems owned by Duke Energy Field Services LLC and Mustang Fuel Corp. The Hamlin System competes with natural gas gathering and processing systems owned by West Texas Gas Processing. Many of our competitors have greater financial resources and access to larger natural gas supplies than we do. Please read, “Risk Factors—We encounter competition from other midstream companies.”

Regulation of our Midstream Business

Regulation by FERC of Interstate Natural Gas Pipeline

Cantera Gas Company, or CGC, a wholly owned subsidiary of PVR Midstream LLC, is subject to FERC jurisdiction under the NGA as the owner and operator of an 11-mile interstate natural gas pipeline located in Beaver County, Oklahoma. Although FERC has granted CGC a waiver of various requirements otherwise applicable to conventional FERC-jurisdictional pipelines, including the obligation to file a tariff governing rates, terms and conditions of open access transportation service, we cannot assure you that the FERC will maintain these waivers. A change in circumstances with respect to the character of service on CGC’s FERC-jurisdictional pipeline, such as the use of the pipeline to provide transportation service to a third-party or the sale of the Beaver Plant, could result in the reinstatement of the filing requirements applicable to conventional natural gas companies, including the requirement to file a FERC tariff governing service on the FERC-jurisdictional pipeline. CGC’s tariff would be required to reflect rates and terms and conditions of service that satisfy the “just and reasonable” and nondiscriminatory standards set forth under the NGA. CGC would also be required to either comply with, or seek exemptions from, FERC regulations and policies governing natural gas companies that provide open access natural gas transportation service.

FERC’s regulation also influences certain aspects of our business. In general, FERC has authority over natural gas companies that provide natural gas pipeline transportation services in interstate commerce, and its authority to regulate those services includes:

•	the certification and construction of new facilities;

•	the extension or abandonment of service and facilities;

•	the maintenance of accounts and records;

•	the acquisition and disposition of facilities;

•	the initiation and discontinuation of services; and

•	various other matters.

In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines into which our gathering pipelines deliver. We cannot assure you of FERC’s continuation of this approach, however, as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity.

Gathering Pipeline Regulation

Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of FERC under the NGA. We now own a number of pipeline facilities in Texas and Oklahoma that we believe meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to FERC jurisdiction. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of substantial, on-going litigation, so the classification and regulation of our gathering facilities are subject to change based on future determinations by FERC and the courts. State regulation of gathering facilities generally includes various safety, environmental and, in some instances, nondiscriminatory take requirements and complaint-based rate regulation.

In Texas, our gathering facilities are subject to regulation by the Railroad Commission of Texas, or TRRC, under the Texas Utilities Code. Generally, the TRRC is vested with authority to ensure that rates, operations and services of gas utilities, including certain gathering facilities, are just and reasonable and not discriminatory. The rates we charge for gathering services are deemed just and reasonable under Texas law unless challenged in a complaint. We cannot predict whether such a complaint will be filed against us or whether the TRRC will change its regulation of these rates. Failure to comply with the Texas Utilities Code can result in the imposition of administrative, civil and criminal remedies.

Our operations in Oklahoma are regulated by the Oklahoma Corporation Commission through a complaint-based procedure. Under the Oklahoma Corporation Commission’s regulations, we are prohibited from charging any unduly discriminatory fees for our gathering services and in certain circumstances are required to provide open access natural gas gathering for a fee.

We are subject to state ratable take and common purchaser statutes in Texas and Oklahoma. The ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas.

Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels now that FERC has taken a more light-handed approach to regulation of the gathering activities of interstate pipeline transmission companies and a number of such companies have transferred gathering facilities to unregulated affiliates. For example, the TRRC’s regulations governing transportation and gathering services performed by gatherers prohibit such entities from unduly discriminating in favor of their affiliates. Many of the producing states have adopted some form of complaint-based regulation that generally allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination. Our gathering operations could be adversely affected should they be subject in the future to the application of state or federal regulation of rates and services. Our gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

Sales of Natural Gas

The price at which we buy and sell natural gas currently is not subject to federal regulation and, for the most part, is not subject to state regulation. The sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. FERC is continually proposing and implementing new rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies that remain subject to FERC’s jurisdiction. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation. We cannot predict the ultimate impact of these regulatory changes to our natural gas marketing operations, and we note that some of FERC’s more recent proposals may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. We do not believe that we will be affected by any such FERC action materially differently than other natural gas marketers.

Pipeline Safety

Texas and Oklahoma administer federal pipeline safety standards under the NGPSA, as amended, which requires certain pipelines to comply with safety standards in constructing and operating the pipelines and subjects the pipelines to regular inspections. Consistent with the Pipeline Safety Improvement Act of 2002, which amended the NGPSA in part, the DOT has developed new regulations, effective January 14, 2004, that establish mandatory inspections for all natural gas transmission pipelines in high-consequence areas within 10 years. The new regulations require pipeline operators to implement integrity management programs, including more frequent inspections, and other safety protections in areas where the consequences of potential pipeline accidents pose the greatest risk to life and property. Failure to comply with these federal pipeline safety requirements may result in the imposition of administrative, civil and criminal remedies. Substantial portions of our gathering facilities are exempt from the NGPSA, as amended, under the rural gathering exemption. The portions of our facilities that are exempt include those portions located outside of cities, towns or any area designated as residential or commercial, such as a subdivision or shopping center. We cannot assure you that the rural gathering exemption will be retained in its current form in the future.

Environmental Matters Relating to Our Midstream Business

The operation of pipelines, plants and other facilities for gathering, compressing, treating, processing or transporting natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or prohibit our business activities that affect the environment in many ways, such as:

•	restricting the release of materials or waste products into the air, water, or soils;

•	limiting or prohibiting construction activities in sensitive areas such as wetlands or areas of endangered species habitat, or otherwise constraining how or when construction is conducted;

•	requiring remedial action to mitigate pollution from former operations, or requiring plans and activities to prevent pollution from ongoing operations; and

•	imposing substantial liabilities for pollution resulting from our operations, including, for example, potentially enjoining the operations of facilities if it were determined that they were not in compliance with permit terms.

In most instances, the environmental laws and regulations affecting our midstream operations relate to the potential release of substances or waste products into the air, water or soils and include measures to control or prevent the release of substances or waste products to the environment. Costs of planning, designing, constructing and operating pipelines, plants and other facilities must incorporate compliance with environmental laws and regulation and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, which can include the assessment of monetary penalties, the imposition of remedial requirements, the issuance of injunctions and federally authorized citizen suits. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or other waste products to the environment.

The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. We will attempt to anticipate future regulatory requirements that might be imposed and plan accordingly in order to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance.

The following is a discussion of certain environmental and safety concerns that relate to the midstream natural gas and NGLs industry. It is not intended to constitute a complete discussion of all applicable federal, state and local laws and regulations, or specific matters, to which we may be subject.

Our operations are subject to the federal Clean Air Act and comparable state laws and regulations. These laws and regulations govern emissions of pollutants into the air resulting from our activities, for example in relation to our processing plants and compressor stations, and also impose procedural requirements on how we conduct our operations. Such laws and regulations may include requirements that we obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions, strictly comply with the emissions and operational limitations of air emissions permits we are required to obtain, or utilize specific equipment or technologies to control emissions. Our failure to comply with these requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations, and potentially criminal enforcement actions. We will be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. We believe, however, that our operations will not be materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to us than to any other similarly situated companies.

Our operations generate wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act (“RCRA”) and comparable state laws. However, RCRA currently exempts many natural gas gathering and field processing wastes from classification as hazardous waste. Specifically, RCRA excludes from the definition of hazardous waste produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy. Unrecovered petroleum product wastes, however, may still be regulated under RCRA as solid waste. Moreover, ordinary industrial wastes such as paint wastes, waste solvents, laboratory wastes and waste compressor oils, may be regulated as hazardous waste. The transportation of natural gas and NGLs in pipelines may also generate some hazardous wastes. Although we believe it is unlikely that the RCRA exemption will be repealed in the near future, repeal would increase costs for waste disposal and environmental remediation at our facilities.

Our operations could incur liability under the Comprehensive Environmental Response, Compensation and Liability Act, referred to as CERCLA and also known as Super Fund, and comparable state laws regardless of our fault, in connection with the disposal or other release of hazardous substances or wastes, including those arising out of historical operations conducted by Cantera, Cantera’s predecessors or third parties on properties formerly owned by Cantera. Although “petroleum” as well as natural gas and NGLs are excluded from CERCLA’s definition of “hazardous substance,” in the course of its ordinary operations Cantera has generated and we will generate wastes that may fall within the definition of a “hazardous substance.” CERCLA authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other wastes released into the environment. If we were to incur liability under CERCLA, we could be subject to joint and several liability for the costs of cleaning up hazardous substances, for damages to natural resources and for the costs of certain health studies.

We currently own or lease, and Cantera has in the past owned or leased, numerous properties that for many years have been used for the measurement, gathering, field compression and processing of natural gas and NGLs. Although Cantera used operating and disposal practices that were standard in the industry at the time, hydrocarbons or wastes may have been disposed of or released on or under the properties owned or leased by Cantera or on or under other locations where such wastes have been taken for disposal. In addition, some of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or wastes was not under Cantera’s control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove or remediate previously disposed wastes (including waste disposed of or released by prior owners or operators) or property contamination (including groundwater contamination, whether from prior owners or operators or other historic activities or spills) or to perform remedial plugging or pit closure operations to prevent future contamination. Third parties and we have ongoing remediations underway at several sites, but we do not believe that the associated costs will have a material impact on our operations.

Our operations can result in discharges of pollutants to waters. The Federal Water Pollution Control Act of 1972, as amended (“FWPCA”), also known as the Clean Water Act, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state waters or waters of the United States. The unpermitted discharge of pollutants such as from spill or leak incidents is prohibited. The FWPCA and regulations implemented thereunder also prohibit discharges of fill material and certain other activities in wetlands unless authorized by an appropriately issued permit. Any unpermitted release of pollutants, including NGLs or condensates, from our systems or facilities could result in fines or penalties as well as significant remedial obligations.

We are subject to the requirements of the Occupational Safety and Health Act, referred to as OSHA, and comparable state laws that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens.

CANTERA NATURAL GAS, LLC—MID CONTINENT DIVISION

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical financial data for Cantera Natural Gas, LLC—Mid Continent Division as of December 31, 2003 and 2004 and for the period from June 25, 2003 (inception) through December 31, 2003 and for year ended December 31, 2004. On July 2, 2003, Cantera purchased all of the shares of CMS Field Services, Inc. (“CMS”) which included all of the CMS assets located in the mid-continent region of the United States. Cantera’s historical financial information for the period from June 25, 2003 (date of inception) to December 31, 2004 has been derived from the historical financial statements of Cantera included in this prospectus supplement. The selected historical financial data should be read in conjunction with those financial statements and the notes thereto as well as “Results of Operations of Cantera Natural Gas, LLC—Mid Continent Division”

	Period from June 25, 2003 (inception) through December 31, 2003	Year Ended December 31, 2004
	(dollars in thousands)
Statement of operations data:
Revenues	$219,695	$285,531
Gross margin	31,253	45,342
Depreciation and amortization	9,106	6,027
Operating income	$7,563	$23,616

Balance sheet data (at period-end):
Current assets	$35,275	$45,702
Total assets	121,079	127,442
Current liabilities	35,723	37,586
Long-term debt, including current maturities	20,926	2,672
Divisional equity	$121,079	$87,185

RESULTS OF OPERATIONS OF CANTERA NATURAL GAS, LLC—MID CONTINENT DIVISION

You should read the following discussion of the results of operations of Cantera Natural Gas, LLC—Mid Continent Division in conjunction with the historical and pro forma combined financial statements and notes thereto included elsewhere in this prospectus supplement. For more detailed information regarding the basis of presentation for the following information, you should read the notes to the historical and pro forma financial statements included in this prospectus supplement. For detailed information concerning the results of operations and financial condition of our coal business, please read our Annual Report on Form 10-K for the year ended December 31, 2004 incorporated by reference into this prospectus supplement.

Overview

Historically, the revenue generated by the midstream business we acquired from Cantera was derived from the sale of residue gas, NGLs and condensate, fees collected for gathering and transporting natural gas and NGLs, and marketing of gas for third parties. Cantera’s results were determined primarily by the volumes of natural gas purchased, gathered, compressed, processed and sold through Cantera’s gathering systems and the level of natural gas and NGL prices. Historically, Cantera generated its revenues and its gross margins principally under the following types of contractual arrangements, which we assumed when we acquired Cantera’s business:

Gas purchase / keep-whole arrangements.    Under these arrangements, Cantera generally purchased natural gas at either (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount or (3) a combination of (1) and (2). It then gathered the natural gas to one of its plants where it was processed to extract the entrained NGLs and sold the produced NGLs to third parties at market prices. Cantera then resold the remaining natural gas to third parties at an index price which typically corresponded to the specified purchase index. Because the extraction of the NGLs from the natural gas during processing reduces the Btu content of the natural gas, Cantera had a reduced volume of gas to sell after processing. Accordingly, under these arrangements, Cantera’s revenues and gross margins increased as the price of NGLs increased relative to the price of natural gas, and its revenues and gross margins decreased as the price of natural gas increased relative to the price of NGLs. In the latter case, Cantera had generally been able to mitigate this exposure in many of its gas purchase / keep-whole arrangements through the inclusion of minimum processing charges within the contracts that ensured that Cantera received a minimum amount of processing revenue thus avoiding low or negative processing margins. The gross margins Cantera realized under the arrangements described in clauses (1) and (3) above also decreased in periods of low natural gas prices because these gross margins are based on a percentage of the index price.

Percentage-of-proceeds arrangements.    Under percentage-of-proceeds arrangements, Cantera generally gathered and processed natural gas on behalf of producers, sold the resulting residue gas and NGL volumes at market prices and remitted to producers an agreed upon percentage of the proceeds of those sales based on either an index price or the price actually received for the gas and NGLs. Under these types of arrangements, Cantera’s revenues and gross margins increased as natural gas prices and NGL prices increased, and its revenues and gross margins decreased as natural gas prices and NGL prices decreased.

Fee-based arrangements.    Under fee-based arrangements, Cantera received fees for gathering, compressing and/or processing natural gas. The revenue it earned from these arrangements was directly dependent on the volume of natural gas that flowed through its systems and was independent of commodity prices. To the extent a sustained decline in commodity prices resulted in a decline in volumes, however, its revenues from these arrangements were reduced due to the related reduction in drilling and development of new supply.

In many cases, Cantera provided services under contracts that contain a combination of more than one of the arrangements described above. The terms of its contracts varied based on gas quality conditions, the competitive environment at the time the contracts were signed and customer requirements. The contract mix and, accordingly, exposure to natural gas and NGL prices, may change as a result of changes in producer preferences, expansion in regions where some types of contracts are more common and other market factors.

Cantera also derived revenues from its natural gas marketing business, which aggregates third-party volumes and sells those volumes into intrastate pipeline systems such as Enogex and ONEOK and at market hubs accessed by various interstate pipelines. Revenue from this business does not generate qualifying income for a master limited partnership. For the year ended December 31, 2004, this business generated approximately $2.1 million in net revenue.

Cantera realized significant economies of scale because as additional volumes of natural gas moved through its systems, and its incremental operating and administrative costs did not increase materially. Operating expenses are costs directly associated with the operations of a particular asset and include direct labor and supervision, property insurance, ad valorem taxes, repair and maintenance expenses, measurement and utilities. These costs are generally fixed across broad volume ranges. Fuel expense to operate the gathering systems and plants is more variable in nature and is sensitive to changes in volume and commodity prices; however, the cost of fuel related to gathering and in many cases the fuel needed to operate the plants is generally borne by the gas supplying producers.

Cantera’s profitability was affected by volatility in prevailing NGL and natural gas prices. Historically, changes in the prices of most NGL products have generally correlated with changes in the price of crude oil. NGL and natural gas prices have been subject to significant volatility in recent years in response to changes in the supply and demand for NGL products and natural gas market uncertainty. For a discussion of the volatility of natural gas and NGL prices, please read “Risk Factors—Our profitability is dependent upon prices and market demand for natural gas and NGLs, which are beyond our control and have been volatile.” The mix of Cantera’s contractual arrangements described above mitigated exposure to the volatility of natural gas and NGL prices. Gas prices could also affect Cantera’s profitability indirectly by influencing drilling activity and related opportunities for natural gas gathering, compression, processing and marketing.

In order to mitigate commodity price risk to the economics of the Cantera acquisition, in January 2005 we entered into notional derivative contracts for approximately 75% of the net volume of NGLs expected to be sold from April 2005 through December 2006. Prior to closing the Cantera acquisition, the derivative contracts did not qualify for hedge accounting. We are currently evaluating the effectiveness of the derivative contracts in relation to the underlying commodities, and we expect to designate the contracts as cash flow hedges in accordance with Statement of Financial Accounting Standards No. 133 (SFAS 133) “Accounting for Derivative Instruments and Hedging Activities.” The aggregate fair value of the contracts as of March 3, 2005 was approximately $9 million favorable to the counterparty and will be recognized as a reduction of earnings in the first quarter of 2005. If the derivatives qualify for cash flow hedges, SFAS 133 requires us to continue to measure the effectiveness of the derivative contracts in relation to the underlying commodity being hedged, and we will be required to record the ineffective portion of the contracts in our net income for the respective period. This accounting treatment could result in significant fluctuations in net income and partners’ capital. Any cash settlement of the derivative instruments will be paid or received over the 21-month term of the contracts.

Results of Operations for the Year Ended December 31, 2004

The following table summarizes components of Cantera’s net margin by operating system for the year ended December 31, 2004 (dollars in millions except per Mcf data):

	Beaver/Perryton	Crescent	Hamlin	Arkoma	Marketing	Total
Wellhead volumes (MMcfd) (1)	85.2	20.8	5.8	16.9	—	128.7
Plant inlet volumes (MMcfd)	80.9	19.3	5.1	—	—	105.3

Revenue	$214.5	$53.1	$15.0	$0.8	$2.1	$285.5
Cost of gas purchased	190.1	40.9	9.2	—	—	240.2

Gross margin	$24.4	$12.2	$5.8	$0.8	$2.1	$45.3
Gross margin/Mcf (2)	$0.78	$1.60	$2.73	$0.13	—	$0.92

Operating expenses	$5.4	$3.5	$2.2	$0.7	—	$11.8

Net margin	$19.0	$8.7	$3.6	$0.1	$2.1	$33.5

(1)	Arkoma System volumes are reported in MMBtu.
(2)	Gross margin divided by wellhead volumes.

Revenues of $285.5 million for 2004 consisted of:

•	$178.3 million of revenues from residue gas sold from processing plants after NGLs have been removed;

•	$91.9 million of revenues from NGLs sold after being removed from inlet plant volumes received;

•	$6.5 million of revenues from condensate collected and sold;

•	$6.7 million of revenues from gathering fees and other, primarily from volumes connected to the Beaver/Perryton system;

•	$2.1 million of revenues from the purchase and resale of natural gas not connected to the gathering systems and processing plants.

Average realized natural gas sales prices were $5.66 per MMBtu for 2004. In addition, average realized NGL sales prices were $0.683 per gallon for 2004.

Cost of gas purchased of $240.2 million for 2004 consisted of payments to third-party producers for gas purchased under percentage of proceeds and keep whole contracts. The average purchase price for gas in 2004 was $5.01 per MMbtu.

Operating expenses were $11.8 million for the year ended December 31, 2004. Operating expenses are costs directly associated with the operations of Cantera’s assets and include direct labor and supervision, property insurance, ad valorem taxes, repair and maintenance expenses, measurement and utilities. These costs are generally fixed across broad volume ranges. The fuel expense to operate pipelines and plants is more variable in nature and is sensitive to changes in volume and commodity prices; however, a large portion of the fuel cost is generally borne by Cantera’s producers.

General and administrative expenses were $3.9 million for the year ended December 31, 2004. These expenses consist of Cantera’s costs to manage the assets. We expect our general and administrative expenses will differ from this amount due to staffing levels and integration costs.

Depreciation for the year ended December 31, 2004 was $6.0 million. Our depreciation and amortization expense will be significantly greater primarily due to Cantera’s acquisition price.

Capital Requirements

We anticipate that future capital requirements for our midstream business will consist of:

•	maintenance capital expenditures, which include capital expenditures made to connect additional wells to our systems in order to maintain or increase throughput on existing assets;

•	growth capital expenditures, mainly to expand and upgrade our gathering systems and processing plants; and

•	acquisition capital expenditures, including to construct new pipelines and processing plants.

We believe that cash generated from our operations will be sufficient to meet our anticipated maintenance capital expenditures for our midstream business, which we estimate will be approximately $3.0 million to $4.0 million for the remainder of 2005. We anticipate that we will continue to invest significant amounts of capital to construct or acquire midstream assets. To the extent our future capital requirements exceed cash flows from operations, we expect to fund those expenditures with borrowings under our new and expanded credit facility, other debt financing or the issuance of new units.

Cash Flows

Operating Activities.    Cantera’s net cash provided by operating activities was $22.2 million for the year ended December 31, 2004. The net cash provided from operations consisted of net income of $24.1 million and non-cash items of $4.6 million, primarily consisting of depreciation, offset by decreases in working capital of $6.5 million.

Investing Activities.    Cantera’s net cash used in investing activities was $3.9 million for the year ended December 31, 2004, which included maintenance capital expenditures of $2.9 million and an additional $1.0 million related to the original purchase of its assets from CMS Field Services, Inc. on July 2, 2003.

Financing Activities.    Cantera’s net cash used in financing activities was $18.4 million for the year ended December 31, 2004, which included $18.3 million for repayment of borrowings under an intercompany loan and $0.1 million in payments on a capital lease obligation.

Financing and Sources of Liquidity

Concurrent with the closing of the Cantera acquisition, Penn Virginia Operating Co. LLC, the parent of PVR Midstream LLC and a subsidiary of Penn Virginia Resource Partners, entered into a new unsecured $260 million, five-year credit agreement. The new credit agreement consists of a $150 million revolving credit facility and a $110 million term loan. The term loan and a portion of the revolving credit facility were used to fund the Cantera acquisition and to repay borrowing under our previous credit facility. The revolving credit facility is available for general partnership purposes, including working capital, capital expenditures and acquisitions, and includes a $10 million sublimit for the issuance of letters of credit. We have a one-time option under the revolving credit facility to increase the facility by up to $100 million upon receipt by the credit facility’s administrative agent of commitments from one or more lenders.

Proceeds received from this offering will be used to repay the $110 million term loan and a portion of the amount outstanding under the revolving credit facility. Please read “Use of Proceeds.” Once repaid, the term loan cannot be re-borrowed. In the event proceeds from this offering are not sufficient to repay the term loan, it will be payable as interest only until March 3, 2006, then will be payable in 16 equal quarterly installments plus any accrued interest.

The interest rate under the credit agreement will fluctuate based on Penn Virginia Resource Partners’ ratio of total indebtedness to EBITDA. At our option, interest shall be payable at a base rate plus an applicable margin ranging from 0.00% to 1.00% or a rate derived from the London Interbank Offering Rate plus an applicable margin ranging from 1.00% to 2.00%.

The credit agreement prohibits us from making distributions to unitholders and distributions in excess of available cash if any potential default or event of default, as defined in the credit agreement, occurs or would result from the distribution. In addition, the credit agreement contains various covenants that limit, among other things, our ability to:

•	incur indebtedness;

•	grant liens;

•	make certain loans, acquisitions and investments;

•	make any material change to the nature of our business;

•	acquire another company; or

•	enter into a merger or sale of assets, including the sale or transfer of interests in our subsidiaries.

The credit agreement also contains covenants requiring us to maintain:

•	a ratio of not more than 3.5:1.0 of total debt to consolidated EBITDA for each of the four most recently completed fiscal quarters, which can be increased to a ratio of not more than 4.0:1.0 for a period of up to two quarters in the event an acquisition permitted by the terms of the credit agreement causes pro forma total debt to consolidated EBITDA to exceed 3.5: 1.0 for each of the four most recently completed fiscal quarters; and

•	a ratio of not less than 4.0:1.0 of consolidated EBITDA to interest for each of the four most recently completed fiscal quarters.

As of December 31, 2004, we were in compliance with the covenants in the credit agreement.

In conjunction with the closing of the Cantera acquisition, Penn Virginia Operating Co. LLC also amended its $88 million senior unsecured notes to allow us to enter the midstream natural gas business and to increase certain covenant coverage ratios, including the debt to EBITDA test. In exchange for this amendment, we agreed to a 0.25% increase in the fixed interest rate on the notes, from 5.77% to 6.02%. The amendment to the notes also requires that we obtain an annual confirmation of our credit rating, with a 1.00% increase in the interest rate payable on the notes in the event our credit rating falls below investment grade.

The notes prohibit us from making distributions to unitholders and distributions in excess of available cash if any potential default or event of default, as defined in the notes, occurs or would result from the distribution. In addition, the notes contain various covenants, including those shown below, that are similar to those contained in the credit agreement. In connection with the amendment, the debt incurrence test in the notes was converted to a maintenance test. In addition, the covenant requiring that we maintain the ratio of total debt to consolidated EBITDA was amended to provide for a ratio of not more than 3.5:1.0 of total debt to consolidated EBITDA for each of the four most recently completed fiscal quarters, which can be increased to a ratio of not more than 4.0:1.0 for a period of up to two quarters in the event an acquisition permitted by the terms of the notes causes pro forma total debt to consolidated EBITDA to exceed 3.5: 1.0 for each of the four most recently completed fiscal quarters.

As of December 31, 2004, we were in compliance with the covenants in the notes.

Contractual Obligations

We have lease commitments for various compressors that expire at various times through 2005. Total rental expense charged to operations for the year ended December 31, 2004 was $662,000 and future minimum payments at December 31, 2004 under noncancelable operating leases were $36,000.

Under various contracts, we are committed to gather and process natural gas and to transport NGLs. Such contracts are based on market prices and vary in duration from one month to nine years.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

As of March 7, 2005, there were 12,338,458 common units outstanding held by approximately 7,900 holders, including common units held in street name. The common units are traded on the New York Stock Exchange under the symbol PVR.

As of March 7, 2005, there were 5,737,410 subordinated units outstanding. The subordinated units are held by affiliates of our general partner and are not publicly traded.

The following table sets forth, for the periods indicated, the high and low sales prices for the common units, as reported on the New York Stock Exchange Composite Transactions Tape, and quarterly cash distributions paid to our unitholders. The last reported sale price of common units on the New York Stock Exchange on March 7, 2005 was $56.40 per unit.

	Price Range		Cash Distributions Per Unit (a)
	High	Low
Year ended December 31, 2003
First quarter	$24.68	$20.65	$0.5200
Second quarter	29.90	23.78	0.5200
Third quarter	30.60	27.25	0.5200
Fourth quarter	35.50	29.51	0.5200
Year ended December 31, 2004
First quarter	$37.10	$30.00	0.5200
Second quarter	36.30	31.65	0.5400
Third quarter	41.00	35.75	0.5400
Fourth quarter	54.30	39.30	0.5625
Year ended December 31, 2005
First quarter (through March 7, 2005)	$57.15	$47.68	$—	(b)

(a)	Represents cash distributions attributable to the quarter and declared and paid within 45 days after quarter end. We paid an identical cash distribution to each subordinated unit for each period shown in this table. We paid cash distributions to our general partner totaling $0.8 million for the year ended December 31, 2004.
(b)	On March 3, 2005, the board of directors of our general partner announced the declaration of a regular quarterly cash distribution of $0.62 per common unit payable May 13, 2005, to unitholders of record on May 3, 2005.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2004 on:

•	an historical basis;

•	a pro forma basis to give effect to the Cantera acquisition and the debt incurred in connection with our acquisition of Cantera; and

•	a pro forma as adjusted basis to give effect to our public offering of common units made pursuant to this prospectus supplement and the use of the proceeds therefrom.

Please read “Use of Proceeds.”

	As of December 31, 2004
	Historical	Pro Forma	Pro Forma As Adjusted
		(unaudited)
	(dollars in thousands)
Cash and cash equivalents	$20,997	$22,997	$22,997

Short-term debt:
Working capital facilities	$—	$—	$—
Current maturities of long-term debt	4,800	4,800	4,800

Long-term debt:
Senior notes	87,726	87,726	87,726
Senior revolving credit facility	30,000	235,834	98,957

Total long-term debt	117,726	323,560	186,683
Less current maturities	4,800	4,800	4,800

Long-term debt, less current maturities	112,926	318,760	181,883

Total debt	117,726	323,560	186,683

Partners’ capital:
Common unitholders, 12,338,458 issued and outstanding 14,850,300 issued and outstanding as adjusted	164,738	164,738	298,877
Subordinated unitholders, 5,737,410 issued and outstanding	(15,032)	(15,032)	(15,032)
General partner	278	278	3,016

Total partners’ capital	149,984	149,984	286,861

Total capitalization	$267,710	$473,544	$473,544

SELLING UNITHOLDER

The selling unitholder is Peabody Natural Resources Company, an indirect wholly-owned subsidiary of Peabody Energy Corporation. As of March 7, 2005, two persons affiliated with Lehman Brothers Inc., one of the underwriters of this offering, are directors of Peabody Energy Corporation.

Peabody Natural Resources Company owned 838,158 common units, or 6.8% of the outstanding common units, before the offering. Peabody Natural Resources Company acquired these common units as part of the consideration for an estimated 120 million tons of coal we acquired from Peabody on December 19, 2002. As a result of this transaction, Peabody was granted the right to designate one director to the board of directors of our general partner for so long as Peabody owns common units representing at least 5% of the number of outstanding common units. Following the completion of this offering, Peabody will cease to own any common units and the Peabody board representative will no longer be on the board of directors. The common units offered hereby represent all of the total number of common units owned by Peabody Natural Resources Company and its affiliates.

TAX CONSIDERATIONS

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read “Material Tax Consequences” beginning on page 38 of the accompanying prospectus dated June 25, 2003 and page 30 of the accompanying prospectus dated August 1, 2003. You are urged to consult your own tax advisor about the federal, state, foreign and local tax consequences peculiar to your circumstances.

We estimate that if you purchase a common unit in this offering and hold the common unit through the record date for the distribution with respect to the fourth calendar quarter of 2007, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the amount of cash distributed to you with respect to that period. We anticipate that after the taxable year ending December 31, 2007, the ratio of taxable income allocable to cash distributions to unitholders will increase. This estimate is based upon many assumptions regarding our business and operations, including assumptions with respect to capital expenditures, cash flows and anticipated cash distributions. This estimate and our assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, this estimate is based on current tax law and tax reporting positions that we have adopted and with which the Internal Revenue Service might disagree. Accordingly, we cannot assure you that this estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could materially affect the value of the common units.

Ownership of common units by tax-exempt entities, regulated investment companies and foreign investors raises issues unique to such persons. Recent legislation treats net income derived from the ownership of certain publicly traded partnerships (including us) as qualifying income to a regulated investment company. However, this legislation is only effective for taxable years beginning after October 22, 2004, the date of enactment. For taxable years beginning on or before the date of enactment, very little of our income will be qualifying income to a regulated investment company. Please read “Material Tax Consequences—Tax-Exempt Organizations and Other Investors” in the accompanying prospectuses.

Because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the implementation of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, our cash available for distribution would be reduced.

UNDERWRITING

Lehman Brothers Inc. and RBC Capital Markets Corporation are acting as representatives of the underwriters. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference into this prospectus supplement and the accompanying prospectuses, each of the underwriters named below has severally agreed to purchase from us or the selling unitholder the respective number of common units shown opposite its name below:

Underwriter	Number of Common Units
Lehman Brothers Inc.
RBC Capital Markets Corporation
UBS Securities LLC
A.G. Edwards & Sons, Inc.
Friedman, Billings, Ramsey & Co., Inc.
Sanders Morris Harris Inc.

3,350,000

The underwriting agreement provides that the underwriters’ obligation to purchase common units depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the common units offered hereby, if any of common units are purchased;

•	the representations and warranties made by us and the selling unitholder to the underwriters are true;

•	there is no material change in the financial markets; and

•	we and the selling unitholder deliver customary closing documents to the underwriters.

Commission and Expenses

The following table summarizes the underwriting discounts and commissions we and the selling unitholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 502,500 additional common units. The underwriting discounts and commissions are equal to the public offering price per unit less the amount per unit the underwriters pay to us and the selling unitholder.

	Per Unit	Total
		Without option exercise	With option exercise
Paid by us
Paid by selling unitholder

We and the selling unitholder have been advised by the underwriters that the underwriters propose to offer the common units directly to the public at the price to the public set forth on the cover page of this prospectus supplement and to selected dealers at the offering price less a selling concession not in excess of $             per unit. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $             per unit to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $0.8 million (exclusive of underwriting discounts and commissions). We have agreed to pay expenses incurred by the selling unitholder in connection with the offering, other than the underwriting discounts and commissions.

Option to Purchase Additional Units

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 502,500 common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 3,350,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriters’ percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, the selling unitholder, Peabody Energy Corporation, our affiliates that own common units and the executive officers and directors of our general partner have agreed that, without the prior written consent of Lehman Brothers Inc. and RBC Capital Markets Corporation, we and they will not, subject to some exceptions, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common units or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units for a period of 90 days from the date of this prospectus supplement, other than permitted transfers.

Indemnification

We, our general partner, our operating company, Peabody Energy Corporation and the selling unitholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that may be required to be made in respect of these liabilities.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing the common units in the open market. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover a syndicate short position.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we, the selling unitholder nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we, the selling unitholder nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing

Our common units are traded on the New York Stock Exchange under the symbol “PVR”.

NASD Conduct Rules

Because the NASD views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD Conduct Rules.

Electronic Distribution

A prospectus supplement and the accompanying prospectuses in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters and/or selling group members participating in this common unit offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriters or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us and the selling unitholder to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriters’ or selling group members’ website and any information contained in any other website maintained by the underwriters or selling group member is not part of the prospectuses or the registration statements of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriters or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase common units offered by this prospectus supplement and the accompanying prospectuses, you may be required to pay stamp taxes and other charges, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectuses.

Relationships

Some of the underwriters and their related entities have performed and may perform investment banking, commercial banking and advisory services for us and for Penn Virginia Corporation from time to time in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking and financial advisory services. RBC Capital Markets Corporation, an underwriter in this offering, acted as financial advisor to us in connection with the Cantera acquisition and received customary compensation and expense reimbursement in connection therewith.

In addition, an affiliate of RBC Capital Markets Corporation is a lender to us under our $110 million term loan and our revolving credit facility, the proceeds from which were used to pay the cost of the Cantera acquisition, and will receive a share of the repayment of those loans from the net proceeds of this offering.

As of March 7, 2005, two persons affiliated with Lehman Brothers Inc. are directors of Peabody Energy Corporation. Lehman Brothers Inc. and its related entities have engaged and may engage in commercial and investment banking transactions with Peabody Energy Corporation in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions.

VALIDITY OF THE SECURITIES

The validity of the common units will be passed upon for Penn Virginia Resource Partners by Vinson & Elkins L.L.P., New York, New York. Certain legal matters in connection with the common units will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas. Baker Botts L.L.P. represented Peabody Energy Corporation in connection with the December 2002 sale by Peabody Energy Corporation and its affiliates to Penn Virginia Resource Partners of assets in exchange for units and cash consideration, and represents Peabody Energy Corporation on other matters unrelated to this offering. Certain legal matters in connection with the sale of the common units by the selling unitholder will be passed upon for the selling unitholder by Jeffery L. Klinger, Esq., Vice President, General Counsel and Secretary of Peabody Energy Corporation.

EXPERTS

The following financial statements have been included or incorporated by reference in the prospectus supplement in the reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing:

•	The consolidated balance sheets of Penn Virginia Resource Partners as of December 31, 2004 and 2003, and the related consolidated statements of income, partners’ capital and cash flows for each of the years in three-year period ended December 31, 2004, and management’s assessment of internal control over financial reporting as of December 31, 2004, incorporated by reference herein. The audit report covering the financial statements of Penn Virginia Resource Partners contains an exploratory paragraph that refers to Penn Virginia Resource Partners’ change in accounting for its asset retirement obligations effective January 1, 2003, incorporated by reference herein;

•	The balance sheet of Penn Virginia Resource GP, LLC as of December 31, 2004, incorporated by reference herein;

•	The balance sheets of Cantera Natural Gas, LLC—Mid Continent Division (a division of Cantera Natural Gas, LLC) as of December 31, 2004 and 2003, and the related statements of operations, divisional equity and cash flows for the year ended December 31, 2004 and for the period from June 25, 2003 (inception) through December 31, 2003, included herein; and

•	The statement of operating loss of Penn Virginia Resource Partners, L.P.—Acquired Assets for the period from January 1, 2003 through July 2, 2003 and year ended December 31, 2002, included herein.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Some of the information included in this prospectus supplement and each accompanying prospectus and the documents we incorporate by reference contain forward-looking statements. These statements use forward-looking words such as “may,” “will,” “anticipate,” “believe,” “expect,” “project” or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward looking” information.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement each accompanying prospectus and the documents we have incorporated by reference. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions including, but not limited, to the following:

•	energy prices generally and specifically, the price of natural gas and the price of NGLs;

•	the relationship between natural gas and NGL prices;

•	hazards or operating risks incidental to midstream operations;

•	the price of coal and its comparison to the price of natural gas and oil;

•	the volatility of commodity prices for coal;

•	the projected demand for coal;

•	the projected supply of coal;

•	the ability to acquire new coal reserves on satisfactory terms;

•	the price for which such reserves can be acquired;

•	the ability to lease new and existing coal reserves;

•	the ability of lessees to produce sufficient quantities of coal on an economic basis from our reserves;

•	the ability of lessees to obtain favorable contracts for coal produced from our reserves;

•	competition among producers in the coal industry generally;

•	the extent to which the amount and quality of actual production differs from estimated recoverable proved coal reserves;

•	unanticipated geological problems;

•	availability of required materials and equipment;

•	the occurrence of unusual weather or operating conditions including force majeure events;

•	the failure of our infrastructure and our lessees’ mining equipment or processes to operate in accordance with specifications or expectations;

•	delays in anticipated start-up dates of lessees’ mining operations and related coal infrastructure projects;

•	environmental risks affecting the mining of coal reserves;

•	the timing of receipt of necessary governmental permits by our lessees;

•	the risks associated with having or not having price risk management programs;

•	labor relations and costs;

•	accidents;

•	changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators;

•	uncertainties relating to the outcome of litigation regarding permitting of the disposal of coal overburden;

•	risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks);

•	the experience and financial condition of our lessees, including their ability to satisfy their royalty, environmental, reclamation and other obligations to us and others;

•	coal handling joint venture operations;

•	changes in financial market conditions; and

•	other risk factors as detailed in the our Annual Report on Form 10-K for the year ended December 31, 2004.

I NDEX TO FINANCIAL STATEMENTS

Page
Penn Virginia Resource Partners, L.P. Unaudited Pro Forma Condensed Combined Financial Statements:
Introduction	F-2
Pro Forma Condensed Combined Balance Sheet as of December 31, 2004	F-3
Pro Forma Condensed Combined Income Statement for the Year Ended December 31, 2004	F-4
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-5
Cantera Natural Gas, LLC—Mid Continent Division:
Report of Independent Registered Public Accounting Firm	F-8
Consolidated Balance Sheets as of December 31, 2004 and December 31, 2003	F-9
Consolidated Statements of Operations for the Year Ended December 31, 2004 and the Period from June 25, 2003 (inception) through December 31, 2003	F-10
Consolidated Statements of Divisional Equity for the Year Ended December 31, 2004 and the Period from June 25, 2003 (inception) through December 31, 2003	F-11
Consolidated Statements of Cash Flows for the Year Ended December 31, 2004 and the Period from June 25, 2003 (inception) through December 31, 2003	F-12
Notes to Consolidated Financial Statements	F-13
Penn Virginia Resource Partners, L.P.—Acquired Assets
Report of Independent Registered Public Accounting Firm	F-19
Statements of Operating Loss for the Year Ended December 31, 2002 and the Period from January 1, 2003 through July 2, 2003 (disposition)	F-20
Notes to Statements of Operating Loss	F-21

INTRODUCTION

The following unaudited pro forma condensed combined income statement for the year ended December 31, 2004 has been derived from our audited consolidated statement of income and Cantera Natural Gas, LLC—Mid Continent Division’s audited consolidated statement of operations for the year ended December 31, 2004. The pro forma income statement gives effect to the following events as if each occurred on January 1, 2004:

•	Our acquisition of 100% of the membership interests of Cantera Gas Resources, LLC—(the entity to which the assets of Cantera Natural Gas, LLC—Mid Continent Division were contributed) for a purchase price of approximately $191 million, which we initially funded with a $110 million term loan and with borrowings under our $150 million revolving credit facility; and

•	The offering of our common units made pursuant to this prospectus supplement and the use of the net proceeds therefrom to repay the $110 million term loan and a portion of the borrowings under our revolving credit facility.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2004, is based on Penn Virginia Resource Partners, L.P.’s consolidated balance sheet as of December 31, 2004 and gives effect to our acquisition of Cantera and our offering of common units pursuant to this prospectus supplement and the use of proceeds therefrom, as if such acquisition and the offering had occurred on December 31, 2004.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (1) the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Annual Report on Form 10-K for the year ended December 31, 2004 which is incorporated by reference into this prospectus supplement and (2) the historical financial statements and related notes for Cantera Natural Gas, LLC—Mid Continent Division and “Results of Operations of Cantera Natural Gas, LLC—Mid Continent Division” and (3) the accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma information presented herein does not purport to be indicative of the financial position or results of operations that would have actually occurred had our acquisition of Cantera occurred on the dates indicated.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2004

(in thousands)

	Historical Penn Virginia	Cantera Acquisition Adjustments		Pro Forma	Common Unit Offering Adjustments		Pro Forma As Adjusted
ASSETS
Current assets
Cash	$20,997	$2,000	(A)	$22,997	$141,668 2,738 (7,529 (136,877	(C) (D) )(E) )(F)	$22,997
Accounts receivable	8,668	41,959	(A)	50,627			50,627
Other current assets	541	3,164	(A)	3,705			3,705

Total current assets	30,206	47,123		77,329			77,329
Property and equipment, net	221,615	145,448	(A)	367,063			367,063
Equity investments	27,881			27,881			27,881
Intangibles	—	40,052	(A)	40,052			40,052
Goodwill	—	8,766	(A)	8,766			8,766
Other long-term assets	4,733	2,031	(B)	6,764			6,764

Total assets	$284,435	$243,420		$527,855	$—		$527,855

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$1,046	$37,261	(A)	$38,307	$—		$38,307
Accrued liabilities	2,943	325	(A)	3,268			3,268
Current portion of long-term debt	4,800	—		4,800	—		4,800
Deferred income	1,207	—		1,207	—		1,207

Total current liabilities	9,996	37,586		47,582			47,582
Deferred income	8,726			8,726			8,726
Other liabilities	2,803			2,803			2,803
Long-term debt	112,926	205,834	(B)	318,760	(136,877	)(F)	181,883

Partners’ capital	149,984			149,984	141,668	(C)	286,861
					2,738	(D)
					(7,529	)(E)

Total liabilities and partners’ capital	$284,435	$243,420		$527,855	$—		$527,855

PENN VIRGINIA RESOURCE PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

DECEMBER 31, 2004

	Historical Penn Virginia	Historical Cantera	Pro Forma Adjustments		Pro Forma
Revenues:
Natural gas midstream	$—	$285,532	$—		$285,532
Coal royalties	69,643				69,643
Other	5,987				5,987

Total revenue	75,630	285,532	—		361,162

Expenses:
Cost of gas purchased	—	240,189			240,189
Operating	8,172	11,802			19,974
General and administrative	8,307	3,898			12,205	(K)
Depreciation, depletion and amortization	18,632	6,027	8,703	(G)	33,362

Total operating expenses	35,111	261,916	8,703		305,730

Operating income	40,519	23,616	(8,703)		55,432
Other income (expense)
Interest income	1,063				1,063
Interest expense	(7,267)	(534)	(8,471	)(H)	(10,660)
			5,612	(I)
Other income	—	76			76
Income tax expense	—	981	(981	)(J)	—

Net income	$34,315	$24,139	$(12,543)		$45,911

General partner’s interest in net income	$686				$918

Limited partners’ interest in net income	$33,629				$44,993

Basic and diluted net income per limited partner unit, common and subordinated	$1.86				$2.19

Weighted average number of units outstanding, basic and diluted	18,070				20,582	(L)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.    Basis of Presentation and Transactions

The unaudited pro forma condensed combined financial statements are based on certain assumptions and do not purport to be indicative of the results which actually would have been achieved if the acquisition of Cantera Natural Gas, LLC—Mid Continent Division (Cantera) had been consummated on the dates indicated or results which may be achieved in the future. The purchase accounting adjustments made in connection with the development of the unaudited pro forma combined financial statements are preliminary and have been made solely for purposes of presenting such pro forma financial information.

It has been assumed that for purposes of the unaudited pro forma condensed combined balance sheet, the following transactions occurred on December 31, 2004, and for purposes of the unaudited pro forma condensed combined income statement, the following transactions occurred on January 1, 2004. The unaudited pro forma condensed combined balance sheet data adjusts the December 31, 2004 balance sheet of Penn Virginia Resource Partners, L.P. (Penn Virginia) for the acquisition of Cantera using the purchase method of accounting. The unaudited pro forma condensed combined income statement for the year ended December 31, 2004 combines the pro forma results of operations for the year ended December 31, 2004 of Penn Virginia, with the results of operations for the year ended December 31, 2004 of Cantera, after giving effect to the pro forma adjustments. The pro forma financial statements reflect the closing of the following transactions:

•	The acquisition of Cantera for a purchase price of $191.0 million plus working capital adjustments and acquisition fees;

•	The closing of an amended credit facility of $260 million, consisting of a $150 million revolving credit facility with a $110 million term loan, which Penn Virginia used to initially fund the Cantera acquisition;

•	The public offering by Penn Virginia of 2,511,842 common units at an assumed offering price of $56.40 per common unit (the “Offering”) resulting in aggregate gross proceeds of $141.7 million;

•	The payment to us from the general partner of $2.7 million, which represents its contribution in order to maintain its 2% interest in us;

•	The payment of underwriting fees and commissions, and other fees and expenses associated with the Offering, expected to be approximately $7.5 million; and

•	The application of the net proceeds of the Offering to repay the $110.0 million term loan and repay $26.9 million of our revolving credit facility.

Pro Forma Adjustments to Balance Sheet

(A)	Reflects adjustments of the estimated preliminary pro forma allocation of the purchase price of the Cantera acquisition as of December 31, 2004 using the purchase method of accounting. The following is a calculation of the allocation of the purchase price to the assets acquired and liabilities assumed based on their relative fair values (in thousands):

Cash consideration paid for Cantera	$200,303
Plus: acquisition costs	3,500

Total purchase price	203,803
Plus: current liabilities assumed	37,586

Total purchase price plus liabilities assumed	$241,389

Fair value of assets acquired:
Current assets	$47,123
Property and equipment, net	145,448
Intangible assets	40,052	(i)
Goodwill	8,766	(ii)

Total fair value of assets acquired	$241,389

(i)	The preliminary purchase price includes approximately $40.1 million of intangible assets that are primarily associated with assumed contracts and customer relationships. These intangible assets will be amortized over the period in which benefits are derived from the contracts and relationships assumed, and will be reviewed for impairment under Statement of Financial Accounting Standards (SFAS) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

(ii)	The preliminary purchase price includes approximately $8.8 million of goodwill. The significant factors that contributed to the recognition of goodwill include entering into the midstream gas gathering and processing business and the ability to acquire an established business with an assembled workforce. Under SFAS No. 141 “Business Combinations” and SFAS 142 “Goodwill and Other Intangible Assets,” goodwill recorded in connection with a business combination is not amortized, but tested for impairment at least annually. Accordingly, the accompanying unaudited pro forma combined income statement does not include amortization of the goodwill recorded in the acquisition.

(B)	Represents the payment of debt financing fees of $2.0 million associated with the closing of our amended revolving credit facility and $110.0 million term loan and the concurrent net borrowings of $205.8 used for the acquisition of Cantera.

(C)	Reflects gross proceeds of $141.7 million from the issuance and sale of 2,511,842 common units at an assumed offering price of $56.40.

(D)	Reflects proceeds from the general partner of $2.7 million, representing its contribution in order to maintain its 2% interest in us.

(E)	Reflects the payment of underwriting commissions and fees and other offering expenses of $7.5 million.

(F)	Represents the repayment of our $110.0 million term loan and the repayment of $26.9 million of our revolving credit facility.

Pro Forma Adjustments to Income Statement

(G)	Reflects the additional depreciation and amortization based on the fair value allocated property, plant and equipment and intangible assets, respectively.

(H)	Reflects the pro forma adjustment to interest expense applicable to Penn Virginia for the year ended December 31, 2004 is follows (in thousands):

Cantera historical interest expense	$(534)
Bank debt ($205.8 million drawn under amended loan facility at an assumed rate of 4.1%)	8,439
Additional interest rate of 0.25% on senior unsecured notes	221
Incremental amortization of deferred debt financing fees	345

Pro forma adjustment to interest expense	$8,471

(I)	Represents a $5.6 million reduction in interest expense due to the repayment of $136.9 million of debt, with the net proceeds from this Offering. A one-eighth percentage point change in the interest rate, after giving effect to the Offering, would result in an adjustment to pro forma net income of $0.1 million for the year ended December 31, 2004.

(J)	Represents the elimination of the income tax benefit of Cantera. As a partnership, Penn Virginia is not subject to federal or state income taxes; therefore, any income taxes will be the responsibility of our unitholders.

(K)	Reflects an additional $3.9 million of general and administrative costs which are based on Cantera’s historical operations. As a result of the Cantera acquisition, we anticipate incurring incremental general and administrative costs (e.g. accounting support services, additional management and additional professional fees) over and above our historical general and administrative expense at an annual rate of approximately $4.5-$5.0 million. The pro forma financial statements do not reflect any adjustments for estimated incremental costs.

(L)	The weighted average number of units outstanding used in the net income per unit calculation includes the issuance and sale of 2,511,842 common units and excludes the 2% general partner interest.

2.    Derivative Financial Instruments

In order to mitigate commodity price risk to the economics of the Cantera acquisition, in January 2005 we entered into notional derivative contracts for approximately 75% of the net volume of natural gas liquids expected to be sold from April 2005 through December 2006. Prior to closing the Cantera acquisition, the derivative contracts did not qualify for hedge accounting. We are currently evaluating the effectiveness of the derivative contracts in relation to the underlying commodities and we expect to designate the contracts as cash flow hedges in accordance with Statement of Financial Accounting Standards No. 133 (SFAS 133) “Accounting for Derivative Instruments and Hedging Activities.” The aggregate fair value of the contracts as of March 3, 2005 was approximately $9 million favorable to the counterparty and will be recognized as a reduction of earnings in the first quarter of 2005. If the derivatives qualify for cash flow hedges, SFAS 133 requires us to continue to measure the effectiveness of the derivative contracts in relation to the underlying commodity being hedged and we will be required to record the ineffective portion of the contracts in our net income for the respective period. Any cash settlement of the derivative contracts will be paid or received over the 21 month term of the contracts.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Cantera Natural Gas, LLC:

We have audited the accompanying balance sheets of Cantera Natural Gas, LLC—Mid Continent Division (a division of Cantera Natural Gas, LLC) as of December 31, 2004 and 2003, and the related statements of operations, divisional equity, and cash flows for the year ended December 31, 2004 and for the period from June 25, 2003 (inception) through December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cantera Natural Gas, LLC—Mid Continent Division (a division of Cantera Natural Gas, LLC) as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the year ended December 31, 2004 and for the period from June 25, 2003 (inception) through December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado

February 18, 2005

CANTERA NATURAL GAS, LLC—MID CONTINENT DIVISION

(A Division of Cantera Natural Gas, LLC)

Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Current assets:
Accounts receivable, net of allowance of $210,788 and $210,788 in 2004 and 2003, respectively	$41,958,686	$35,274,708
Product inventory	2,362,140	1,274,875
Prepaids and other	1,381,229	702,159

Total current assets	45,702,055	37,251,742

Property, plant, and equipment, net	81,681,270	83,777,564

Other assets	58,983	49,677

	$127,442,308	$121,078,983

Liabilities and Divisional Equity
Current liabilities:
Accounts payable	$37,261,192	$31,658,291
Accrued liabilities	324,863	2,507,947
Capital lease obligation	—	101,670
Income taxes payable	—	1,454,690

Total current liabilities	37,586,055	35,722,598

Intercompany loan	2,671,744	20,925,951
Deferred tax liability	—	1,385,410

Total liabilities	40,257,799	58,033,959

Commitments and contingencies	—	—
Divisional equity:
Divisional capital	58,335,000	58,335,000
Retained earnings	28,849,509	4,710,024

	87,184,509	63,045,024

	$127,442,308	$121,078,983

See accompanying notes to financial statements.

CANTERA NATURAL GAS, LLC—MID CONTINENT DIVISION

(A Division of Cantera Natural Gas, LLC)

Statements of Operations

Year ended December 31, 2004 and period from

June 25, 2003 (inception) through December 31, 2003

	2004	2003
Revenue:
Sale of residue gas	$178,318,766	$63,685,914
Sale of natural gas liquids	91,878,631	30,484,830
Sale of condensate and other	6,484,780	2,196,947
Gathering/transportation fees and other	6,720,562	3,094,965
Marketing revenue, net	2,128,724	5,505,521

Total revenue	285,531,463	104,968,177

Cost of gas purchased	240,189,152	86,991,752

Gross margin	45,342,311	17,976,425

Operating expenses	11,802,086	5,549,095

Net margin	33,540,225	12,427,330

General, administrative, and depreciation:
General and administrative expense	3,897,678	1,403,397
Depreciation expense	6,026,785	2,827,403

Total general, administrative, and depreciation	9,924,463	4,230,800

Operating income	23,615,762	8,196,530

Other income (expense):
Interest expense	(533,780)	(695,946)
Gain on sale of assets	65,374	—
Other, net	11,433	49,540

Total other income (expense)	(456,973)	(646,406)

Income before taxes	23,158,789	7,550,124

Income tax provision (benefit):
Deferred	(1,385,410)	1,385,410
Current	404,714	1,454,690

Net income	$24,139,485	$4,710,024

See accompanying notes to financial statements.

CANTERA NATURAL GAS, LLC—MID CONTINENT DIVISION

(A Division of Cantera Natural Gas, LLC)

Statements of Divisional Equity

Year ended December 31, 2004 and period from

June 25, 2003 (inception) through December 31, 2003

	Divisional Capital	Retained Earnings	Total
Balance, inception (June 25, 2003)	—	—	—
Capital allocation from Parent	$58,335,000	—	$58,335,000
Net income	—	$4,710,024	4,710,024

Balance, December 31, 2003	58,335,000	4,710,024	63,045,024
Net income	—	24,139,485	24,139,485

Balance, December 31, 2004	$58,335,000	$28,849,509	$87,184,509

See accompanying notes to financial statements.

CANTERA NATURAL GAS, LLC—MID CONTINENT DIVISION

(A Division of Cantera Natural Gas, LLC)

Statements of Cash Flows

Year ended December 31, 2004 and period from

June 25, 2003 (inception) through December 31, 2003

	2004	2003
Cash flow from operating activities:
Net income	$24,139,485	$4,710,024
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	—	210,788
Depreciation	6,026,785	2,827,403
Gain on sale of assets	(65,374)	—
Deferred taxes	(1,385,410)	1,385,410
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(6,683,977)	3,661,969
Product inventory	(1,087,265)	1,010,433
Prepaids and other assets	(687,852)	1,664,652
Accounts payable	5,602,901	2,586,628
Accrued liabilities	(2,183,084)	(2,965,575)
Income taxes payable	(1,454,690)	1,454,690

Net cash provided by operating activities	22,221,519	16,546,422

Cash flow from investing activities:
Acquisition of CMS assets	(1,045,196)	—
Capital expenditures	(2,885,820)	(819,812)
Proceeds on sale of assets	65,374	—

Net cash used in investing activities	(3,865,642)	(819,812)

Cash flow from financing activities:
Repayments under intercompany loan	(18,254,207)	(15,430,582)
Payments on capital lease obligation	(101,670)	(296,028)

Net cash used in financing activities	(18,355,877)	(15,726,610)

Net change in cash and cash equivalents	—	—

Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$—	$—

See accompanying notes to financial statements.

CANTERA NATURAL GAS, LLC MID CONTINENT DIVISION

(A Division of Cantera Natural Gas, LLC)

Notes to Financial Statements

December 31, 2004 and 2003

(1)    Organization and Business

Cantera Natural Gas, LLC—Mid Continent Division (the Company) was formed as a division of Cantera Natural Gas, LLC (formerly Cantera Natural Gas, Inc.) (the Parent) on June 25, 2003 (Inception). On July 2, 2003, the Parent purchased all of the shares of CMS Field Services, Inc. (Field Services) (see note 3). On January 2, 2004, Cantera Natural Gas, Inc., previously a Delaware corporation subject to income tax, was reorganized into a Delaware limited liability company, Cantera Natural Gas, LLC and, consequently, is no longer subject to taxation. See note 5, Income Taxes, regarding the impact of the conversion.

The Company is composed of the Field Services assets located in the mid-continent region of the United States. The Company provides natural gas gathering and processing and related services, which include compression, treatment and natural gas liquids (NGLs) extraction services for natural gas producers. Such services are provided primarily to customers in Texas, Oklahoma, and Louisiana.

(2)    Summary of Significant Accounting Policies

(a)    Stand-Alone Presentation

The Parent does not maintain separate books and records for the Company. As such, in order to prepare stand-alone financial statements for the Company, the Parent compiled accounts specifically identifiable to the Company and calculated or allocated certain other balances as further discussed below.

Initial Allocation of Assets, Divisional Capital, and Intercompany Debt

The Parent utilized proceeds from equity contributions and third-party bank debt to finance the acquisition of Field Services. Certain of the Field Services assets acquired were assigned to the Company. In conjunction with the assignment of the Field Services assets to the Company, the Parent allocated divisional equity and intercompany debt to the Company on a pro rata basis. The initial balances allocated to the Company are presented in the following table:

Field services assets assigned	$94,691,533
Divisional equity allocated	(58,335,000)
Intercompany debt allocated	(36,356,533)

$—

Intercompany Debt

The Parent serves as the cash collection point for each of its divisions, with the corresponding offset to intercompany debt. As such, no cash has been presented in the accompanying balance sheets. Subsequent to the initial allocation of intercompany debt discussed above, intercompany debt was increased or decreased based on the net cash generated or used by the Company.

Interest Expense

The accompanying statements of operations include interest expense allocated from the Parent. The amount of the interest expense is calculated on the Company’s intercompany loan balance at the end of the year using the same interest rate as the Parent’s bank debt (4.41% in 2004 and 4.86% in 2003). Interest charged to the Company for 2004 and 2003 was $533,780 and $695,946, respectively.

CANTERA NATURAL GAS, LLC MID CONTINENT DIVISION

(A Division of Cantera Natural Gas, LLC)

Notes to Financial Statements—(Continued)

December 31, 2004 and 2003

General and Administrative Expenses

The accompanying statements of operations include an allocation of the Parent’s general and administrative expenses. The amount of general and administrative expense allocated to the Company by the Parent was based on the proportionate value of the Field Services assets assigned to the Company to the value of all the Field Services assets acquired.

Income Tax Provision

The accompanying statements of operations include an income tax provision for 2003, which was determined by the Parent as if the Company was a stand-alone taxpayer. The deferred portion of the provision was reversed in 2004 with the corporate reorganization (see note 2 (i)).

Management of the Company believes that the allocation methods discussed above are reasonable and that the allocated amounts reflect a reasonable estimation of the costs the Company would have incurred had it operated as an unaffiliated entity.

(b)    Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)    Gas Gathering and Processing and Natural Gas Liquids Operations

The Company’s revenue is derived from the sale of residue gas, NGLs, and condensate, marketing of gas for third parties and fees collected for gathering and transporting natural gas and NGLs. Revenue from the sale of NGLs and residue gas is recognized when the NGLs and residue gas produced at the Company’s gas processing plants are sold. The Company’s gathering and transportation revenue is recognized based upon actual volumes delivered. Costs are expensed as incurred.

(d)    Imbalances

The Company’s activities periodically result in imbalances whereby the Company’s customers have either over or under delivered natural gas to the Company’s system. Cost for pipeline imbalances is determined based on the Company’s weighted average cost of gas, using the first-in, first-out method, during the month in which the imbalance was created. Net positive imbalances, representing under deliveries from customers, are recorded as gas imbalance inventory, whereas net negative imbalances, representing over deliveries from customers, are recorded as a liability. The cost of NGL inventory is determined based on the weighted average cost of NGLs, including transportation and carrying charges. At December 31, 2004 and 2003, the Company had net positive gas imbalance of $571,000 and $322,600, respectively, and net positive NGL imbalances of $1,790,400 and $952,200, respectively, which are included in product inventory. The weighted average cost of gas underlying the Company’s net product inventory at December 31, 2004 and 2003, respectively, approximates market value.

CANTERA NATURAL GAS, LLC MID CONTINENT DIVISION

(A Division of Cantera Natural Gas, LLC)

Notes to Financial Statements—(Continued)

December 31, 2004 and 2003

(e)    Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Maintenance and repairs are charged to expense as incurred. Expenditures that extend the useful lives of assets are capitalized. When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts. Any gain or loss on retirements is reflected in other income in the year in which the asset is disposed. Depreciation is provided on a straight-line basis over the estimated useful life for each asset. Property, plant, and equipment consists of the following at December 31:

	Useful lives	2004	2003
Gas processing and gathering systems—acquired	15 years	$86,663,485	$85,620,817
Gas processing and gathering systems—additions	20 years	3,425,195	803,247
Vehicles, equipment, and tools	3 years	439,159	180,903

		90,527,839	86,604,967
Less accumulated depreciation		(8,846,569)	(2,827,403)

Net property, plant, and equipment		$81,681,270	$83,777,564

(f)    Asset Impairment

The Company follows the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement does not apply to goodwill, intangible assets not being amortized, financial instruments, and deferred tax assets. SFAS No. 144 requires an impairment loss to be recorded for assets to be held and used when the carrying amount of a long-lived asset is not recoverable from future estimated cash flows and exceeds its fair value. An asset that is classified as held-for-sale shall be recorded at the lower of its carrying amount or fair value less cost to sell. At December 31, 2004, management believes that there is no impairment of the Company’s long-lived assets.

(g)    Fair Value of Financial Instruments

The Company’s financial instruments consist of accounts receivable, accounts payable, other current liabilities, capital lease obligations, and intercompany debt. Except for capital lease obligations and intercompany debt, the carrying amounts of financial instruments approximate fair value due to their short maturities. At December 31, 2004 and 2003, based on rates available for similar types of debt, the fair value of capital lease obligations and intercompany debt approximated their carrying amounts.

(h)    Concentration of Credit Risk

Substantially all of the Company’s accounts receivable at December 31, 2004 and 2003, result from the sale of natural gas and NGLs to and gas-gathering fees earned from, other companies in the oil and gas industry. This concentration of customers may impact the Company’s overall credit risk, either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. Such receivables are generally not collateralized. However, the Company performs credit evaluations on all its customers to minimize exposure to credit risk. During 2004 and 2003, credit losses were not significant.

Revenue for 2004 includes sales to four customers representing 19.5%, 15.3%, 13.0%, and 10.0% of total revenue and for 2003 included sales to four customers representing 25.8%, 19.9%, 13.1%, and 11.2% of total revenue. All remaining customers account for less than 10% each of total revenue.

CANTERA NATURAL GAS, LLC MID CONTINENT DIVISION

(A Division of Cantera Natural Gas, LLC)

Notes to Financial Statements—(Continued)

December 31, 2004 and 2003

(i)    Income Taxes

On January 2, 2004, the Parent changed its tax status from a C corporation (taxable entity) to a limited liability company (non-taxable entity). With the conversion to a limited liability company on January 2, 2004, the Company is no longer subject to income tax. Prior to the conversion the Company recorded deferred tax assets and liabilities for the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carryforwards.

(j)    Comprehensive Income

Comprehensive income (loss) includes all changes in equity during a period from nonowner sources. During 2004 and 2003, the Company had no transactions that were required to be reported as adjustments to net income (loss) to determine comprehensive income (loss).

(i)    Derivative Financial Instruments

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards for derivatives and requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet at fair value as either an asset or liability. The statement requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company has not historically entered into derivative financial transactions that do not qualify as normal purchases and sales under the requirements of the statement.

(3)    Acquisition of Gas Gathering and Processing Facilities

On July 2, 2003, the Parent purchased all of the shares of Field Services and assigned the Field Services assets located in the mid-continent region to the Company. The net purchase price of the assets assigned to the Company was $129,634,416 and consisted of the following:

Cash paid	$94,691,533
Liabilities assumed	34,942,883

Total purchase price	$129,634,416

The assets assigned to the Company consisted of six processing/treating plants, over 3,060 miles of gas gathering pipelines with installed gathering compression of more than 80,000 horsepower, interest in a gas gathering entity (Brightstar), and working capital. The Company accounted for the acquisition as a purchase and, accordingly, the operating results of the acquired assets have been included in the Company’s operations since the July 2, 2003 closing date.

The allocation of the purchase price was based on the fair market value of the assets acquired and was allocated to the assets acquired and liabilities assumed as follows:

Gas processing and gathering systems	$85,620,817
Vehicles, equipment, and tools	164,338
Investment in partnerships	40,140
Current assets	43,809,121
Current liabilities	(34,942,883)

$94,691,533

CANTERA NATURAL GAS, LLC MID CONTINENT DIVISION

(A Division of Cantera Natural Gas, LLC)

Notes to Financial Statements—(Continued)

December 31, 2004 and 2003

(4)    Intercompany Loan

As discussed in note 2, the accompanying balance sheet includes an intercompany loan balance, which is made up of two components. First, the Parent’s allocated a portion of its total indebtedness based on the proportionate value of the Field Services assets assigned to the Company (see note 2). And second, the Parent manages the operations of the Company. The Parent collects the Company’s receivables and pays the Company’s costs and expenses. The net of receivables collected and payables paid on the Company’s behalf either increases or decreases the intercompany loan. As of December 31, 2004 and 2003, the intercompany loan balance was $2,671,744 and $20,925,951, respectively. The loan is unsecured and has no maturity date. Interest on the intercompany loan is based on interest paid by the Parent on its bank debt. In 2004 and 2003, 74.69% and 75.4%, respectively, of the Parent’s interest expense was allocated to the Company.

(5)    Income Taxes

In connection with the Parent’s change in tax status from a taxable entity to a non-taxable entity, the Parent was required to pay income taxes based on the difference between the fair value of its assets and liabilities and the tax basis of those assets and liabilities. Therefore, the Parent allocated current tax expense of $404,714 to the Company, representing the Company’s portion of the taxes due in connection with the Parent’s change in tax status. As a result, the Company reported a net tax benefit of $980,696, representing the current tax expense allocated by the Parent less the reversal of the Company’s previously recorded deferred tax liability of $1,385,410.

Deferred tax assets and liabilities are comprised of the following at December 31, 2003:

2003
Deferred tax assets :
Accounts receivable	$80,626
Deferred tax liabilities :
Property, plant, and equipment	(1,466,036)

Net deferred tax liabilities	$(1,385,410)

The differences between income taxes calculated based on the statutory federal income tax rate of 35% and the Company’s income tax provision for the period from June 25, 2003 (inception) through December 31, 2003 are summarized as follows:

2003
Federal income tax at 35%	$2,642,543
State taxes, net of federal benefit	193,616
Nondeductible expenses	3,941

$2,840,100

CANTERA NATURAL GAS, LLC MID CONTINENT DIVISION

(A Division of Cantera Natural Gas, LLC)

Notes to Financial Statements—(Continued)

December 31, 2004 and 2003

(6)    Contingencies and Commitments

(a)    Capital Leases

In conjunction with the acquisition of Field Services, the Company assumed a lease arrangement with a third party leasing agent, whereby the Company leased five compressors under noncancelable capital lease obligations, expiring in May 2004. Aggregate minimum lease payments of $104,900 under the capital leases were paid during 2004. Of that amount, $3,200 represents interest.

(b)    Operating Leases

The Company has lease commitments for various compressors that expire at various times through 2005. Total rental expense charged to operations for the year ended December 31, 2004 and for the period from June 25, 2003 (inception) through December 31, 2003 was $661,600 and $347,000, respectively. At December 31, 2004, future minimum payments under noncancelable operating leases are $36,000.

(c)    Other

Under various contracts the Company is committed to gather and process natural gas, and to transport NGLs. Such contracts are based on market prices and vary in duration from one month to nine years.

From time to time, the Company is involved in legal and administrative proceedings or claims, which arise in the ordinary course of its business. While such matters always contain an element of uncertainty, management believes the matters of which they are aware will not individually or in the aggregate have a material adverse effect on the Company’s financial position or results of operations.

(7)    Pending Sale

On November 22, 2004, the Parent entered into a Purchase Agreement for the sale of 100% of the assets held by the Company for $191 million in cash payable at closing (the Disposition). The Parent expects consummation of the Disposition during the first quarter of 2005.

Report of Independent Registered Public Accounting Firm

Penn Virginia Resource Partners, L.P.:

We have audited the accompanying statements of operating loss (the Statements) for certain natural gas gathering and processing assets of Cantera Resources Holdings, LLC (Cantera) to be acquired by Penn Virginia Resource Partners, L.P. (Penn Virginia) (the Acquired Assets) for the period from January 1, 2003 through July 2, 2003 (disposition) and for the year ended December 31, 2002. The Statements are the responsibility of Cantera’s management. Our responsibility is to express an opinion on the Statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K/A) as described in note 1 and are not intended to be a complete presentation of the results of operations for the Acquired Assets.

In our opinion, the Statements referred to above present fairly, in all material respects, the operating loss for the Acquired Assets described in note 1 for the period from January 1, 2003 through July 2, 2003 (disposition) and for the year ended December 31, 2002 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado

February 18, 2005

PENN VIRGINIA RESOURCE PARTNERS, L.P.

Acquired Assets

Statements of Operating Loss

	Period from January 1, 2003 through July 2, 2003 (disposition)	Year ended December 31, 2002
Revenues:
Sale of residue gas	$87,802,015	$90,062,171
Sale of natural gas liquids	21,037,410	42,333,185
Sale of condensate and other	2,159,371	3,590,050
Gathering fees and other	2,249,590	4,551,442
Marketing revenue, net	1,478,193	5,435,916

Total revenue	114,726,579	145,972,764

Cost of gas purchased:
Cost of gas purchased	101,047,290	119,397,693
Cost of gas purchased from affiliates	402,701	959,397

Total cost of gas purchased	101,449,991	120,357,090

Gross margin	13,276,588	25,615,674
Operating expenses	6,422,574	13,765,538

Net margin	6,854,014	11,850,136

General, administrative, and depreciation:
General and administrative expense	1,207,977	4,223,534
Depreciation expense	6,279,218	13,161,869

Total general, administrative, and depreciation	7,487,195	17,385,403

Operating loss	$(633,181)	$(5,535,267)

See accompanying notes to statements of operating loss.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

Acquired Assets

Notes to Statements of Operating Loss

Period from January 1, 2003 through July 2, 2003

and year ended December 31, 2002

(1)    Basis of Presentation

On November 22, 2004, Penn Virginia Resource Partners, L.P. (PVR) entered into a Purchase Agreement with Cantera Resources Holdings LLC (CRH) providing for PVR’s purchase from CRH (the Acquisition) of certain assets from Cantera Natural Gas, LLC (CNG), subsidiary of CRH engaged in the natural gas gathering and processing business, for $191 million cash payable at closing.

The Acquisition includes ownership and operation of midstream assets (the Acquired Assets) that include natural gas gathering pipelines that supply natural gas processing facilities. The Acquired Assets were acquired by CNG from CMS Field Services, Inc. (CMS) on July 2, 2003. The statements of operating loss reflect the Acquired Assets’ operations for the periods from January 1, 2003 through July 2, 2003 (the CMS disposition date), and for the year ended December 31, 2002, the periods in which they were owned by CMS.

The Acquired Assets derive revenues primarily from the sharing of sales proceeds of natural gas and natural gas liquids under contracts with natural gas producers and from fees charged for gathering and treating natural gas volumes and other related services.

The Acquired Assets are located in four geographic regions, as follows:

•	Oklahoma and Texas Panhandles—natural gas gathering pipelines that deliver gas to the Beaver processing facility;

•	North Central Oklahoma—low-pressure gathering pipelines that deliver natural gas to the Crescent gas plant;

•	North Central Texas—natural gas gathering pipelines that deliver gas to the Hamlin gas plant; and

•	Arkoma Basin—natural gas gathering pipelines that deliver gas to various market pipelines.

The accompanying statements of operating loss were prepared from the historical accounting records of CMS for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Acquired Assets’ results of operations. These statements do not include income taxes, interest income, or interest expense. These items are not included because the Acquisition represents only a portion of a business, and the costs incurred by CMS are not necessarily indicative of the costs to be incurred by PVR. Because of the omissions and future changes in the Acquired Assets and their operations, the accompanying statements of operating loss are not indicative of the future results of operations of the Acquired Assets.

Historical financial information reflecting financial position, results of operations, and cash flows of the Acquired Assets is not presented because it is not available and because the entire acquisition cost was assigned to the Acquired Assets. Accordingly, the historical statements of operating loss have been presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

(2)    Marketing Revenue, Net

Marketing revenue, net is comprised of marketing revenue of $171,200,652 and $306,192,436 for the period ended July 2, 2003 and year ended December 31, 2002, respectively, less the cost of marketing gas purchases of $169,722,459 and $300,756,520, respectively.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

Acquired Assets

Notes to Statements of Operating Loss—(Continued)

Period from January 1, 2003 through July 2, 2003

and year ended December 31, 2002

Included in marketing revenue are transactions with affiliates of $26,631,246 and $100,841,532 for the period ended July 2, 2003 and year ended December 31, 2002, respectively.

(3)    Related-Party Transactions

During 2002 and 2003, operating efforts were revised to focus primarily on the sale of residue gas to unrelated third parties, rather than to affiliates. Consequently, marketing revenue from affiliates declined to $26,631,246 for the period from January 1, 2003 through July 2, 2003 from $100,841,532 for the year ended December 31, 2002 and, upon conveyance of the Acquired Assets from CMS to CNG on July 2, 2003, marketing revenue from affiliates was discontinued.

PROSPECTUS

$300,000,000

Penn Virginia Resource Partners, L.P.

Common Units

Debt Securities

Penn Virginia Operating Co., LLC

Debt Securities

We may offer the following securities under this Prospectus:

•	Common units representing limited partner interests in Penn Virginia Resource Partners, L.P.,

•	Debt securities of Penn Virginia Resource Partners, L.P., and

•	Debt securities of Penn Virginia Operating Co., LLC.

This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

Our common units are traded on the New York Stock Exchange under the symbol “PVR.”

LIMITED PARTNERSHIPS ARE INHERENTLY DIFFERENT FROM CORPORATIONS. YOU SHOULD CAREFULLY CONSIDER EACH OF THE FACTORS DESCRIBED UNDER “ RISK FACTORS” WHICH BEGINS ON PAGE 2 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN THE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 25, 2003.

i

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell up to $300 million in aggregate offering price of the common units or debt securities described in this prospectus in one or more offerings. This prospectus generally describes Penn Virginia Resource Partners, L.P. and Penn Virginia Operating Co., LLC and the common units, debt securities and the guarantees of the debt securities. Each time we sell common units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of June 25, 2003. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

ABOUT PENN VIRGINIA RESOURCE PARTNERS AND PENN VIRGINIA OPERATING CO.

Penn Virginia Resource Partners, L.P. was formed by Penn Virginia Corporation in July 2001 to engage in the business of owning and managing coal properties and related assets. We enter into long-term leases with third-party mine operators for the right to mine our coal reserves in exchange for royalty payments. We also provide fee-based coal preparation and transportation facilities to some of our lessees. In addition to our coal business, we generate revenues from the sale of timber growing on our properties. We conduct all of our business through our 100% owned operating company, Penn Virginia Operating Co., LLC, and its wholly-owned subsidiaries, Loadout LLC, K Rail LLC, Wise LLC, Suncrest Resources LLC and Fieldcrest Resources LLC. Penn Virginia Resource GP, LLC serves as our general partner and is an indirect wholly owned subsidiary of Penn Virginia Corporation.

Our address is Three Radnor Corporate Center, 100 Matsonford Road, Suite 230, Radnor, Pennsylvania 19087, and our telephone number is (610) 687-8900. Our website address is www.pvresource.com. The information contained in our website is not part of this prospectus.

As used in this prospectus, “we,” “us,” “our” and “Penn Virginia Resource Partners” mean Penn Virginia Resource Partners, L.P. and, where the context requires, our operating company, Penn Virginia Operating Co., LLC, and its subsidiaries.

THE SUBSIDIARY GUARANTORS

Penn Virginia Operating Co., LLC, Suncrest Resources LLC, Fieldcrest Resources LLC, Loadout LLC, K Rail LLC and Wise LLC are our only subsidiaries as of the date of this prospectus. We own 100% of the membership interests in Penn Virginia Operating Co., LLC. Penn Virginia Operating Co., LLC owns 100% of the membership interests in Loadout LLC, K Rail LLC, Wise LLC, Suncrest Resources LLC and Fieldcrest Resources LLC. Penn Virginia Resource Partners, L.P. will, and Loadout LLC, K Rail LLC, Wise LLC, Suncrest Resources LLC and Fieldcrest Resources LLC may, unconditionally guarantee any series of debt securities of Penn Virginia Operating Co., LLC offered by this prospectus, as set forth in a related prospectus supplement. Penn Virginia Operating Co., LLC, Suncrest Resources LLC, Fieldcrest Resources LLC, Loadout LLC, K Rail LLC and Wise LLC may unconditionally guarantee any series of debt securities of Penn Virginia Resource Partners offered by this prospectus, as set forth in a related prospectus supplement. As used in this prospectus, the term “Subsidiary Guarantors” means Loadout LLC, K Rail LLC, Wise LLC, Suncrest Resources LLC and Fieldcrest Resources LLC and also includes Penn Virginia Operating Co., LLC when discussing subsidiary guarantees of the debt securities of Penn Virginia Resource Partners. The term “Guarantor” means Penn Virginia Resource Partners in its role as guarantor of the debt securities of Penn Virginia Operating Co., LLC.

RISK FACTORS

An investment in the securities involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document in evaluating an investment in the securities.

If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that event, we may be unable to pay distributions to our unitholders, or pay interest on, or the principal of, any debt securities. In that event, the trading price of the common units could decline or you could lose all or part of your investment.

Risks Related to our Business

We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution to unitholders each quarter.

The amount of cash we can distribute on the common units depends upon a number of factors, including our revenues, which will depend primarily upon the amount of coal our lessees are able to produce, the price at which they are able to sell it and the timely receipt of payment from their customers, which in turn are dependent upon numerous factors beyond our or their control. Other factors that may affect our ability to pay the minimum quarterly distribution to unitholders each quarter include the following:

•	the cost of acquisitions;

•	fluctuations in working capital;

•	the restrictions of our debt instruments;

•	required payments of principal and interest on our debt;

•	capital expenditures; and

•	adjustments in cash reserves made by our general partner in its discretion.

Furthermore, you should be aware that our ability to pay the minimum quarterly distribution to unitholders each quarter depends primarily on cash flow, including cash flow from established cash reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when we record losses and may not make distributions during periods when we record profits.

If our lessees do not manage their operations well, their production volumes and our coal royalty revenues could decrease.

We depend on our lessees to effectively manage their operations on our properties. Our lessees make their own business decisions with respect to their operations, including decisions relating to:

•	the method of mining;

•	credit review of their customers;

•	marketing of the coal mined;

•	coal transportation arrangements;

•	negotiations with unions;

•	employee wages;

•	permitting;

•	surety bonding; and

•	mine closure and reclamation.

If our lessees do not manage their operations well, their production could be reduced, which would result in lower coal royalty revenues to us.

Lessees could satisfy obligations to their customers with coal from properties other than ours, depriving us of the ability to receive amounts in excess of the minimum royalty payments.

We do not control our lessees’ business operations. Our lessees’ customer supply contracts do not generally require our lessees to satisfy their obligations to their customers with coal mined from our reserves. Several factors may influence a lessee’s decision to supply its customers with coal mined from properties we do not own or lease, including the royalty rates under the lessee’s lease with us, mining conditions, transportation costs and availability, and customer coal specifications. If a lessee satisfies its obligations to its customers with coal from properties we do not own or lease, production under our lease will decrease and, we will receive lower coal royalty revenues.

Coal mining operations are subject to risks that among other things could result in lower coal royalty revenues.

Our coal royalty revenues are largely dependent on the level of production from our coal reserves achieved by our lessees. The level of our lessees’ production is subject to operating conditions or events beyond their or our control including:

•	the inability to acquire necessary permits;

•	changes or variations in geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

•	changes in governmental regulation of the coal industry;

•	mining and processing equipment failures and unexpected maintenance problems;

•	adverse claims to title or existing defects of title;

•	interruptions due to power outages;

•	adverse weather and natural disasters, such as heavy rains and flooding;

•	labor-related interruptions;

•	employee injuries or fatalities; and

•	fires and explosions.

These conditions may increase our lessees’ cost of mining and delay or halt production at particular mines for varying lengths of time. Any interruptions to the production of coal from our reserves could reduce our coal royalty revenues.

A substantial or extended decline in coal prices could reduce our coal royalty revenues and the value of our coal reserves.

A substantial or extended decline in coal prices from historical levels could have a material adverse effect on our lessees’ operations and on the quantities of coal that may be economically produced from our properties. This, in turn, could reduce our coal royalty revenues, our coal services revenues and the value of our coal reserves. Additionally, volatility in coal prices could make it difficult to estimate with precision the value of our coal reserves and any coal reserves that we may consider for acquisition.

We depend on a limited number of primary operators for a significant portion of our coal royalty revenues and the loss of or reduction in production from any of our major lessees could reduce our coal royalty revenues.

We depend on a limited number of primary operators for a significant portion of our coal royalty revenues. During the three months ended March 31, 2003, six primary operators, each with multiple leases, accounted for a total of 82% of our coal royalty revenues: Peabody Energy Corporation (34%), Powell River Resources (15%), A&G Coal (12%), Cline Resources (10%), Kanawha Eagle (7%) and the Humphrey Group (4%). If any of these operators enter bankruptcy or decide to cease operations or significantly reduce their production, our coal royalty revenues could be reduced.

A failure on the part of our lessees to make coal royalty payments could give us the right to terminate the lease, repossess the property or obtain liquidation damages and/or enforce payment obligations under the lease. If we repossessed any of our properties, we would seek to find a replacement lessee. We may not be able to find a replacement lessee and, if we find a replacement lessee, we may not be able to enter into a new lease on favorable terms within a reasonable period of time. In addition, the outgoing lessee could be subject to bankruptcy proceedings that could further delay the execution of a new lease or the assignment of the existing lease to another operator. If we enter into a new lease, the replacement operator might not achieve the same levels of production or sell coal at the same price as the lessee it replaced. In addition, it may be difficult for us to secure new or replacement lessees for small or isolated coal reserves, since industry trends toward consolidation favor larger-scale, higher technology mining operations to increase productivity rates.

We may not be able to grow and our business will be adversely affected if we are unable to replace or increase our reserves through acquisitions.

Because our reserves decline as our lessees mine our coal, our future success and growth depends, in part, upon our ability to acquire additional coal reserves that are economically recoverable. If we are unable to negotiate purchase contracts to replace and/or increase our coal reserves on acceptable terms, our coal royalty revenues will decline as our coal reserves are depleted. In addition, if we are unable to successfully integrate the companies, businesses or properties we are able to acquire, our coal royalty revenues may decline and we could, therefore, experience a material adverse effect on our business, financial condition or results of operations. If we acquire additional coal reserves, there is a possibility that any acquisition could be dilutive to earnings and reduce our ability to make distributions to unitholders or to pay interest on, or the principal of, our debt securities. Any debt we incur to finance an acquisition may similarly affect our ability to make distributions to unitholders or to pay interest on, or the principal of, our debt securities. Our ability to make acquisitions in the future also could be limited by restrictions under our existing or future debt agreements, competition from other coal companies for attractive properties or the lack of suitable acquisition candidates.

Our lessees’ workforce could become increasingly unionized in the future.

Two of our lessees each have one mine operated by unionized employees. One of these mines was our second largest mine on the basis of coal reserves as of March 31, 2003. All of our lessees could become increasingly unionized in the future. Some labor unions active in our lessees’ areas of operations are attempting to organize the employees of some of our lessees. If some or all of our lessees’ non-unionized operations were to become unionized it could adversely affect their productivity and increase the risk of work stoppages. In addition, our lessees’ operations may be adversely affected by work stoppages at unionized companies, particularly if union workers were to orchestrate boycotts against our lessees’ operations. Any further unionization of our lessees’ employees could adversely affect the stability of production from our reserves and reduce our coal royalty revenues.

Fluctuations in transportation costs and the availability or reliability of transportation could reduce the production of coal mined from our properties.

Transportation costs represent a significant portion of the total cost of coal for the customers of our lessees. Increases in transportation costs could make coal a less competitive source of energy or could make coal produced by some or all of our lessees less competitive than coal produced from other sources. On the other hand, significant decreases in transportation costs could result in increased competition for our lessees from coal producers in other parts of the country.

Our lessees depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to their customers. Disruption of these transportation services due to weather-related problems, strikes, lockouts, bottlenecks and other events could temporarily impair the ability of our lessees to supply coal to their customers. Our lessees’ transportation providers may face difficulties in the future and impair the ability of our lessees to supply coal to their customers, thereby resulting in decreased coal royalty revenues to us.

Any change in fuel consumption patterns by electric power generators away from the use of coal could affect the ability of our lessees to sell the coal they produce and thereby reduce our coal royalty revenues.

According to the U.S. Department of Energy, domestic electric power generation accounts for approximately 90% of domestic coal consumption. The amount of coal consumed for domestic electric power generation is affected primarily by the overall demand for electricity, the price and availability of competing fuels for power plants such as nuclear, natural gas, fuel oil and hydroelectric power and environmental and other governmental regulations. We expect most new power plants will be built to produce electricity during peak periods of demand. Many of these new power plants will likely be fired by natural gas because of lower construction costs compared to coal-fired plants and because natural gas is a cleaner burning fuel. As discussed under “Regulatory and Legal Risks,” the increasingly stringent requirements of the Clean Air Act may result in more electric power generators shifting from coal to natural gas-fired power plants.

Competition within the coal industry may adversely affect the ability of our lessees to sell coal, and excess production capacity in the industry could put downward pressure on coal prices.

Our lessees compete with numerous other coal producers in various regions of the U.S. for domestic sales. During the mid-1970’s and early 1980’s, increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in additional production capacity throughout the industry, all of which led to increased competition and lower coal prices. Any increases in coal prices could also encourage the development of expanded capacity by new or existing coal producers. Any resulting overcapacity could reduce coal prices which would reduce our coal royalty revenues.

At March 31, 2003, 79% of our reserves were located in Central Appalachia, 12% of our reserves were located in New Mexico and 9% of our reserves were located in Northern Appalachia. Our central Appalachian lessees compete to some extent with western surface coal mining operations that have a much lower cost of production. Over the last 20 years, growth in production from western coal mines has substantially exceeded growth in production from the east. The development of these western coal mines, as well as the implementation of more efficient mining techniques throughout the industry, could result in excess production capacity in the industry, resulting in downward pressure on prices. Declining prices reduce our coal royalty revenues and adversely affect our ability to make distributions to unitholders and to service our debt obligations. In addition, competition from western coal mines with lower production costs could result in decreased market share within the overall industry for Central Appalachian coal, which constitutes the majority of our coal reserves. The resulting competition among Central Appalachian coal producers could lead to decreased market share for our lessees located in that area and decreased coal royalty revenues to us.

The amount of coal exported from the U.S. has declined over the last few years due to recent adverse economic conditions in Asia and the higher relative cost of U.S. coal due to the strength of the U.S. dollar. In addition, the recently imposed tariff on steel imports could exacerbate this decline in coal exports. This decline could cause competition among coal producers in the United States to intensify, potentially resulting in additional downward pressure on prices.

Our reserve estimates depend on many assumptions that may be inaccurate, which could materially adversely affect the quantities and value of our reserves.

Our estimates of our reserves may vary substantially from the actual amounts of coal our lessees may be able to economically recover. There are numerous uncertainties inherent in estimating quantities of reserves, including many factors beyond our control. Estimates of coal reserves necessarily depend upon a number of variables and assumptions, any one of which may, if incorrect, result in an estimate that varies considerably from actual results. These factors and assumptions relate to:

•	geological and mining conditions, which may not be fully identified by available exploration, data and/or differ from our experiences in areas where our lessees currently mine;

•	the amount of ultimately recoverable coal in the ground;

•	the effects of regulation by governmental agencies; and

•	future coal prices, operating costs, capital expenditures, severance and excise taxes, and development and reclamation costs.

Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and these variations may be material. As a result, you should not place undue reliance on the coal reserve data incorporated by reference in this prospectus.

Regulatory and Legal Risks

The Clean Air Act affects the end-users of coal and could significantly affect the demand for our coal and reduce our coal royalty revenues.

The Clean Air Act and corresponding state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides and other compounds emitted from industrial boilers and power plants, including those that use our coal. These regulations together constitute a significant burden on coal customers and stricter regulation could further adversely impact the demand for and price of our coal, especially higher sulfur coal, resulting in lower coal royalty revenues.

In July 1997 the U.S. Environmental Protection Agency adopted more stringent ambient air quality standards for particulate matter and ozone. Particulate matter includes small particles that are emitted during the combustion process. In a February 2001 decision, the U.S. Supreme Court largely upheld the EPA’s position, although it remanded the EPA’s ozone implementation policy for further consideration. On remand, the Court of Appeals for the D.C. Circuit affirmed the EPA’s adoption of these more stringent ambient air quality standards. As a result of the finalization of these standards, states that have not attained these standards will have to revise their State Implementation Plans to include provisions for the control of ozone precursors and/or particulate matter. Revised State Implementation Plans could require electric power generators to further reduce nitrogen oxide and particulate matter emissions. The potential need to achieve such emissions reductions could result in reduced coal consumption by electric power generators. Thus, future regulations regarding ozone, particulate matter and other by-products of coal combustion could restrict the market for coal and the development of new mines by our lessees. This in turn may result in decreased production by our lessees and a corresponding decrease in our coal royalty revenues.

Furthermore, in October 1998, the EPA finalized a rule that will require 19 states in the eastern U.S. that have ambient air quality problems to make substantial reductions in nitrogen oxide emissions by the year 2004. To achieve these reductions, many power plants would be required to install emission control measures. The installation of these control measures would make it more costly to operate coal-fired power plants and, depending on the requirements of individual state implementation plans, could make coal a less attractive fuel.

Additionally, the U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned electric utility for alleged violations of the Clean Air Act. The EPA claims that the power plants operated by these utilities have failed to obtain permits required under the Clean Air Act for alleged facility modifications. Our lessees supply coal to some of the currently affected utilities, and it is possible that other of our lessees’ customers will be sued. These lawsuits could require the affected utilities to pay penalties and install pollution control equipment, which could adversely impact their demand for high sulfur coal, and coal in general. Any outcome that adversely affects our lessees’ customers and their demand for coal could adversely impact our coal royalty revenues.

Other proposed initiatives may have an effect upon our lessees’ coal operations. One such proposal is the Bush Administration’s Clear Skies Initiative. As proposed, this initiative is designed to reduce emissions of sulfur dioxide, nitrogen oxides and mercury from power plants. Other so-called multi-pollutant bills, which could regulate additional air pollutants, have been proposed in Congress. While the details of all of these proposed initiatives vary, there appears to be a movement towards increased regulation of a number of air pollutants. Were such initiatives enacted into law, power plants could choose to shift away from coal as a fuel source to meet these requirements.

The Clean Air Act also imposes standards on sources of hazardous air pollutants. Although these standards have not yet been extended to coal mining operations, the EPA recently announced that it will regulate hazardous air pollutant components from coal-fired power plants. Under the Clean Air Act, coal-fired power plants will be required to control hazardous air pollution emissions by approximately 2009. These controls are likely to require significant new investments in controls by power plant owners. Like other environmental regulations, these standards and future standards could result in a decreased demand for coal.

We may become liable under federal and state mining statutes if our lessees are unable to pay mining reclamation costs.

The Surface Mining Control and Reclamation Act of 1977, or SMCRA, and similar state statutes impose on mine operators the responsibility of restoring the land to its original state or compensating the landowner for types of damages occurring as a result of mining operations, and require mine operators to post performance bonds to ensure compliance with any reclamation obligations. Regulatory authorities may attempt to assign the liabilities of our lessees to us if any of our lessees are not financially capable of fulfilling those obligations.

Further legal challenges to mountaintop removal mining remain a possibility.

Over the course of the last several years, opponents of a form of surface mining called mountaintop removal have filed two lawsuits challenging the legality of that practice under federal and state laws applicable to surface mining activities. While these challenges were successful at the District Court level, the United States Court of Appeals for the Fourth Circuit overturned both of those decisions in Bragg v. Robertson in 2001 and in Kentuckians For The Commonwealth v. Rivenburgh in 2003. There can be no assurance that there will not be additional legal challenges to mountaintop removal mining. In addition, although our lessees are not substantially engaged in mountaintop removal mining, it is possible that a ruling issued in response to any such challenge could have a broader impact on other forms of surface mining and deep mining, including those types of mining undertaken by our lessees.

We could become liable under federal and state Superfund and waste management statutes if our lessees are unable to pay environmental cleanup costs.

The Comprehensive Environmental Response, Compensation and Liability Act, known as CERCLA or “Superfund,” and similar state laws create liabilities for the investigation and remediation of releases and threatened releases of hazardous substances to the environment and damages to natural resources. As land owners, we are potentially subject to liability for these investigation and remediation obligations.

Our lessees are subject to federal, state and local laws and regulations which may affect their ability to produce and sell coal from our properties.

Our lessees may incur substantial costs and liabilities under increasingly strict federal, state and local environmental, health and safety and endangered species laws, including regulations and governmental enforcement policies. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens and, to a lesser extent, the issuance of injunctions to limit or cease operations. Our lessees may also incur costs and liabilities resulting from claims for damages to property or injury to persons arising from their operations. If our lessees are required to pay these costs and liabilities, their mining operations and, as a result, our coal royalty revenues, could be adversely affected if their financial viability is affected.

Some species identified on our property are protected under the Endangered Species Act. Federal and state legislation for the protection of endangered species may have the effect of prohibiting or delaying our lessees from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or silviculture activities in areas containing the affected species. Additional species on our properties may receive protected status, and currently protected species may be discovered within our properties. Either event could result in increased costs to us.

New environmental legislation and new regulations under existing environmental laws, including regulations to protect endangered species, could further regulate or tax the coal industry and may also require our lessees to change their operations significantly or to incur increased costs which could decrease our coal royalty revenues.

Restructuring of the electric utility industry could lead to reduced coal prices.

A number of states and the District of Columbia have passed legislation to allow retail price competition in the electric utility industry. If ultimately implemented at both the state and federal levels, restructuring of the electric utility industry is expected to compel electric utilities to be more aggressive in developing and defending market share, to be more focused on their pricing and cost structures and to be more flexible in reacting to changes in the market. We believe that a fully competitive electricity market may put downward pressure on fuel prices, including coal, because electric utilities will no longer necessarily be able to pass increased fuel costs on to their customers through rate increases. In addition, some of these initiatives may or do mandate the increased use of alternative or renewable fuels as alternatives to burning fossil fuels.

Risks Related to our Structure

Penn Virginia Resource Partners and Penn Virginia Operating Co. depend on distributions from operating subsidiaries to service their debt obligations.

Penn Virginia Resource Partners is a holding company with no material operations. Penn Virginia Operating Co. holds significant assets, including the equity interests in our subsidiaries, Loadout LLC, KC Rail LLC, Wise LLC, Suncrest Resources LLC and Fieldcrest Resources LLC. If we do not receive cash distributions from our operating subsidiaries, we will not be able to meet our debt service obligations. Our operating subsidiaries may from time to time incur additional indebtedness under agreements that contain restrictions which could further limit each operating subsidiary’s ability to make distributions to us.

The debt securities Penn Virginia Resource Partners and Penn Virginia Operating Co. issue and any guarantees issued by the Subsidiary Guarantors will be structurally subordinated to the claims of the creditors of any operating subsidiaries who are not guarantors of the debt securities. Holders of the debt securities of Penn Virginia Resource Partners and Penn Virginia Operating Co. will not be creditors of our operating subsidiaries who have not guaranteed the debt securities. The claims to the assets of these non-guarantor operating subsidiaries derive from our own ownership interests in those operating subsidiaries. Claims of our non-guarantor operating subsidiaries’ creditors will generally have priority as to the assets of such operating subsidiaries over our own ownership interest claims and will therefore have priority over the holders of our debt, including the debt securities. Our non-guarantor operating subsidiaries’ creditors may include:

•	general creditors;

•	trade creditors;

•	secured creditors;

•	taxing authorities; and

•	creditors holding guarantees.

Penn Virginia Corporation and its affiliates have conflicts of interest and limited fiduciary responsibilities, which may permit them to favor their own interests to your detriment.

Penn Virginia Corporation and its affiliates own an aggregate 43% limited partner interest in Penn Virginia Resource Partners and own and control the general partner. Conflicts of interest may arise between Penn Virginia Corporation and its affiliates, including the general partner, on the one hand, and us, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of the unitholders. These conflicts include, among others, the following situations:

•	Some officers of Penn Virginia Corporation, who provide services to us, also devote significant time to the businesses of Penn Virginia Corporation and are compensated by Penn Virginia Corporation for the services they provide.

•	Neither the partnership agreement of Penn Virginia Resource Partners nor any other agreement requires Penn Virginia Corporation to pursue a business strategy that favors Penn Virginia Resource Partners. Penn Virginia Corporation’s directors and officers have a fiduciary duty to make decisions in the best interests of the shareholders of Penn Virginia Corporation.

•	Penn Virginia Corporation and its affiliates may engage in limited competition with us.

•	Our general partner is allowed to take into account the interests of parties other than us, such as Penn Virginia Corporation, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to the unitholders.

•	Our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. Any purchase of units is deemed to consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law.

•	The general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional limited partner interests and reserves, each of which can affect the amount of cash that is distributed to unitholders.

•	The general partner determines which costs incurred by Penn Virginia Corporation and its affiliates are reimbursable by us.

•	The partnership agreement does not restrict the general partner from causing us to pay the general partner or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

•	The general partner decides whether to retain separate counsel, accountants or others to perform services for us.

•	In some instances, the general partner may cause us to borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to hasten the expiration of the subordination period.

Unitholders have less ability to elect or remove management or effect a change of control than holders of common stock in a corporation.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights and therefore limited ability to influence management’s decisions regarding our business. Unitholders did not elect the general partner or its board of directors and have no right to elect the general partner or the directors of the general partner on an annual or other continuing basis.

The board of directors of the general partner is chosen by Penn Virginia Corporation. In addition to the fiduciary duty our general partner has to manage our partnership in a manner beneficial to Penn Virginia Resource Partners and the unitholders, the directors of the general partner also have a fiduciary duty to manage the general partner in a manner beneficial to Penn Virginia Corporation.

Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. First, the general partner generally may not be removed except upon the vote of the holders of 66 2/3% of the outstanding units voting together as a single class. Because the general partner and its affiliates control approximately 43% of all the units, the general partner currently cannot be removed without the consent of the general partner and its affiliates. Additionally, if the general partner is removed without cause during the subordination period and units held by the general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units which would otherwise have continued until we met certain distribution and performance tests.

Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of the general partner because of the unitholders’ dissatisfaction with the general partner’s performance in managing our partnership will most likely result in the termination of the subordination period.

Furthermore, unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner, its affiliates and their transferees, and persons who acquired such units with the prior approval of the board of directors of the general partner, cannot be voted on any matter. In addition, the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Finally, Peabody Energy Corporation has a change of control repurchase right as a result of our acquisition of certain coal reserves of Peabody in December 2002.

For as long as either of our leases with Peabody relating to the coal reserves purchased in the acquisition is in effect, Peabody has the right, upon a change in control (as defined in the purchase agreement executed in connection with the acquisition) of our partnership, Penn Virginia Corporation or our general partner, to purchase all of the reserves and other related assets that they sold to us, to the extent those assets are then owned by us, at a price to be agreed upon at that time or, if we are unable to agree, at the fair market value as determined based on the average valuations of three designated investment banks.

Any or all of these provisions may discourage a person or group from attempting to remove our general partner or otherwise change our management or effect a change of control. As a result of these provisions, the price at which the common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

The control of the general partner may be transferred to a third party without unitholder consent.

The general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the owner of the general partner from transferring its ownership interest in the general partner to a third party. The new owner of the general partner would then be in a position to replace the board of directors and officers of the general partner with its own choices and thereby influence the decisions taken by the board of directors and officers.

Cost reimbursements due our general partner may be substantial and will reduce our cash available for distribution to you.

Prior to making any distribution on the common units, we will reimburse the general partner and its affiliates, including officers and directors of our general partner, for expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to you. Our general partner has sole discretion to determine the amount of these expenses. In addition, our general partner and its affiliates may provide us other services for which we will be charged fees as determined by our general partner.

The general partner’s absolute discretion in determining the level of cash reserves may adversely affect our ability to make cash distributions to our unitholders.

Our partnership agreement requires the general partner to deduct from operating surplus cash reserves that in its reasonable discretion are necessary to fund our future operating expenditures. In addition, the partnership agreement permits the general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to unitholders.

We may issue additional common units without unitholder approval, which would dilute the interests of existing unitholders.

During the subordination period, our general partner may cause us to issue up to 3,825,000 additional common units without your approval. Our general partner may also cause us to issue an unlimited number of additional common units, without unitholder approval, in a number of circumstances, such as:

•	the issuance of common units in connection with acquisitions that the general partner determines will increase cash flow from operations per unit on a pro forma basis;

•	the conversion of subordinated units into common units;

•	the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal of our general partner; or

•	issuances of common units under our incentive plans.

The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

•	the proportionate ownership interest of existing unitholders in Penn Virginia Resource Partners will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	since a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Future sales of substantial amounts of common units in the public market, including those common units issued to affiliates of Peabody Energy Corporation, could adversely affect the market price of our common stock.

In general, sales of substantial amounts of our common units in the public market or events that create the perception that these sales could occur can adversely affect the market price for our common units. In our acquisition of coal reserves from Peabody Energy Corporation, we granted Peabody Natural Resources Company, an affiliate of Peabody Energy Corporation, registration rights with respect to the common units issued to Peabody Natural Resources Company as consideration for the coal reserves purchased in the acquisition, as well as to any common units distributed as a result of unit dividends, unit splits, recapitalizations, reclassifications and other similar events. Subject to customary deferral rights, we agreed to file a shelf registration statement no later than June 19, 2003 to register resales of these units and to use our commercially reasonable efforts to keep the shelf registration statement continuously effective until the later of five years after the date the shelf registration statement is declared effective by the SEC and such time as Peabody Natural Resources Company is no longer our affiliate. Upon being registered, these common units will be freely tradable under the Securities Act of 1933, as amended. An underwritten offering of a significant portion of Peabody’s common units would increase the volume of our publicly traded common units. We cannot predict the impact of any such offering on the trading price of our common units, thought it could adversely affect the market price of our common units.

After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Our partnership agreement does not give the unitholders the right to approve our issuance of equity securities ranking junior to the common units.

Our general partner has a limited call right that may require unitholders to sell units at an undesirable time or price.

If at any time persons other than our general partner and its affiliates do not own more than 20% of the common units then outstanding, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then current market price. As a result, unitholders may be required to sell their common units at an undesirable time or price and may therefore not receive any return on their investment. Unitholders may also incur a tax liability upon a sale of units.

Unitholders may not have limited liability if a court finds that unitholder actions constitute control of our business.

Under Delaware law, a unitholder could be held liable for our obligations to the same extent as a general partner if a court determined that the right of unitholders to remove our general partner or to take other action under the partnership agreement constituted participation in the “control” of our business.

The general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner.

In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution.

Tax Risks to Common Unitholders

You should read “Material Tax Consequences” for a more complete discussion of the expected federal income tax consequences of owning and disposing of common units.

The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.

The anticipated after-tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income taxes at varying rates. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the after-tax return to you, likely causing a substantial reduction in the value of the common units. Moreover, treatment of us as a corporation would materially and adversely affect our ability to make payments on our debt securities.

Current law may change so as to cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect the impact of that law on us.

Recent changes in federal income tax law could affect the value of our common units.

On May 28, 2003, the Jobs and Growth Tax Relief Reconciliation Act of 2003 was signed into law, which generally reduces the maximum tax rate applicable to corporate dividends to 15%. This reduction could materially affect the value of our common units in relation to alternative investments in corporate stock, as investments in corporate stock may be more attractive to individual investors thereby exerting downward pressure on the market price of our common units.

A successful IRS contest of the federal income tax positions we take may adversely impact the market for common units, and the costs of any contests will be borne by our unitholders and our general partner.

We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not concur with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for common units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders and our general partner.

You may be required to pay taxes even if you do not receive any cash distributions.

You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Tax gain or loss on disposition of common units could be different than expected.

If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities, regulated investment companies, and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and foreign persons raises issues unique to them. For example, a significant amount of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company. Distributions to foreign persons will be reduced by withholding taxes at the highest effective U.S. federal income tax rate for individuals, and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

We are registered as a tax shelter. This may increase the risk of an IRS audit of us or a unitholder.

We are registered with the IRS as a “tax shelter.” Our tax shelter registration number is 01309000001. The IRS requires that some types of entities, including some partnerships, register as “tax shelters” in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders’ tax returns and may lead to audits of unitholders’ tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.

We will treat each purchaser of common units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units.

Because we cannot match transferors and transferees of common units, we adopt depreciation and amortization positions that do not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns. Please read “Material Tax Consequences—Uniformity of Units” for a further discussion of the effect of the depreciation and amortization positions we adopt.

You will likely be subject to state and local taxes in states where you do not live as a result of an investment in our common units.

In addition to federal income taxes, you will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not reside in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

WHERE YOU CAN FIND MORE INFORMATION

Penn Virginia Resource Partners files annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Penn Virginia Resource Partners to “incorporate by reference” the information it has filed with the SEC. This means that Penn Virginia Resource Partners can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that Penn Virginia Resource Partners files later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until the termination of each offering under this prospectus.

•	Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed May 12, 2003.

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 filed June 3, 2003.

•	Current Report on Form 8-K filed April 2, 2003.

•	Current Report on Form 8-K filed January 2, 2003 and amended by Form 8-K/A filed April 22, 2003.

•	Current Report on Form 8-K filed December 20, 2002 and amended by Form 8-K/A filed April 22, 2003.

•	Current Report on Form 8-K filed May 9, 2002.

•	Our definitive proxy statement on Schedule 14A, dated June 12, 2003 and filed with the Securities and Exchange Commission on June 12, 2003.

•	The description of the limited partnership units contained in the Registration Statement on Form 8-A, initially filed October 16, 2001, and any subsequent amendment thereto filed for the purpose of updating such description.

We make available free of charge on or through our Internet website, www.pvresource.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Investor Relations Department

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center

100 Matsonford Road

Suite 230

Radnor, Pennsylvania 19087

(610) 687-8900

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements. These statements use forward-looking words such as “may,” “will,” “anticipate,” “believe,” “expect,” “project” or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These statements reflect Penn Virginia Resource Partners’ current views with respect to future events and are subject to various risks, uncertainties and assumptions including, but not limited, to the following:

•	the cost of finding new coal reserves;

•	the ability to acquire new coal reserves on satisfactory terms;

•	the price for which such reserves can be sold;

•	the volatility of commodity prices for coal;

•	the risks associated with having or not having price risk management programs;

•	our ability to lease new and existing coal reserves;

•	the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves;

•	the ability of lessees to obtain favorable contracts for coal produced from our reserves;

•	competition among producers in the coal industry generally and in our lessees’ markets in particular;

•	the extent to which the amount and quality of actual production differs from estimated mineable and merchantable coal reserves;

•	unanticipated geological problems;

•	availability of required materials and equipment;

•	the occurrence of unusual weather events or operating conditions including force majeure;

•	the failure of equipment or processes to operate in accordance with specifications or expectations;

•	delays in anticipated start-up dates of coal mining by our lessees;

•	environmental risks affecting the mining of coal reserves;

•	the timing of receipt of necessary governmental permits;

•	labor relations and costs;

•	accidents;

•	changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators;

•	risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions;

•	the experience and financial condition of lessees of coal reserves, including their ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; and

•	changes in financial market conditions.

Many of such factors are beyond our ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities to pay all or a portion of our indebtedness outstanding at the time and to acquire assets as suitable opportunities arise.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Year Ended December 31,			January 1, 2001 through October 30, 2001	October 31, 2001 through December 31, 2001	Year Ended December 31, 2002	Three Months Ended March 31, 2003
	1998	1999	2000
Penn Virginia Resource Partners, L.P.	32.8x	4.3x	3.2x	3.7x	14.4x	14.8x	7.9x
Penn Virginia Operating Co., LLC	32.8x	4.3x	3.2x	3.7x	14.4x	14.8x	7.9x

Ratios set forth in the table above relating to periods commencing prior to October 31, 2001 relate to our predecessor.

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•	“earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

DESCRIPTION OF DEBT SECURITIES

The debt securities may be issued by Penn Virginia Resource Partners, L.P. or Penn Virginia Operating Co., LLC. Penn Virginia Resource Partners will issue debt securities under an indenture, among it, as issuer, the Trustee, and the Subsidiary Guarantors. Penn Virginia Operating Co., LLC will issue debt securities under a separate indenture among itself, as issuer, Penn Virginia Resource Partners, L.P., as Guarantor, the Subsidiary Guarantors, and a trustee that we will name in the related prospectus supplement. The term “Trustee” as used in this prospectus shall refer to the trustee under either of the above indentures. The debt securities will be governed by the provisions of the related Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of Indentures filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an “Indenture” refer to the particular Indenture under which Penn Virginia Resource Partners or Penn Virginia Operating Co., LLC issues a series of debt securities.

General

The Debt Securities

Any series of debt securities:

•	will be general obligations of the related issuer;

•	will be general obligations of Penn Virginia Resource Partners if they are issued by Penn Virginia Operating Co.; and

•	will be general obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors.

The Indenture does not limit the total amount of debt securities that may be issued. Debt securities under the Indenture may be issued from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of the general partner and accompanying officers’ certificate relating to any series of debt securities that Penn Virginia Resource Partners or Penn Virginia Operating Co., LLC offers, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right the issuer may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate the issuer to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	any changes to or additional Events of Default or covenants; and

•	any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

Interest payments may be made by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder, by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds paid to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to the issuer, and the holders of the debt securities must look only to the issuer for payment after that time.

Guarantee of Penn Virginia Resource Partners

Penn Virginia Resource Partners will fully, irrevocably and unconditionally guarantee on an unsecured basis all series of debt securities of Penn Virginia Operating Co., and will execute a notation of guarantee as further evidence of its guarantee. As used in this prospectus, the term “Guarantor” means Penn Virginia Resource Partners in its role as guarantor of the debt securities of Penn Virginia Operating Co.

The Subsidiary Guarantees

The payment obligations of Penn Virginia Resource Partners or Penn Virginia Operating Co., LLC under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by the Subsidiary Guarantors. If a series of debt securities are so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.

The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under Federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the Subsidiary Guarantor; and

•	any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, to any person that is not an affiliate of the issuer, of all of the issuer’s direct or indirect limited liability company or other equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into the issuer or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•	following delivery of a written notice by the issuer to the Trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of the issuer for borrowed money (or a guarantee of such debt), except for any series of debt securities.

Covenants

Reports

The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, Penn Virginia Resource Partners will:

•	for as long as it is required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it is required to file with the SEC, copies of the annual report and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act;

•	if it is not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it would have been required to file with the SEC, financial statements and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and

•	if it is required to furnish annual or quarterly reports to our unitholders pursuant to the Exchange Act, file with the Trustee any annual report or other reports sent to unitholders generally.

A series of debt securities may contain additional financial and other covenants. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•	failure by the issuer or, if the series of debt securities is guaranteed by a guarantor, the guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency or reorganization of the issuer or, if the series of debt securities is guaranteed, of the guarantors; or

•	if the series of debt securities is guaranteed by the Guarantor or the Subsidiary Guarantors:

•	any of the guarantees ceases to be in full force and effect, except as otherwise provided in the Indenture;

•	any of the guarantees is declared null and void in a judicial proceeding; or

•	the Guarantor or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

Exercise of Remedies

If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by Guarantor and/or the Subsidiary Guarantors, Guarantor and/or the Subsidiary Guarantors, of the default and such default is not cured within 60 days after receipt of notice.

If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may:

•	waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

•	rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the Indenture;

•	the Trustee determines is unduly prejudicial to the rights of any other holder;

•	would involve the Trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

The issuer may amend the Indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•	provide for the assumption by a successor of our obligations under the Indenture;

•	add Subsidiary Guarantors with respect to the debt securities;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

•	secure the debt securities;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon the issuer, the Guarantor or any Subsidiary Guarantor;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate Trustee; or

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

In addition, the issuer may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. The issuer may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or

•	release the Guarantor or a Subsidiary Guarantor or modify the Guarantor’s or such Subsidiary Guarantor’s guarantee in any manner adverse to the holders.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the issuer is required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	compliance by the issuer, the Guarantor or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

•	any past default under the Indenture, subject to certain rights of the Trustee under the Indenture;

•	except that such majority of holders may not waive a default:

•	in the payment of principal, premium or interest; or

•	in respect of a provision that under the Indenture cannot be amended

•	without the consent of all holders of the series of debt securities that is affected.

Defeasance

At any time, the issuer may terminate, with respect to debt securities of a particular series, all its obligations under such series of debt securities and the Indenture, which we call a “legal defeasance.” If the issuer decides to make a legal defeasance, however, the issuer may not terminate its obligations:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities; or

•	to maintain a registrar and paying agent in respect of the debt securities.

If the issuer exercises its legal defeasance option, any guarantee will terminate with respect to that series of debt securities.

At any time the issuer may also effect a “covenant defeasance,” which means it has elected to terminate its obligations under:

•	covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

•	the bankruptcy provisions with respect to the Guarantor or the Subsidiary Guarantors, if any; and

•	the guarantee provision described under “Events of Default” above with respect to a series of debt securities.

The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option. If the legal defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to the Guarantor or a Subsidiary Guarantor (if any)) or sixth bullet points under “—Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, the issuer must:

•	irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•	deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No Personal Liability of General Partner

Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., and its directors, officers, employees, incorporators and stockholders, as such, will not be liable for:

•	any of the obligations of Penn Virginia Resource Partners or Penn Virginia Operating Co., LLC or the obligations of the Guarantor or the Subsidiary Guarantors under the debt securities, the Indentures or the guarantees; or

•	any claim based on, in respect of, or by reason of, such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Book Entry, Delivery and Form

A series of debt securities may be issued in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If a series of debt securities is issued in book-entry form, one or more global certificates will be issued and deposited with or on behalf of DTC and physical certificates will not be issued to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Principal, premium, if any, and interest payments due on the global securities will be wired to DTC’s nominee. The issuer, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, the issuer, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the issuer within 90 days; or

•	the issuer determines not to require all of the debt securities of a series to be represented by a global security and notifies the Trustee of the decision.

The Trustee

A separate trustee may be appointed for any series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF THE COMMON UNITS

The common units represent limited partner interests in Penn Virginia Resource Partners, L.P. that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units, holders of subordinated units, and our general partner in and to partnership distributions, together with a description of the circumstances under which subordinated units convert into common units, see “Cash Distributions” in this prospectus.

Our outstanding common units are listed on the New York Stock Exchange under the symbol “PVR.”

The transfer agent and registrar for our common units is American Stock Transfer & Trust Company.

Status as Limited Partner or Assignee

Except as described under “—Limited Liability,” the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.

Transfer of Common Units

Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that he has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. The general partner may withhold its consent in its sole discretion.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in our partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the purchased common units.

Thus, a purchaser of common units who does not execute and deliver a transfer application:

•	will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as the general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from our partnership agreement.

Our subsidiaries currently conduct business in four states: Kentucky, New Mexico, Virginia and West Virginia. Maintenance of limited liability for Penn Virginia Resource Partners, as the sole member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our member interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner as our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Other than the meeting that has been called to approve the conversion of the Class B common units, our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in our partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the partnership agreement, subordinated units will vote together with common units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Summary of Partnership Agreement

A summary of the important provisions of our partnership agreement, many of which apply to holders of common units, is included in reports filed with the SEC and incorporated by reference herein.

DESCRIPTION OF CLASS B COMMON UNITS

General

Our general partner amended our partnership agreement upon the completion of our December 19, 2002 acquisition of coal reserves from Peabody Energy Corporation and its affiliates to create a new series of units designated as class B common units. The class B common units, together with our common units and subordinated units, represent limited partner interests in us.

Conversion

The listing rules of the NYSE require us to secure the approval of our common unitholders for the class B common units to convert into common units because the common units that are issuable upon conversion, together with the common units issued at the closing of the coal reserves acquisition from Peabody, represent more than 20% of the number of common units outstanding before the acquisition. Accordingly, on March 17, 2003, we filed a proxy statement with the SEC to solicit the approval of our common unitholders for the conversion of the class B common units into common units.

Upon receipt of this approval, each class B common unit will automatically convert into one common unit and none of the class B common units will remain outstanding. If at any time this approval is no longer required under the NYSE listing rules or staff interpretations of these rules are changed, or if facts or circumstances arise so that no vote or consent of our unitholders is required as a condition to the listing on the NYSE of any common units that may be issued upon such conversion, each class B common unit will automatically convert into one common unit and none of the class B common units will remain outstanding. We will not receive any proceeds in connection with the issuance of additional common units upon conversion of the class B common units.

If unitholder approval is not received, the class B common units will remain outstanding and will become entitled to increased distributions as described below.

Distributions

Prior to or on December 19, 2003, if the class B common units have not converted into common units and remain outstanding, the holders of class B common units will participate in distributions to limited partners on the same terms as the common unitholders. During this period, distributions on the class B common units are required to be made as though each class B common unit were equal to one common unit.

After December 19, 2003, if the class B common units have not converted into common units and remain outstanding, distributions are required to be made as though each class B common unit were equal to 1.15 common units. The increase in distributions would be effective for the entire quarter in which this step-up period begins, and it would reduce the amount of cash available to be distributed to the common unitholders. The purpose of the step-up in distributions is to compensate the holders for continuing to hold class B common units for which there is no public market. The increase in distributions terminates if at any time there are no longer any class B common units outstanding, which would occur upon the automatic conversion of the class B common units into common units as described above.

Dissolution and Liquidation

The class B common units have the same rights as the common units upon dissolution and liquidation of our partnership, including the right to share in any liquidating distributions. Accordingly, the amount of any liquidating distribution on each class B common unit will equal 100% of the amount of such distribution on each common unit.

Voting Rights

The class B common units generally have voting rights that are identical to the voting rights of the common units and vote with the common units as a single class on each matter with respect to which the common units are entitled to vote. However, the class B common units are not entitled to vote and are not deemed outstanding for purposes of determining a quorum with respect to matters, such as the proposal to be acted upon at the special meeting, in which the requisite vote is determined by NYSE listing rules. Each class B common unit is also entitled to one vote on each matter with respect to which the class B common units are entitled to vote.

No Preemptive Rights

Holders of class B common units, like holders of common units, are not entitled to preemptive rights in respect of issuances of securities by us. Our general partner has the right, upon our issuance of partnership securities to third parties, to purchase partnership securities from us on the same terms that we issue partnership securities to those third parties to the extent necessary to maintain the percentage interests of our general partner and its affiliates equal to that which existed immediately prior to our issuance of partnership securities. Moreover, upon the issuance of any additional limited partner interests by us, our general partner is required to make additional capital contributions to maintain its general partner equity interest in us.

CASH DISTRIBUTIONS

Distributions of Available Cash

General.    Within approximately 45 days after the end of each quarter, Penn Virginia Resource Partners will distribute all available cash to unitholders of record on the applicable record date.

Definition of Available Cash.    Available cash generally means, for each fiscal quarter:

•	all cash on hand at the end of the quarter;

•	less the amount of cash reserves that the general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution.    We intend to distribute to holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.50 per quarter, or $2.00 per year, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of fees and expenses, including reimbursements to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit facility.

Operating Surplus, Capital Surplus and Adjusted Operating Surplus

General.    All cash distributed to unitholders will be characterized either as operating surplus or capital surplus. We distribute available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus.    For any period, operating surplus generally means:

•	our cash balance on the closing date of our initial public offering; plus

•	$15.0 million (as described below); plus

•	all of our cash receipts since the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for that quarter; less

•	all of our operating expenses since the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves that the general partner deems necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus.    Capital surplus will generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions.    We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus. As reflected above, operating surplus includes $15.0 million in addition to our cash balance on the closing date of our initial public offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather this amount permits us to make limited distributions of cash from non-operating sources, such as assets sales, issuances of securities and long-term borrowings, which would otherwise be considered distributions of capital surplus. Any distributions of capital surplus would trigger certain adjustment provisions in our partnership agreement as described below. See “—Distributions From Capital Surplus” and “—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.”

Definition of Adjusted Operating Surplus.    Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Adjusted operating surplus for any period generally means:

•	operating surplus generated with respect to that period; less

•	any net increase in working capital borrowings with respect to that period; less

•	any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Subordination Period

General.    During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.50 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

Definition of Subordination Period.    The subordination period will generally extend until the first day of any quarter beginning after September 30, 2006 that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Conversion of Subordinated Units.    Before the end of the subordination period, 50% of the subordinated units, or up to 3,824,940 subordinated units, may convert into common units on a one-for-one basis immediately after the distribution of available cash to partners in respect of any quarter ending on or after:

•	September 30, 2004 with respect to 25% of the subordinated units; and

•	September 30, 2005 with respect to 25% of the subordinated units.

The early conversions will occur if at the end of the applicable quarter each of the following three tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the adjusted operating surplus generated during each of the three immediately preceding, non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

However, the early conversion of the second 25% of the subordinated units may not occur until at least one year following the early conversion of the first 25% of the subordinated units.

Effect of Expiration of the Subordination Period.    Upon expiration of the subordination period, all remaining subordinated units will convert into common units on a one-for-one basis and will then participate, pro rata, with the other common units in distributions of available cash. In addition, if the unitholders remove the general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of this removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Distributions of Available Cash from Operating Surplus During the Subordination Period

Penn Virginia Resource Partners will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	First, 98% to the common unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

Penn Virginia Resource Partners will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, to an affiliate of the holder (other than an individual) or to another entity as part of the merger or consolidation of such holder with or into such entity or the transfer of all or substantially all of its assets to another entity without the prior approval of the unitholders; provided that the transferee agrees to be bound by the provisions of the partnership agreement of Penn Virginia Resource Partners. Prior to September 30, 2011, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units and subordinated units, voting as separate classes. On or after September 30, 2011, the incentive distribution rights will be freely transferable.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.55 per unit for that quarter (the “first target distribution”);

•	Second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.65 per unit for that quarter (the “second target distribution”);

•	Third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of $0.75 per unit for that quarter (the “third target distribution”); and

•	Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.50	98%	2%
First Target Distribution	up to $0.55	98%	2%
Second Target Distribution	above $0.55 up to $0.65	85%	15%
Third Target Distribution	above $0.65 up to $0.75	75%	25%
Thereafter	above $0.75	50%	50%

Distributions from Capital Surplus

Penn Virginia Resource Partners will make distributions of available cash from capital surplus, if any, in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, and 50% to the general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjustments made upon a distribution of available cash from capital surplus, we will adjust the following proportionately upward or downward, as appropriate, if any combination or subdivision of units should occur:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the unrecovered initial unit price;

•	the number of additional common units issuable during the subordination period without a unitholder vote; and

•	the number of common units issuable upon conversion of subordinated units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

Distributions of Cash Upon Liquidation

General.    If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of Penn Virginia Resource Partners to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon liquidation of Penn Virginia Resource Partners to enable the holder of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

Manner of Adjustment for Gain.    The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	First, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of:

(1)	the unrecovered initial unit price for that common unit; plus

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

(3)	any unpaid arrearages in payment of the minimum quarterly distribution on that common unit;

•	Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until the capital account for each subordinated unit is equal to the sum of:

(1)	the unrecovered initial unit price on that subordinated unit; and

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	Fourth, 98% to all unitholders, pro rata, and 2% to the general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 98% to the units, pro rata, and 2% to the general partner, pro rata, for each quarter of our existence;

•	Fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 85% to the units, pro rata, and 15% to the general partner for each quarter of our existence;

•	Sixth, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that was distributed 75% to the units, pro rata, and 25% to the general partner for each quarter of our existence;

•	Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustment for Losses.    Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:

•	First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner until the capital accounts of the holders of the subordinated units have been reduced to zero;

•	Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner until the capital accounts of the common unitholders have been reduced to zero; and

•	Thereafter, 100% to the general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts Upon the Issuance of Additional Units.    We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or distributions of property or upon liquidation in a manner which results, to the extent possible, in the capital account balance of the general partner equaling the amount which would have been in its capital account if no earlier positive adjustments to the capital accounts had been made.

MATERIAL TAX CONSEQUENCES

This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to the general partner and us, insofar as it relates to United States federal income tax matters. If we offer and sell any debt securities, a description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Penn Virginia Resource Partners and the operating company, Penn Virginia Operating Co.

This section does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us and our general partner.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins, L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

(1)	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”);

(2)	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and

(3)	whether our method for depreciating Section 743 adjustments is sustainable (please read “—Tax Consequences of Unit Ownership—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation and marketing of coal and timber. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating company for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, Penn Virginia Resource Partners will be classified as a partnership and the operating company will be disregarded as an entity separate from Penn Virginia Resource Partners for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

(a)	Neither Penn Virginia Resource Partners nor the operating company has elected or will elect to be treated as a corporation; and

(b)	For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The remainder of this section is based on Vinson & Elkins L.L.P.’s opinion that Penn Virginia Resource Partners will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Penn Virginia Resource Partners will be treated as partners of Penn Virginia Resource Partners for federal income tax purposes. Also:

(a)	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b)	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Penn Virginia Resource Partners for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins, L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Penn Virginia Resource Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our

“unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units.    A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.    A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.    In general, the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury regulations. Please read “—Tax Treatment of Operations—Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Tax Treatment of Operations—Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by the general partner, its affiliates and our other unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Coal Income.    Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of coal may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(c) provides that if the owner of coal held for more than one year disposes of that coal under a contract by virtue of which the owner retains an economic interest in the coal, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please read “—Sales of Coal Reserves or Timberland.” In computing such gain or loss, the amount realized is reduced by the adjusted depletion basis in the coal, determined as described in “—Coal Depletion.” For purposes of Section 631(c), the coal generally is deemed to be disposed of on the day on which the coal is mined. Further, Treasury regulations promulgated under Section 631 provide that advance royalty payments may also be treated as proceeds from sales of coal to which Section 631 applies and, therefore, such payment may be treated as capital gain under Section 1231. However, if the right to mine the related coal expires or terminates under the contract that provides for the payment of advance royalty payments or such right is abandoned before the coal has been mined, we may, pursuant to the Treasury regulations, file an amended return that reflects the payments attributable to unmined coal as ordinary income and not as received from the sale of coal under Section 631.

Our royalties from coal leases generally will be treated as proceeds from sales of coal to which Section 631 applies. Accordingly, the difference between the royalties paid to us by the lessees and the adjusted depletion basis in the extracted coal generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please read “—Sales of Coal Reserves or Timberland.” Our royalties that do not qualify under Section 631(c) generally will be taxable as ordinary income in the year of sale.

Coal Depletion.    In general, we are entitled to depletion deductions with respect to coal mined from the underlying mineral property. We generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for coal is 10%. If Section 631(c) applies to the disposition of the coal, however, we are not eligible for percentage depletion. Please read “—Coal Income.”

Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Please read “—Tax Consequences of Unit Ownership—Alternative Minimum Tax.” In addition, a corporate unitholder’s allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner’s allocable share of the amount of the percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

Timber Income.    Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of timber may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(b) provides that if the owner of timber (including a holder of a contract right to cut timber) held for more than one year disposes of that timber under any contract by virtue of which the owner retains an economic interest in the timber, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please read “—Sales of Coal Reserves or Timberland.” In computing such gain or loss, the amount realized is reduced by the adjusted basis in the timber, determined as described in “—Timber Depletion.” For purposes of Section 631(b), the timber generally is deemed to be disposed of on the day on which the timber is cut (which is generally deemed to be the date when, in the ordinary course of business, the quantity of the timber cut is first definitely determined).

Proceeds we receive from standing timber sales generally will be treated as sales of timber to which Section 631 applies. Accordingly, the difference between those proceeds and the adjusted basis in the timber sold generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please read “—Sales of Coal Reserves and Timberland.” Gains from sale of timber by the Partnership that do not qualify under Section 631 generally will be taxable as ordinary income in the year of sale.

Timber Depletion.    Timber is subject to cost depletion and is not subject to accelerated cost recovery, depreciation or percentage depletion. Timber depletion is determined with respect to each separate timber account (containing timber located in a timber “block”) and is equal to the product obtained by multiplying the units of timber cut by a fraction, the numerator of which is the aggregate adjusted basis of all timber included in such account and the denominator of which is the total number of timber units in such timber account. The depletion allowance so calculated represents the adjusted tax basis of such timber for purposes of determining gain or loss on disposition. The tax basis of timber in each timber account is reduced by the depletion allowance for such account.

Sales of Coal Reserves or Timberland.    If any coal reserves or timberland are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our coal reserves or the particular tract of timberland sold are held by us:

•	for sale to customers in the ordinary course of business (i.e., we are a “dealer” with respect to that property),

•	for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code or

•	as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

In determining dealer status with respect to coal reserves, timberland and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

We intend to hold our coal reserves and timberland for the purposes of generating cash flow from coal royalties and periodic harvesting and sale of timber and achieving long-term capital appreciation. Although our general partner may consider strategic sales of coal reserves and timberland consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sales. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that our future activities will not cause us to be a “dealer” in coal reserves or timberland.

If we are not a dealer with respect to our coal reserves or our timberland and we have held the disposed property for more than a one year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

A unitholder’s distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

If we are not a dealer with respect to our coal reserves or a particular tract of timberland, and that property is not used in a trade or business, the property will be a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

Upon a disposition of coal reserves or timberland, a portion of the gain, if any, equal to the lesser of (i) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses, or (ii) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. A portion of this gain or loss, which may be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.    A purchaser of units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to notify us of a purchase may lead to the imposition of substantial penalties

Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. A significant portion of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective rate applicable to individuals, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement appoints the general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	whether the beneficial owner is

(1)	a person that is not a United States person,

(2)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3)	a tax-exempt entity;

(c)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Registration as a Tax Shelter.    The Internal Revenue Code requires that “tax shelters” be registered with the Secretary of the Treasury. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, we have registered as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. Our tax shelter registration number is 01309000001.

Issuance of this registration number does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

Accuracy-related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority,” or

(2)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in Kentucky, Virginia, West Virginia and New Mexico, all of which impose income taxes. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, we strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and restrictions imposed by Section 4975 of the Internal Revenue Code. As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. Please read “Material Tax Consequences—Tax-Exempt Organizations and Other Investors.” The person with investment discretion with respect to the assets of an employee benefit plan (a “fiduciary”) should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of limited partnership units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Pursuant to these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an “Operating Partnership”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by our general partner, its affiliates and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

Plan fiduciaries contemplating a purchase of limited partnership units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P., New York, New York, as our counsel. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

NOTICE REGARDING ARTHUR ANDERSEN LLP

Effective May 3, 2002, we dismissed Arthur Andersen LLP as our independent auditors and engaged the firm of KPMG LLP as our new independent auditors. This decision was approved by our audit committee.

Section 11(a) of the Securities Act of 1933, as amended, provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement (unless it is proved that at the time of the acquisition the person knew of the untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in the registration statement, report or valuation which purports to have been prepared or certified by the accountant.

Prior to the date of this prospectus, the Arthur Andersen partners who reviewed our audited financial statement as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this prospectus of its audit reports with respect to our financial statements.

Under these circumstances, Rule 437a under the Securities Act permits us to file the registration statement of which this prospectus forms a part without a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement of which this prospectus forms a part.

EXPERTS

The consolidated financial statements of Penn Virginia Resource Partners, L.P. as of December 31, 2002 and for the year then ended, incorporated by reference herein, and the balance sheet of Penn Virginia Resource GP, LLC as of December 31, 2002, included herein, have been incorporated by reference and included herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference and appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

2,763,158 Common Units

Penn Virginia Resource Partners, L.P.

Representing Limited Partner Interests

The common units may be offered from time to time by the selling unitholder named in this prospectus. The selling unitholder may sell the common units at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. We will not receive any proceeds from such sales by the selling unitholder.

Our common units are traded on the New York Stock Exchange under the symbol “PVR.”

LIMITED PARTNERSHIPS ARE INHERENTLY DIFFERENT FROM CORPORATIONS. YOU SHOULD CAREFULLY CONSIDER EACH OF THE FACTORS DESCRIBED UNDER “ RISK FACTORS” WHICH BEGINS ON PAGE 2 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN THE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 1, 2003.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, the selling unitholder may sell up to 2,763,158 common units as described in this prospectus in one or more offerings. This prospectus generally describes Penn Virginia Resource Partners, L.P. and the common units. Each time the selling unitholder sells common units with this prospectus, you will be provided with a prospectus supplement that will contain specific information about the terms of that offering including, among other things, the specific number and price of the common units being offered and the terms of the offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of July 30, 2003. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

ABOUT PENN VIRGINIA RESOURCE PARTNERS

Penn Virginia Resource Partners, L.P. was formed by Penn Virginia Corporation in July 2001 to engage in the business of owning and managing coal properties and related assets. We enter into long-term leases with third-party mine operators for the right to mine our coal reserves in exchange for royalty payments. We also provide fee-based coal preparation and transportation facilities to some of our lessees. In addition to our coal business, we generate revenues from the sale of timber growing on our properties. We conduct all of our business through our 100% owned operating company, Penn Virginia Operating Co., LLC, and its wholly-owned subsidiaries, Loadout LLC, K Rail LLC, Wise LLC, Suncrest Resources LLC and Fieldcrest Resources LLC. Penn Virginia Resource GP, LLC serves as our general partner and is an indirect wholly owned subsidiary of Penn Virginia Corporation.

Our address is Three Radnor Corporate Center, 100 Matsonford Road, Suite 230, Radnor, Pennsylvania 19087, and our telephone number is (610) 687-8900. Our website address is www.pvresource.com. The information contained in our website is not part of this prospectus.

As used in this prospectus, “we,” “us,” “our” and “Penn Virginia Resource Partners” mean Penn Virginia Resource Partners, L.P.

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RISK FACTORS

An investment in the common units involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document in evaluating an investment in the securities.

If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that event, we may be unable to pay distributions to our unitholders. In that event, the trading price of the common units could decline or you could lose all or part of your investment.

Risks Related to our Business

We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution to unitholders each quarter.

The amount of cash we can distribute on the common units depends upon a number of factors, including our revenues, which will depend primarily upon the amount of coal our lessees are able to produce, the price at which they are able to sell it and the timely receipt of payment from their customers, which in turn are dependent upon numerous factors beyond our or their control. Other factors that may affect our ability to pay the minimum quarterly distribution to unitholders each quarter include the following:

•	the cost of acquisitions;

•	fluctuations in working capital;

•	the restrictions of our debt instruments;

•	required payments of principal and interest on our debt;

•	capital expenditures; and

•	adjustments in cash reserves made by our general partner in its discretion.

Furthermore, you should be aware that our ability to pay the minimum quarterly distribution to unitholders each quarter depends primarily on cash flow, including cash flow from established cash reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when we record losses and may not make distributions during periods when we record profits.

If our lessees do not manage their operations well, their production volumes and our coal royalty revenues could decrease.

We depend on our lessees to effectively manage their operations on our properties. Our lessees make their own business decisions with respect to their operations, including decisions relating to:

•	the method of mining;

•	credit review of their customers;

•	marketing of the coal mined;

•	coal transportation arrangements;

•	negotiations with unions;

•	employee wages;

•	permitting;

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•	surety bonding; and

•	mine closure and reclamation.

If our lessees do not manage their operations well, their production could be reduced, which would result in lower coal royalty revenues to us.

Lessees could satisfy obligations to their customers with coal from properties other than ours, depriving us of the ability to receive amounts in excess of the minimum royalty payments.

We do not control our lessees’ business operations. Our lessees’ customer supply contracts do not generally require our lessees to satisfy their obligations to their customers with coal mined from our reserves. Several factors may influence a lessee’s decision to supply its customers with coal mined from properties we do not own or lease, including the royalty rates under the lessee’s lease with us, mining conditions, transportation costs and availability, and customer coal specifications. If a lessee satisfies its obligations to its customers with coal from properties we do not own or lease, production under our lease will decrease and, we will receive lower coal royalty revenues.

Coal mining operations are subject to risks that among other things could result in lower coal royalty revenues.

Our coal royalty revenues are largely dependent on the level of production from our coal reserves achieved by our lessees. The level of our lessees’ production is subject to operating conditions or events beyond their or our control including:

•	the inability to acquire necessary permits;

•	changes or variations in geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

•	changes in governmental regulation of the coal industry;

•	mining and processing equipment failures and unexpected maintenance problems;

•	adverse claims to title or existing defects of title;

•	interruptions due to power outages;

•	adverse weather and natural disasters, such as heavy rains and flooding;

•	labor-related interruptions;

•	employee injuries or fatalities; and

•	fires and explosions.

These conditions may increase our lessees’ cost of mining and delay or halt production at particular mines for varying lengths of time. Any interruptions to the production of coal from our reserves could reduce our coal royalty revenues.

A substantial or extended decline in coal prices could reduce our coal royalty revenues and the value of our coal reserves.

A substantial or extended decline in coal prices from historical levels could have a material adverse effect on our lessees’ operations and on the quantities of coal that may be economically produced from our properties. This, in turn, could reduce our coal royalty revenues, our coal services revenues and the value of our coal reserves. Additionally, volatility in coal prices could make it difficult to estimate with precision the value of our coal reserves and any coal reserves that we may consider for acquisition.

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We depend on a limited number of primary operators for a significant portion of our coal royalty revenues and the loss of or reduction in production from any of our major lessees could reduce our coal royalty revenues.

We depend on a limited number of primary operators for a significant portion of our coal royalty revenues. During the three months ended March 31, 2003, six primary operators, each with multiple leases, accounted for a total of 82% of our coal royalty revenues: Peabody Energy Corporation (34%), Powell River Resources (15%), A&G Coal (12%), Cline Resources (10%), Kanawha Eagle (7%) and the Humphrey Group (4%). If any of these operators enter bankruptcy or decide to cease operations or significantly reduce their production, our coal royalty revenues could be reduced.

A failure on the part of our lessees to make coal royalty payments could give us the right to terminate the lease, repossess the property or obtain liquidation damages and/or enforce payment obligations under the lease. If we repossessed any of our properties, we would seek to find a replacement lessee. We may not be able to find a replacement lessee and, if we find a replacement lessee, we may not be able to enter into a new lease on favorable terms within a reasonable period of time. In addition, the outgoing lessee could be subject to bankruptcy proceedings that could further delay the execution of a new lease or the assignment of the existing lease to another operator. If we enter into a new lease, the replacement operator might not achieve the same levels of production or sell coal at the same price as the lessee it replaced. In addition, it may be difficult for us to secure new or replacement lessees for small or isolated coal reserves, since industry trends toward consolidation favor larger-scale, higher technology mining operations to increase productivity rates.

We may not be able to grow and our business will be adversely affected if we are unable to replace or increase our reserves through acquisitions.

Because our reserves decline as our lessees mine our coal, our future success and growth depends, in part, upon our ability to acquire additional coal reserves that are economically recoverable. If we are unable to negotiate purchase contracts to replace and/or increase our coal reserves on acceptable terms, our coal royalty revenues will decline as our coal reserves are depleted. In addition, if we are unable to successfully integrate the companies, businesses or properties we are able to acquire, our coal royalty revenues may decline and we could, therefore, experience a material adverse effect on our business, financial condition or results of operations. If we acquire additional coal reserves, there is a possibility that any acquisition could be dilutive to earnings and reduce our ability to make distributions to unitholders. Any debt we incur to finance an acquisition may similarly affect our ability to make distributions to unitholders. Our ability to make acquisitions in the future also could be limited by restrictions under our existing or future debt agreements, competition from other coal companies for attractive properties or the lack of suitable acquisition candidates.

Our lessees’ workforce could become increasingly unionized in the future.

Two of our lessees each have one mine operated by unionized employees. One of these mines was our second largest mine on the basis of coal reserves as of March 31, 2003. All of our lessees could become increasingly unionized in the future. Some labor unions active in our lessees’ areas of operations are attempting to organize the employees of some of our lessees. If some or all of our lessees’ non-unionized operations were to become unionized it could adversely affect their productivity and increase the risk of work stoppages. In addition, our lessees’ operations may be adversely affected by work stoppages at unionized companies, particularly if union workers were to orchestrate boycotts against our lessees’ operations. Any further unionization of our lessees’ employees could adversely affect the stability of production from our reserves and reduce our coal royalty revenues.

Fluctuations in transportation costs and the availability or reliability of transportation could reduce the production of coal mined from our properties.

Transportation costs represent a significant portion of the total cost of coal for the customers of our lessees. Increases in transportation costs could make coal a less competitive source of energy or could make coal

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produced by some or all of our lessees less competitive than coal produced from other sources. On the other hand, significant decreases in transportation costs could result in increased competition for our lessees from coal producers in other parts of the country.

Our lessees depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to their customers. Disruption of these transportation services due to weather-related problems, strikes, lockouts, bottlenecks and other events could temporarily impair the ability of our lessees to supply coal to their customers. Our lessees’ transportation providers may face difficulties in the future and impair the ability of our lessees to supply coal to their customers, thereby resulting in decreased coal royalty revenues to us.

Any change in fuel consumption patterns by electric power generators away from the use of coal could affect the ability of our lessees to sell the coal they produce and thereby reduce our coal royalty revenues.

According to the U.S. Department of Energy, domestic electric power generation accounts for approximately 90% of domestic coal consumption. The amount of coal consumed for domestic electric power generation is affected primarily by the overall demand for electricity, the price and availability of competing fuels for power plants such as nuclear, natural gas, fuel oil and hydroelectric power and environmental and other governmental regulations. We expect most new power plants will be built to produce electricity during peak periods of demand. Many of these new power plants will likely be fired by natural gas because of lower construction costs compared to coal-fired plants and because natural gas is a cleaner burning fuel. As discussed under “Regulatory and Legal Risks,” the increasingly stringent requirements of the Clean Air Act may result in more electric power generators shifting from coal to natural gas-fired power plants.

Competition within the coal industry may adversely affect the ability of our lessees to sell coal, and excess production capacity in the industry could put downward pressure on coal prices.

Our lessees compete with numerous other coal producers in various regions of the U.S. for domestic sales. During the mid-1970’s and early 1980’s, increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in additional production capacity throughout the industry, all of which led to increased competition and lower coal prices. Any increases in coal prices could also encourage the development of expanded capacity by new or existing coal producers. Any resulting overcapacity could reduce coal prices which would reduce our coal royalty revenues.

At March 31, 2003, 79% of our reserves were located in Central Appalachia, 12% of our reserves were located in New Mexico and 9% of our reserves were located in Northern Appalachia. Our central Appalachian lessees compete to some extent with western surface coal mining operations that have a much lower cost of production. Over the last 20 years, growth in production from western coal mines has substantially exceeded growth in production from the east. The development of these western coal mines, as well as the implementation of more efficient mining techniques throughout the industry, could result in excess production capacity in the industry, resulting in downward pressure on prices. Declining prices reduce our coal royalty revenues and adversely affect our ability to make distributions to unitholders. In addition, competition from western coal mines with lower production costs could result in decreased market share within the overall industry for Central Appalachian coal, which constitutes the majority of our coal reserves. The resulting competition among Central Appalachian coal producers could lead to decreased market share for our lessees located in that area and decreased coal royalty revenues to us.

The amount of coal exported from the U.S. has declined over the last few years due to recent adverse economic conditions in Asia and the higher relative cost of U.S. coal due to the strength of the U.S. dollar. In addition, the recently imposed tariff on steel imports could exacerbate this decline in coal exports. This decline could cause competition among coal producers in the United States to intensify, potentially resulting in additional downward pressure on prices.

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Our reserve estimates depend on many assumptions that may be inaccurate, which could materially adversely affect the quantities and value of our reserves.

Our estimates of our reserves may vary substantially from the actual amounts of coal our lessees may be able to economically recover. There are numerous uncertainties inherent in estimating quantifies of reserves, including many factors beyond our control. Estimates of coal reserves necessarily depend upon a number of variables and assumptions, any one of which may, if incorrect, result in an estimate that varies considerably from actual results. These factors and assumptions relate to:

•	geological and mining conditions, which may not be fully identified by available exploration, data and/or differ from our experiences in areas where our lessees currently mine;

•	the amount of ultimately recoverable coal in the ground;

•	the effects of regulation by governmental agencies; and

•	future coal prices, operating costs, capital expenditures, severance and excise taxes, and development and reclamation costs.

Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and these variations may be material. As a result, you should not place undue reliance on the coal reserve data incorporated by reference in this prospectus.

Regulatory and Legal Risks

The Clean Air Act affects the end-users of coal and could significantly affect the demand for our coal and reduce our coal royalty revenues.

The Clean Air Act and corresponding state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides and other compounds emitted from industrial boilers and power plants, including those that use our coal. These regulations together constitute a significant burden on coal customers and stricter regulation could further adversely impact the demand for and price of our coal, especially higher sulfur coal, resulting in lower coal royalty revenues.

In July 1997 the U.S. Environmental Protection Agency adopted more stringent ambient air quality standards for particulate matter and ozone. Particulate matter includes small particles that are emitted during the combustion process. In a February 2001 decision, the U.S. Supreme Court largely upheld the EPA’s position, although it remanded the EPA’s ozone implementation policy for further consideration. On remand, the Court of Appeals for the D.C. Circuit affirmed the EPA’s adoption of these more stringent ambient air quality standards. As a result of the finalization of these standards, states that have not attained these standards will have to revise their State Implementation Plans to include provisions for the control of ozone precursors and/or particulate matter. Revised State Implementation Plans could require electric power generators to further reduce nitrogen oxide and particulate matter emissions. The potential need to achieve such emissions reductions could result in reduced coal consumption by electric power generators. Thus, future regulations regarding ozone, particulate matter and other by-products of coal combustion could restrict the market for coal and the development of new mines by our lessees. This in turn may result in decreased production by our lessees and a corresponding decrease in our coal royalty revenues.

Furthermore, in October 1998, the EPA finalized a rule that will require 19 states in the eastern U.S. that have ambient air quality problems to make substantial reductions in nitrogen oxide emissions by the year 2004. To achieve these reductions, many power plants would be required to install emission control measures. The installation of these control measures would make it more costly to operate coal-fired power plants and, depending on the requirements of individual state implementation plans, could make coal a less attractive fuel.

Additionally, the U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned electric

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utility for alleged violations of the Clean Air Act. The EPA claims that the power plants operated by these utilities have failed to obtain permits required under the Clean Air Act for alleged facility modifications. Our lessees supply coal to some of the currently affected utilities, and it is possible that other of our lessees’ customers will be sued. These lawsuits could require the affected utilities to pay penalties and install pollution control equipment, which could adversely impact their demand for high sulfur coal, and coal in general. Any outcome that adversely affects our lessees’ customers and their demand for coal could adversely impact our coal royalty revenues.

Other proposed initiatives may have an effect upon our lessees’ coal operations. One such proposal is the Bush Administration’s Clear Skies Initiative. As proposed, this initiative is designed to reduce emissions of sulfur dioxide, nitrogen oxides and mercury from power plants. Other so-called multi-pollutant bills, which could regulate additional air pollutants, have been proposed in Congress. While the details of all of these proposed initiatives vary, there appears to be a movement towards increased regulation of a number of air pollutants. Were such initiatives enacted into law, power plants could choose to shift away from coal as a fuel source to meet these requirements.

The Clean Air Act also imposes standards on sources of hazardous air pollutants. Although these standards have not yet been extended to coal mining operations, the EPA recently announced that it will regulate hazardous air pollutant components from coal-fired power plants. Under the Clean Air Act, coal-fired power plants will be required to control hazardous air pollution emissions by approximately 2009. These controls are likely to require significant new investments in controls by power plant owners. Like other environmental regulations, these standards and future standards could result in a decreased demand for coal.

We may become liable under federal and state mining statutes if our lessees are unable to pay mining reclamation costs.

The Surface Mining Control and Reclamation Act of 1977, or SMCRA, and similar state statutes impose on mine operators the responsibility of restoring the land to its original state or compensating the landowner for types of damages occurring as a result of mining operations, and require mine operators to post performance bonds to ensure compliance with any reclamation obligations. Regulatory authorities may attempt to assign the liabilities of our lessees to us if any of our lessees are not financially capable of fulfilling those obligations.

Further legal challenges to mountaintop removal mining remain a possibility.

Over the course of the last several years, opponents of a form of surface mining called mountaintop removal have filed two lawsuits challenging the legality of that practice under federal and state laws applicable to surface mining activities. While these challenges were successful at the District Court level, the United States Court of Appeals for the Fourth Circuit overturned both of those decisions in Bragg v. Robertson in 2001 and in Kentuckians For The Commonwealth v. Rivenburgh in 2003. There can be no assurance that there will not be additional legal challenges to mountaintop removal mining. In addition, although our lessees are not substantially engaged in mountaintop removal mining, it is possible that a ruling issued in response to any such challenge could have a broader impact on other forms of surface mining and deep mining, including those types of mining undertaken by our lessees.

We could become liable under federal and state Superfund and waste management statutes if our lessees are unable to pay environmental cleanup costs.

The Comprehensive Environmental Response, Compensation and Liability Act, known as CERCLA or “Superfund,” and similar state laws create liabilities for the investigation and remediation of releases and threatened releases of hazardous substances to the environment and damages to natural resources. As land owners, we are potentially subject to liability for these investigation and remediation obligations.

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Our lessees are subject to federal, state and local laws and regulations which may affect their ability to produce and sell coal from our properties.

Our lessees may incur substantial costs and liabilities under increasingly strict federal, state and local environmental, health and safety and endangered species laws, including regulations and governmental enforcement policies. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens and, to a lesser extent, the issuance of injunctions to limit or cease operations. Our lessees may also incur costs and liabilities resulting from claims for damages to property or injury to persons arising from their operations. If our lessees are required to pay these costs and liabilities, their mining operations and, as a result, our coal royalty revenues, could be adversely affected if their financial viability is affected.

Some species identified on our property are protected under the Endangered Species Act. Federal and state legislation for the protection of endangered species may have the effect of prohibiting or delaying our lessees from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or silviculture activities in areas containing the affected species. Additional species on our properties may receive protected status, and currently protected species may be discovered within our properties. Either event could result in increased costs to us.

New environmental legislation and new regulations under existing environmental laws, including regulations to protect endangered species, could further regulate or tax the coal industry and may also require our lessees to change their operations significantly or to incur increased costs which could decrease our coal royalty revenues.

Restructuring of the electric utility industry could lead to reduced coal prices.

A number of states and the District of Columbia have passed legislation to allow retail price competition in the electric utility industry. If ultimately implemented at both the state and federal levels, restructuring of the electric utility industry is expected to compel electric utilities to be more aggressive in developing and defending market share, to be more focused on their pricing and cost structures and to be more flexible in reacting to changes in the market. We believe that a fully competitive electricity market may put downward pressure on fuel prices, including coal, because electric utilities will no longer necessarily be able to pass increased fuel costs on to their customers through rate increases. In addition, some of these initiatives may or do mandate the increased use of alternative or renewable fuels as alternatives to burning fossil fuels.

Risks Related to our Structure

Penn Virginia Corporation and its affiliates have conflicts of interest and limited fiduciary responsibilities, which may permit them to favor their own interests to your detriment.

Penn Virginia Corporation and its affiliates own an aggregate 43% limited partner interest in Penn Virginia Resource Partners and own and control the general partner. Conflicts of interest may arise between Penn Virginia Corporation and its affiliates, including the general partner, on the one hand, and us, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of the unitholders. These conflicts include, among others, the following situations:

•	Some officers of Penn Virginia Corporation, who provide services to us, also devote significant time to the businesses of Penn Virginia Corporation and are compensated by Penn Virginia Corporation for the services they provide.

•	Neither the partnership agreement of Penn Virginia Resource Partners nor any other agreement requires Penn Virginia Corporation to pursue a business strategy that favors Penn Virginia Resource Partners. Penn Virginia Corporation’s directors and officers have a fiduciary duty to make decisions in the best interests of the shareholders of Penn Virginia Corporation.

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•	Penn Virginia Corporation and its affiliates may engage in limited competition with us.

•	Our general partner is allowed to take into account the interests of parties other than us, such as Penn Virginia Corporation, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to the unitholders.

•	Our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. Any purchase of units is deemed to consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law.

•	The general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional limited partner interests and reserves, each of which can affect the amount of cash that is distributed to unitholders.

•	The general partner determines which costs incurred by Penn Virginia Corporation and its affiliates are reimbursable by us.

•	The partnership agreement does not restrict the general partner from causing us to pay the general partner or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

•	The general partner decides whether to retain separate counsel, accountants or others to perform services for us.

•	In some instances, the general partner may cause us to borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to hasten the expiration of the subordination period.

Unitholders have less ability to elect or remove management or effect a change of control than holders of common stock in a corporation.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights and therefore limited ability to influence management’s decisions regarding our business. Unitholders did not elect the general partner or its board of directors and have no right to elect the general partner or the directors of the general partner on an annual or other continuing basis.

The board of directors of the general partner is chosen by Penn Virginia Corporation. In addition to the fiduciary duty our general partner has to manage our partnership in a manner beneficial to Penn Virginia Resource Partners and the unitholders, the directors of the general partner also have a fiduciary duty to manage the general partner in a manner beneficial to Penn Virginia Corporation.

Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. First, the general partner generally may not be removed except upon the vote of the holders of 66 2/3% of the outstanding units voting together as a single class. Because the general partner and its affiliates control approximately 43% of all the units, the general partner currently cannot be removed without the consent of the general partner and its affiliates. Additionally, if the general partner is removed without cause during the subordination period and units held by the general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units which would otherwise have continued until we met certain distribution and performance tests.

Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its

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capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of the general partner because of the unitholders’ dissatisfaction with the general partner’s performance in managing our partnership will most likely result in the termination of the subordination period.

Furthermore, unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner, its affiliates and their transferees, and persons who acquired such units with the prior approval of the board of directors of the general partner, cannot be voted on any matter. In addition, the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Finally, Peabody Energy Corporation has a change of control repurchase right as a result of our acquisition of certain coal reserves of Peabody in December 2002. For as long as either of our leases with Peabody relating to the coal reserves purchased in the acquisition is in effect, Peabody has the right, upon a change in control (as defined in the purchase agreement executed in connection with the acquisition) of our partnership, Penn Virginia Corporation or our general partner, to purchase all of the reserves and other related assets that they sold to us, to the extent those assets are then owned by us, at a price to be agreed upon at that time or, if we are unable to agree, at the fair market value as determined based on the average valuations of three designated investment banks.

Any or all of these provisions may discourage a person or group from attempting to remove our general partner or otherwise change our management or effect a change of control. As a result of these provisions, the price at which the common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

The control of the general partner may be transferred to a third party without unitholder consent.

The general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the owner of the general partner from transferring its ownership interest in the general partner to a third party. The new owner of the general partner would then be in a position to replace the board of directors and officers of the general partner with its own choices and thereby influence the decisions taken by the board of directors and officers.

Cost reimbursements due our general partner may be substantial and will reduce our cash available for distribution to you.

Prior to making any distribution on the common units, we will reimburse the general partner and its affiliates, including officers and directors of our general partner, for expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to you. Our general partner has sole discretion to determine the amount of these expenses. In addition, our general partner and its affiliates may provide us other services for which we will be charged fees as determined by our general partner.

The general partner’s absolute discretion in determining the level of cash reserves may adversely affect our ability to make cash distributions to our unitholders.

Our partnership agreement requires the general partner to deduct from operating surplus cash reserves that in its reasonable discretion are necessary to fund our future operating expenditures. In addition, the partnership agreement permits the general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to unitholders.

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We may issue additional common units without unitholder approval, which would dilute the interests of existing unitholders.

During the subordination period, our general partner may cause us to issue up to 3,825,000 additional common units without your approval. Our general partner may also cause us to issue an unlimited number of additional common units, without unitholder approval, in a number of circumstances, such as:

•	the issuance of common units in connection with acquisitions that the general partner determines will increase cash flow from operations per unit on a pro forma basis;

•	the conversion of subordinated units into common units;

•	the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal of our general partner; or

•	issuances of common units under our incentive plans.

The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

•	the proportionate ownership interest of existing unitholders in Penn Virginia Resource Partners will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	since a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Our partnership agreement does not give the unitholders the right to approve our issuance of equity securities ranking junior to the common units.

Our general partner has a limited call right that may require unitholders to sell units at an undesirable time or price.

If at any time persons other than our general partner and its affiliates do not own more than 20% of the common units then outstanding, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then current market price. As a result, unitholders may be required to sell their common units at an undesirable time or price and may therefore not receive any return on their investment. Unitholders may also incur a tax liability upon a sale of units.

Unitholders may not have limited liability if a court finds that unitholder actions constitute control of our business.

Under Delaware law, a unitholder could be held liable for our obligations to the same extent as a general partner if a court determined that the right of unitholders to remove our general partner or to take other action under the partnership agreement constituted participation in the “control” of our business.

The general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner.

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In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution.

Tax Risks to Common Unitholders

You should read “Material Tax Consequences” for a more complete discussion of the expected federal income tax consequences of owning and disposing of common units.

The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.

The anticipated after-tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income taxes at varying rates. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the after-tax return to you, likely causing a substantial reduction in the value of the common units.

Current law may change so as to cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect the impact of that law on us.

Recent changes in federal income tax law could affect the value of our common units.

On May 28, 2003, the Jobs and Growth Tax Relief Reconciliation Act of 2003 was signed into law, which generally reduces the maximum tax rate applicable to corporate dividends to 15%. This reduction could materially affect the value of our common units in relation to alternative investments in corporate stock, as investments in corporate stock may be more attractive to individual investors thereby exerting downward pressure on the market price of our common units.

A successful IRS contest of the federal income tax positions we take may adversely impact the market for common units, and the costs of any contests will be borne by our unitholders and our general partner.

We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not concur with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for common units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders and our general partner.

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You may be required to pay taxes even if you do not receive any cash distributions.

You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Tax gain or loss on disposition of common units could be different than expected.

If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities, regulated investment companies, and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and foreign persons raises issues unique to them. For example, a significant amount of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company. Distributions to foreign persons will be reduced by withholding taxes at the highest effective U.S. federal income tax rate for individuals, and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

We are registered as a tax shelter. This may increase the risk of an IRS audit of us or a unitholder.

We are registered with the IRS as a “tax shelter.” Our tax shelter registration number is 01309000001. The IRS requires that some types of entities, including some partnerships, register as “tax shelters” in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders’ tax returns and may lead to audits of unitholders’ tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.

We will treat each purchaser of common units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units.

Because we cannot match transferors and transferees of common units, we adopt depreciation and amortization positions that do not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns. Please read “Material Tax Consequences—Uniformity of Units” for a further discussion of the effect of the depreciation and amortization positions we adopt.

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You will likely be subject to state and local taxes in states where you do not live as a result of an investment in our common units.

In addition to federal income taxes, you will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not reside in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

POSSIBLE CHANGES IN ACCOUNTING FOR COAL MINERAL INTERESTS

The accounting staff of the SEC is currently engaged in discussions regarding the application of certain provisions of SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” to companies in the mining industry, including those which, like the Partnership, do not actually conduct any mining operations. The SEC staff is considering whether the provisions of SFAS No. 141 and SFAS No. 142 require registrants to classify costs associated with coal mineral rights, as intangible assets on the balance sheet, apart from other capitalized property costs, and provide specific footnote disclosures.

Historically, we have included our owned and leased mineral interests as a component of property and equipment on our balance sheet. It is likely that the SEC staff will determine that costs associated with leased coal mineral interests are required to be classified as intangible assets. Our coal acquisition costs for leased mineral interests are not significant. However, the SEC is also considering what constitutes an “owned” mineral interest, and depending on the outcome of that interpretation, a substantial portion of our fee mineral acquisition costs since the June 30, 2001 effective date of SFAS No. 141 and 142 could also be required to be classified as an intangible asset on our balance sheet. The Partnership’s results of operations would not be affected as a result of any such reclassification, since all of our intangible assets would continue to be depleted on a unit of production basis. Further, we do not believe any such reclassification would have any impact on our compliance with covenants under our debt agreements.

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WHERE YOU CAN FIND MORE INFORMATION

Penn Virginia Resource Partners files annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Penn Virginia Resource Partners to “incorporate by reference” the information it has filed with the SEC. This means that Penn Virginia Resource Partners can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that Penn Virginia Resource Partners files later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until the termination of each offering under this prospectus.

•	Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed May 12, 2003.

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 filed June 3, 2003.

•	Current Report on Form 8-K filed April 2, 2003.

•	Current Report on Form 8-K filed January 2, 2003 and amended by Form 8-K/A filed April 22, 2003.

•	Current Report on Form 8-K filed December 20, 2002 and amended by Form 8-K/A filed April 22, 2003.

•	Current Report on Form 8-K filed May 9, 2002.

•	The description of the limited partnership units contained in the Registration Statement on Form 8-A, initially filed October 16, 2001, and any subsequent amendment thereto filed for the purpose of updating such description.

We make available free of charge on or through our Internet website, www.pvresource.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Investor Relations Department

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center

100 Matsonford Road

Suite 230

Radnor, Pennsylvania 19087

(610) 687-8900

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FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements. These statements use forward-looking words such as “may,” “will,” “anticipate,” “believe,” “expect,” “project” or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These statements reflect Penn Virginia Resource Partners’ current views with respect to future events and are subject to various risks, uncertainties and assumptions including, but not limited, to the following:

•	the cost of finding new coal reserves;

•	the ability to acquire new coal reserves on satisfactory terms;

•	the price for which such reserves can be sold;

•	the volatility of commodity prices for coal;

•	the risks associated with having or not having price risk management programs;

•	our ability to lease new and existing coal reserves;

•	the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves;

•	the ability of lessees to obtain favorable contracts for coal produced from our reserves;

•	competition among producers in the coal industry generally and in our lessees’ markets in particular;

•	the extent to which the amount and quality of actual production differs from estimated mineable and merchantable coal reserves;

•	unanticipated geological problems;

•	availability of required materials and equipment;

•	the occurrence of unusual weather events or operating conditions including force majeure;

•	the failure of equipment or processes to operate in accordance with specifications or expectations;

•	delays in anticipated start-up dates of coal mining by our lessees;

•	environmental risks affecting the mining of coal reserves;

•	the timing of receipt of necessary governmental permits;

•	labor relations and costs;

•	accidents;

•	changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators;

•	risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions;

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•	the experience and financial condition of lessees of coal reserves, including their ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; and

•	changes in financial market conditions.

Many of such factors are beyond our ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements.

USE OF PROCEEDS

The common units to be offered and sold using this prospectus will be offered and sold by the selling unitholder. We will not receive any proceeds from the sale of common units by the selling unitholder.

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DESCRIPTION OF THE COMMON UNITS

The common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units, holders of subordinated units, and our general partner in and to partnership distributions, together with a description of the circumstances under which subordinated units convert into common units, see “Cash Distributions” in this prospectus.

Our outstanding common units are listed on the New York Stock Exchange under the symbol “PVR.”

The transfer agent and registrar for our common units is American Stock Transfer & Trust Company.

Status as Limited Partner or Assignee

Except as described under “—Limited Liability,” the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.

Transfer of Common Units

Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that he has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. The general partner may withhold its consent in its sole discretion.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in our partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the purchased common units.

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Thus, a purchaser of common units who does not execute and deliver a transfer application:

•	will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as the general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from our partnership agreement.

Our subsidiaries currently conduct business in four states: Kentucky, New Mexico, Virginia and West Virginia. Maintenance of limited liability for Penn Virginia Resource Partners, as the sole member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the

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liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our member interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner as our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in our partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the partnership agreement, subordinated units will vote together with common units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

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Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Summary of Partnership Agreement

A summary of the important provisions of our partnership agreement, many of which apply to holders of common units, is included in reports filed with the SEC and incorporated by reference herein.

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CASH DISTRIBUTIONS

Distributions of Available Cash

General.    Within approximately 45 days after the end of each quarter, we will distribute all available cash to unitholders of record on the applicable record date.

Definition of Available Cash.    Available cash generally means, for each fiscal quarter:

•	all cash on hand at the end of the quarter;

•	less the amount of cash reserves that the general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution.    We intend to distribute to holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.50 per quarter, or $2.00 per year, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of fees and expenses, including reimbursements to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit facility.

Operating Surplus, Capital Surplus and Adjusted Operating Surplus

General.    All cash distributed to unitholders will be characterized either as operating surplus or capital surplus. We distribute available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus.    For any period, operating surplus generally means:

•	our cash balance on the closing date of our initial public offering; plus

•	$15.0 million (as described below); plus

•	all of our cash receipts since the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for that quarter; less

•	all of our operating expenses since the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves that the general partner deems necessary or advisable to provide funds for future operating expenditures.

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Definition of Capital Surplus.    Capital surplus will generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions.    We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus. As reflected above, operating surplus includes $15.0 million in addition to our cash balance on the closing date of our initial public offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather this amount permits us to make limited distributions of cash from non-operating sources, such as assets sales, issuances of securities and long-term borrowings, which would otherwise be considered distributions of capital surplus. Any distributions of capital surplus would trigger certain adjustment provisions in our partnership agreement as described below. See “—Distributions From Capital Surplus” and “—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.”

Definition of Adjusted Operating Surplus.    Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Adjusted operating surplus for any period generally means:

•	operating surplus generated with respect to that period; less

•	any net increase in working capital borrowings with respect to that period; less

•	any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Subordination Period

General.    During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.50 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

Definition of Subordination Period.    The subordination period will generally extend until the first day of any quarter beginning after September 30, 2006 that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the

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outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Conversion of Subordinated Units.    Before the end of the subordination period, 50% of the subordinated units, or up to 3,824,940 subordinated units, may convert into common units on a one-for-one basis immediately after the distribution of available cash to partners in respect of any quarter ending on or after:

•	September 30, 2004 with respect to 25% of the subordinated units; and

•	September 30, 2005 with respect to 25% of the subordinated units.

The early conversions will occur if at the end of the applicable quarter each of the following three tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the adjusted operating surplus generated during each of the three immediately preceding, non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

However, the early conversion of the second 25% of the subordinated units may not occur until at least one year following the early conversion of the first 25% of the subordinated units.

Effect of Expiration of the Subordination Period.    Upon expiration of the subordination period, all remaining subordinated units will convert into common units on a one-for-one basis and will then participate, pro rata, with the other common units in distributions of available cash. In addition, if the unitholders remove the general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of this removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Distributions of Available Cash from Operating Surplus During the Subordination Period

Penn Virginia Resource Partners will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	First, 98% to the common unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

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•	Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

Penn Virginia Resource Partners will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, to an affiliate of the holder (other than an individual) or to another entity as part of the merger or consolidation of such holder with or into such entity or the transfer of all or substantially all of its assets to another entity without the prior approval of the unitholders; provided that the transferee agrees to be bound by the provisions of the partnership agreement of Penn Virginia Resource Partners. Prior to September 30, 2011, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units and subordinated units, voting as separate classes. On or after September 30, 2011, the incentive distribution rights will be freely transferable.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.55 per unit for that quarter (the “first target distribution”);

•	Second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.65 per unit for that quarter (the “second target distribution”);

•	Third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of $0.75 per unit for that quarter (the “third target distribution”); and

•	Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the

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corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.50	98%	2%
First Target Distribution	up to $0.55	98%	2%
Second Target Distribution	above $0.55 up to $0.65	85%	15%
Third Target Distribution	above $ 0.65 up to $0.75	75%	25%
Thereafter	above $0.75	50%	50%

Distributions from Capital Surplus

Penn Virginia Resource Partners will make distributions of available cash from capital surplus, if any, in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, and 50% to the general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjustments made upon a distribution of available cash from capital surplus, we will adjust the following proportionately upward or downward, as appropriate, if any combination or subdivision of units should occur:

•	the minimum quarterly distribution;

•	the target distribution levels;

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•	the unrecovered initial unit price;

•	the number of additional common units issuable during the subordination period without a unitholder vote; and

•	the number of common units issuable upon conversion of subordinated units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

Distributions of Cash Upon Liquidation

General.    If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of Penn Virginia Resource Partners to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon liquidation of Penn Virginia Resource Partners to enable the holder of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

Manner of Adjustment for Gain.    The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	First, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of:

(1)	the unrecovered initial unit price for that common unit; plus

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

(3)	any unpaid arrearages in payment of the minimum quarterly distribution on that common unit;

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•	Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until the capital account for each subordinated unit is equal to the sum of:

(1)	the unrecovered initial unit price on that subordinated unit; and

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	Fourth, 98% to all unitholders, pro rata, and 2% to the general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 98% to the units, pro rata, and 2% to the general partner, pro rata, for each quarter of our existence;

•	Fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 85% to the units, pro rata, and 15% to the general partner for each quarter of our existence;

•	Sixth, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that was distributed 75% to the units, pro rata, and 25% to the general partner for each quarter of our existence;

•	Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustment for Losses.    Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:

•	First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner until the capital accounts of the holders of the subordinated units have been reduced to zero;

•	Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner until the capital accounts of the common unitholders have been reduced to zero; and

•	Thereafter, 100% to the general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

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Adjustments to Capital Accounts Upon the Issuance of Additional Units.    We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or distributions of property or upon liquidation in a manner which results, to the extent possible, in the capital account balance of the general partner equaling the amount which would have been in its capital account if no earlier positive adjustments to the capital accounts had been made.

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MATERIAL TAX CONSEQUENCES

This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to the general partner and us, insofar as it relates to United States federal income tax matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Penn Virginia Resource Partners and the operating company, Penn Virginia Operating Co.

This section does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us and our general partner.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins, L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

(1)	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”);

(2)	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and

(3)	whether our method for depreciating Section 743 adjustments is sustainable (please read “—Tax Consequences of Unit Ownership—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the

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partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation and marketing of coal and timber. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating company for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, Penn Virginia Resource Partners will be classified as a partnership and the operating company will be disregarded as an entity separate from Penn Virginia Resource Partners for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

(a)	Neither Penn Virginia Resource Partners nor the operating company has elected or will elect to be treated as a corporation; and

(b)	For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

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The remainder of this section is based on Vinson & Elkins L.L.P.’s opinion that Penn Virginia Resource Partners will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Penn Virginia Resource Partners will be treated as partners of Penn Virginia Resource Partners for federal income tax purposes. Also:

(a)	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b)	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Penn Virginia Resource Partners for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins, L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Penn Virginia Resource Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution

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of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units.    A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

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Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

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Treatment of Short Sales.    A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.    In general, the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury regulations. Please read “—Tax Treatment of Operations—Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury regulation Section 1.167(c)-1(a)(6), which is not expected

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to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Tax Treatment of Operations—Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by the general partner, its affiliates and our other unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

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If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Coal Income.    Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of coal may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(c) provides that if the owner of coal held for more than one year disposes of that coal under a contract by virtue of which the owner retains an economic interest in the coal, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please read “—Sales of Coal Reserves or Timberland.” In computing such gain or loss, the amount realized is reduced by the adjusted depletion basis in the coal, determined as described in “—Coal Depletion.” For purposes of Section 631(c), the coal generally is deemed to be disposed of on the day on which the coal is mined. Further, Treasury regulations promulgated under Section 631 provide that advance royalty payments may also be treated as proceeds from sales of coal to which Section 631 applies and, therefore, such payment may be treated as capital gain under Section 1231. However, if the right to mine the related coal expires or terminates under the contract that provides for the payment of advance royalty payments or such right is abandoned before the coal has been mined, we may, pursuant to the Treasury regulations, file an amended return that reflects the payments attributable to unmined coal as ordinary income and not as received from the sale of coal under Section 631.

Our royalties from coal leases generally will be treated as proceeds from sales of coal to which Section 631 applies. Accordingly, the difference between the royalties paid to us by the lessees and the adjusted depletion basis in the extracted coal generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please read “—Sales of Coal Reserves or Timberland.” Our royalties that do not qualify under Section 631(c) generally will be taxable as ordinary income in the year of sale.

Coal Depletion.    In general, we are entitled to depletion deductions with respect to coal mined from the underlying mineral property. We generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for coal is 10%. If Section 631(c) applies to the disposition of the coal, however, we are not eligible for percentage depletion. Please read “—Coal Income.”

Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Please read “—Tax Consequences of Unit Ownership—Alternative Minimum Tax.” In addition, a corporate unitholder’s allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner’s allocable share of the amount of the percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

Timber Income.    Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of timber may be treated, in whole or in part, as gains or losses from the sale of property used in a

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trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(b) provides that if the owner of timber (including a holder of a contract right to cut timber) held for more than one year disposes of that timber under any contract by virtue of which the owner retains an economic interest in the timber, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please read “—Sales of Coal Reserves or Timberland.” In computing such gain or loss, the amount realized is reduced by the adjusted basis in the timber, determined as described in “—Timber Depletion.” For purposes of Section 631(b), the timber generally is deemed to be disposed of on the day on which the timber is cut (which is generally deemed to be the date when, in the ordinary course of business, the quantity of the timber cut is first definitely determined).

Proceeds we receive from standing timber sales generally will be treated as sales of timber to which Section 631 applies. Accordingly, the difference between those proceeds and the adjusted basis in the timber sold generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please read “—Sales of Coal Reserves and Timberland.” Gains from sale of timber by the Partnership that do not qualify under Section 631 generally will be taxable as ordinary income in the year of sale.

Timber Depletion.    Timber is subject to cost depletion and is not subject to accelerated cost recovery, depreciation or percentage depletion. Timber depletion is determined with respect to each separate timber account (containing timber located in a timber “block”) and is equal to the product obtained by multiplying the units of timber cut by a fraction, the numerator of which is the aggregate adjusted basis of all timber included in such account and the denominator of which is the total number of timber units in such timber account. The depletion allowance so calculated represents the adjusted tax basis of such timber for purposes of determining gain or loss on disposition. The tax basis of timber in each timber account is reduced by the depletion allowance for such account.

Sales of Coal Reserves or Timberland.    If any coal reserves or timberland are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our coal reserves or the particular tract of timberland sold are held by us:

•	for sale to customers in the ordinary course of business (i.e., we are a “dealer” with respect to that property),

•	for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code or

•	as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

In determining dealer status with respect to coal reserves, timberland and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

We intend to hold our coal reserves and timberland for the purposes of generating cash flow from coal royalties and periodic harvesting and sale of timber and achieving long-term capital appreciation. Although our general partner may consider strategic sales of coal reserves and timberland consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sales. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that our future activities will not cause us to be a “dealer” in coal reserves or timberland.

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If we are not a dealer with respect to our coal reserves or our timberland and we have held the disposed property for more than a one year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

A unitholder’s distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

If we are not a dealer with respect to our coal reserves or a particular tract of timberland, and that property is not used in a trade or business, the property will be a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

Upon a disposition of coal reserves or timberland, a portion of the gain, if any, equal to the lesser of (i) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses, or (ii) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum

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rate of 15%. A portion of this gain or loss, which may be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury regulations.

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A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.    A purchaser of units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to notify us of a purchase may lead to the imposition of substantial penalties

Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

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Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. A significant portion of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective rate applicable to individuals, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own

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return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement appoints the general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	whether the beneficial owner is

(1)	a person that is not a United States person,

(2)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3)	a tax-exempt entity;

(c)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Registration as a Tax Shelter.    The Internal Revenue Code requires that “tax shelters” be registered with the Secretary of the Treasury. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, we have registered as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. Our tax shelter registration number is 01309000001.

Issuance of this registration number does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

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A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

Accuracy-related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority,” or

(2)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in Kentucky, Virginia, West Virginia and New Mexico, all of which impose income taxes. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident

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unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, we strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us.

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INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and restrictions imposed by Section 4975 of the Internal Revenue Code. As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. Please read “Material Tax Consequences—Tax-Exempt Organizations and Other Investors.” The person with investment discretion with respect to the assets of an employee benefit plan (a “fiduciary”) should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of limited partnership units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Pursuant to these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an “Operating Partnership”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by our general partner, its affiliates and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

Plan fiduciaries contemplating a purchase of limited partnership units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

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SELLING UNITHOLDER

This prospectus covers the offering for resale by the selling unitholder, Peabody Natural Resources Company, of up to 2,763,158 common units. A registration rights agreement between the selling unitholder and us required us to file a registration statement covering the resale of those units. As of the date of this prospectus, the selling unitholder, Peabody Natural Resources Company, holds a total of 2,763,158 common units, which represents approximately 26.5% of the total number of common units outstanding. Richard M. Whiting, an executive vice president for sales, marketing and trading of Peabody Energy Corporation, was elected to the board of directors of our general partner in connection with our acquisition of coal reserves from Peabody Energy Corporation. Peabody Energy Corporation is the parent company of Peabody Natural Resources Company.

The applicable prospectus supplement will set forth, with respect to the selling unitholder:

•	the nature of the position, office or other material relationship which the selling unitholder will have had within the prior three years with us or any of our affiliates;

•	the number of common units owned by the selling unitholder prior to the offering;

•	the amount of common units to be offered for the selling unitholder’s account; and

•	the amount and (if one percent or more) the percentage of common units to be owned by the selling unitholder after the completion of the offering.

Except for underwriters’ discounts, selling commissions and transfer taxes, all expenses incurred with the registration of the common units owned by the selling unitholder will be borne by us.

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PLAN OF DISTRIBUTION

There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the common units by the selling unitholder. The selling unitholder may sell the common units being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, in underwritten transactions, in option, swap or other derivative transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices.

The selling unitholder may sell some or all of the common units in transactions involving broker-dealers, who may act solely as agent and/or may acquire common units as principal. Broker-dealers participating in such transactions as agent may receive commissions from the selling unitholder (and, purchaser or purchasers), such commissions may be at negotiated rates where permissible. Participating broker-dealers may agree with the selling unitholder to sell a specified number of common units at a stipulated price per common unit and, to the extent such broker-dealer is unable to do so acting as an agent for the selling unitholder, to purchase as principal any unsold common units at the price required to fulfill the broker-dealer’s commitment to the selling unitholder. In addition or alternatively, common units may be sold by the selling unitholder, and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the New York Stock Exchange, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire common units as principal may thereafter resell the common units from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with the resales may pay to or receive commissions from the purchaser of the common units.

In connection with offerings pursuant to this prospectus and in compliance with applicable law, underwriters, brokers or dealers, if any, may engage in transactions which stabilize or maintain the market price of the common units at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers, if any, may over-allot in connection with offerings, creating a short position in the common units for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the common units, the underwriters, brokers or dealers, if any, may place bids for the common units or effect purchases of the common units in the open market. Finally, the underwriters, if any, may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the common units in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed common units in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the common units, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in a prospectus supplement. In that event, the discounts and commissions the selling unitholder will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the common units may also engage in transactions with, or perform services for, us or out affiliates in the ordinary course of their businesses.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

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We are obligated to pay all of the cost and expenses of the selling unitholder in connection with the registration, and any offering, of the common units registered by the selling unitholder, other than underwriting discounts, selling commissions or transfer taxes.

We have agreed to indemnify the selling unitholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The aggregate maximum compensation that members of the NASD or independent broker-dealers will receive in connection with the sale of any securities pursuant to this registration statement will not be greater than 8% of the gross proceeds of such sale.

Because the NASD views our common units as interests in a direct participation program, any offering of common units pursuant to this registration statement will be made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

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LEGAL MATTERS

Certain legal matters relating to the common units offered by this prospectus will be passed upon by Vinson & Elkins L.L.P., New York, New York, as our counsel.

NOTICE REGARDING ARTHUR ANDERSEN LLP

Effective May 3, 2002, we dismissed Arthur Andersen LLP as our independent auditors and engaged the firm of KPMG LLP as our new independent auditors. This decision was approved by our audit committee.

Section 11(a) of the Securities Act of 1933, as amended, provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement (unless it is proved that at the time of the acquisition the person knew of the untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in the registration statement, report or valuation which purports to have been prepared or certified by the accountant.

Prior to the date of this prospectus, the Arthur Andersen partners who reviewed our audited financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this prospectus of its audit reports with respect to our financial statements.

Under these circumstances, Rule 437a under the Securities Act permits us to file the registration statement of which this prospectus forms a part without a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement of which this prospectus forms a part.

EXPERTS

The consolidated financial statements of Penn Virginia Resource Partners, L.P. as of December 31, 2002 and for the year then ended, and the balance sheet of Penn Virginia Resource GP, LLC as of December 31, 2002 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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.

3,350,000 Common Units

Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

March     , 2005

LEHMAN BROTHERS

RBC CAPITAL MARKETS

UBS INVESTMENT BANK

A.G. EDWARDS

FRIEDMAN BILLINGS RAMSEY

SANDERS MORRIS HARRIS